                                                      Rule 424(b)(4) Prospectus

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 12, 1997

                                  $550,000,000
                    HOLLINGER INTERNATIONAL PUBLISHING INC.
                   $260,000,000 8 5/8% SENIOR NOTES DUE 2005
             $290,000,000 9 1/4% SENIOR SUBORDINATED NOTES DUE 2007
                         UNCONDITIONALLY GUARANTEED BY
                       HOLLINGER INTERNATIONAL INC. LOGO
                            ------------------------

   Hollinger International Publishing Inc. ("Publishing"), a wholly owned subsidiary of Hollinger International Inc. (the "Company" and, where the context so requires, its consolidated subsidiaries and affiliated companies), is offering (the "Offering") the 8 5/8% Senior Notes due 2005 (the "Senior Notes") and the 9 1/4% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes," and collectively with the Senior Notes, the "Offered Notes").

   The Senior Notes will be unsecured and senior obligations of Publishing and will rank pari passu with all other senior indebtedness of Publishing, including Publishing's bank credit facilities, will mature on March 15, 2005 and will bear interest at the rate of 8 5/8% per annum from March 18, 1997, payable semiannually on March 15 and September 15, commencing September 15, 1997. The Senior Notes will not be redeemable at the option of Publishing prior to maturity. The Company's subsidiaries guarantee the senior bank indebtedness of Publishing and its subsidiaries and the stock of such subsidiaries is pledged to secure such indebtedness. Publishing expects that the holders of the Senior Notes, which initially will not be entitled to any such guarantees or security, will be effectively subordinated to the claims of the lenders under Publishing's bank credit facilities. The Senior Notes will also be effectively subordinated to all existing and future liabilities of all of Publishing's subsidiaries. See "Risk Factors" in the Prospectus. As of December 31, 1996, after giving pro forma effect to the transactions listed under "Capitalization," which include the Offering and the application of the net proceeds therefrom, the amount of senior indebtedness of Publishing would have been $258.7 million, and the amount of indebtedness of Publishing's subsidiaries would have been $459.7 million. In addition, Publishing and its Restricted Subsidiaries expect to have up to $500.0 million of available credit under an amendment to Publishing's existing bank credit facilities, which is planned to become effective on or before April 7, 1997, which if borrowed would constitute senior indebtedness of Publishing. A short-term amendment to Publishing's existing bank credit facilities will provide for an additional $50.0 million in available borrowing capacity on a revolving basis.

   The Senior Subordinated Notes will be unsecured senior subordinated obligations of Publishing and will rank pari passu with all other senior subordinated indebtedness of Publishing, including the existing 9 1/4% Senior Subordinated Notes due 2006 (the "9 1/4% Notes"). The Senior Subordinated Notes will mature on March 15, 2007 and will bear interest at the rate of 9 1/4% per annum from March 18, 1997, payable semiannually on March 15 and September 15, commencing September 15, 1997. The Senior Subordinated Notes will be redeemable at the option of Publishing any time after March 15, 2002 at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the redemption date.

   The Offered Notes will not be entitled to the benefit of any sinking fund.
                                                        (continued on next page)

     SEE "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE OFFERED NOTES OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
        OFFENSE.

==============================================================================================================================
                                                       PRICE TO                                                PROCEEDS TO
                                                      PUBLIC(1)            UNDERWRITING DISCOUNT(2)         PUBLISHING(1)(3)
------------------------------------------------------------------------------------------------------------------------------
Per Senior Note............................             99.5%                       2.25%                        97.25%
------------------------------------------------------------------------------------------------------------------------------
Total......................................          $258,700,000                 $5,850,000                  $252,850,000
------------------------------------------------------------------------------------------------------------------------------
Per Senior Subordinated Note...............            99.358%                      2.75%                        96.608%
------------------------------------------------------------------------------------------------------------------------------
Total......................................          $288,138,200                 $7,975,000                  $280,163,200
==============================================================================================================================

(1) Plus accrued interest, if any, from March 18, 1997.

(2) Publishing has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by Publishing estimated at $675,000.
                            ------------------------

   The Offered Notes are offered hereby by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the several Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Offered Notes will be made in New York, New York on or about March 18, 1997.
                            ------------------------
                       Underwriters for the Senior Notes
MERRILL LYNCH & CO.                             CIBC WOOD GUNDY SECURITIES CORP.
                   SCOTIA CAPITAL MARKETS
                                              TD SECURITIES

                 Underwriters for the Senior Subordinated Notes
MERRILL LYNCH & CO.

             DONALDSON, LUFKIN & JENRETTE
                   SECURITIES CORPORATION

                               TD SECURITIES
                                      BEAR, STEARNS & CO. INC.
                                               CIBC WOOD GUNDY SECURITIES CORP.
                            ------------------------
           The date of this Prospectus Supplement is March 12, 1997.

(continued from front cover)

   The Company will irrevocably and unconditionally guarantee, on an unsecured senior basis, in the case of the Senior Notes, and on an unsecured senior subordinated basis, in the case of the Senior Subordinated Notes, the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all the obligations of Publishing under the Indentures (as defined) and the Offered Notes. Payments on the Company's guarantee of the Senior Subordinated Notes will be subordinated, as set forth in the Senior Subordinated Indenture (as defined), in right of payment to the prior payment in full of all Senior Guarantor Indebtedness (as defined), including the Company's guarantee of Publishing's obligations under its bank credit facilities and the Senior Notes. The Offered Notes may also be guaranteed by one or more Restricted Subsidiaries (as defined) from time to time under certain circumstances. See "Description of Securities--Securities Guarantees" and "Description of Securities--Guarantees" in the Prospectus.

   If a Change of Control (as defined in the Prospectus) occurs at any time, each holder with respect to the Offered Notes will have the right to require that Publishing purchase such holder's Offered Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. In the event of a Change of Control, there can be no assurance that Publishing will have available funds sufficient to pay any or all of the Offered Notes that might be delivered by holders thereof, and, accordingly, none of the holders of the Offered Notes may receive the Change of Control Purchase Price (as defined in the Prospectus) for their Offered Notes. See "Description of Debt Securities--Certain Covenants with Respect to the Senior Securities" and "Description of Debt Securities--Certain Covenants with Respect to the Senior Subordinated Securities" in the Prospectus.

   The Offered Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES OR THE SENIOR SUBORDINATED NOTES, AS THE CASE MAY BE, INCLUDING STABILIZING TRANSACTIONS, SYNDICATE COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus Supplemental and the accompanying Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein and in the accompanying Prospectus is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company or Publishing since the date hereof. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy Offered Notes in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     As used in this Prospectus Supplement, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and, where the context so requires, its consolidated subsidiaries and affiliated companies;
(ii) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries and affiliated companies; (iii) "Chicago Sun-Times" refers to The Sun-Times Company and its consolidated subsidiaries; (iv) "Jerusalem Post" refers to the subsidiaries of the Company which publish The Jerusalem Post; (v) "The Telegraph" refers to Telegraph Group Limited (formerly The Telegraph plc) and its consolidated subsidiaries and affiliated companies;
(vi) "DTH" refers to DT Holdings Limited; (vii) "FDTH" refers to First DT Holdings Limited; (viii) "HTH" refers to Hollinger-Telegraph Holdings Inc.; (ix) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; (x) "Southam" refers to Southam Inc. and its consolidated subsidiaries; and (xi) "Fairfax" refers to John Fairfax Holdings Limited and its consolidated subsidiaries.

     Unless otherwise indicated, all circulation information contained in this Prospectus Supplement represents average daily or non-daily circulation as of December 31, 1996, as the case may be (after giving effect to the subsequent disposition of the Company's interest in Fairfax), derived from the following sources: (a) for the Company's United States community newspapers, the Chicago Sun-Times, the Daily Southtown, Chicago-area suburban newspapers and Jerusalem Post, from the Company's unaudited internal records for the month of December 1996; (b) for The Daily Telegraph and The Sunday Telegraph, from unaudited circulation reports furnished to the Audit Bureau of Circulations in the United Kingdom for the six month period July 1996 to January 1997; and (c) for Southam, from unaudited internal records.

                      [This Page Intentionally Left Blank]

                                  THE COMPANY

OVERVIEW

     The Company is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 142 paid daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times and The Daily Telegraph. These 142 newspapers have a world-wide daily combined circulation of approximately 3,953,000. In addition, the Company owns or has an interest in 362 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. Since the Company's formation in 1986, the existing senior management team has acquired 399 newspapers and related publications (net of dispositions) in the United States, The Telegraph in the United Kingdom and Jerusalem Post in Israel, and has made significant investments in newspapers in Canada. Recently, the Company substantially completed the sale of its 24.7% interest in Fairfax, a publicly held Australian newspaper publisher.

     The operations of the Company consist of its United States Newspaper Group and its International Newspaper Group, which accounted for 32.6% and 67.4%, respectively, of the Company's total operating revenues of $1,862.7 million for the year ended December 31, 1996.

     UNITED STATES NEWSPAPER GROUP. The Company is the largest newspaper publishing group in the United States, as measured by paid daily newspapers owned and operated, and one of the twelve largest in terms of daily circulation. The Company's United States operations consist of its Chicago Group, led by the Chicago Sun-Times, the eighth largest circulation metropolitan daily newspaper in the United States, and its Community Newspaper Group, consisting of 324 newspapers and related publications. As of December 31, 1996, the Company published a total of 399 newspapers and related publications in the United States consisting of 103 daily newspapers with a total paid circulation of approximately 1,240,000, 140 paid non-daily newspapers with a combined paid circulation of approximately 1,256,000, and 156 free circulation publications with a combined circulation of approximately 2,201,000. The total combined circulation of the Company's United States publications as of December 31, 1996 was approximately 4,696,000. The Community Newspaper Group also includes, for accounting and management purposes, the Company's wholly owned subsidiary which publishes The Jerusalem Post, Israel's only English-language daily newspaper, with a paid daily circulation of approximately 16,300. The related weekly editions of The Jerusalem Post, including the English and French-language international weekly editions, have a combined paid circulation of approximately 132,196. The Chicago Group and the Community Newspaper Group accounted for 17.9% and 14.7%, respectively, of the Company's total operating revenues for the year ended December 31, 1996, and together reported operating revenues of $607.4 million.

     On December 16, 1996, the Company completed an exchange of newspaper assets with Thomson Newspapers, Inc. and Cox Newspapers, Inc. through which the Company acquired the Mount Vernon Register-News (Mount Vernon, Illinois--circulation approximately 11,000), the Enid News (Enid, Oklahoma--circulation approximately 21,000) and the Herald-Palladium (St. Joseph/Benton Harbor, Michigan--circulation approximately 32,000) and related publications in exchange for four daily newspapers in Indiana and a daily in Texas (total circulation approximately 21,000) and related publications and approximately $32.4 million in cash.

     INTERNATIONAL NEWSPAPER GROUP. The Company's International Newspaper Group consists of its wholly owned subsidiary, The Telegraph, and a majority equity interest in Southam, a publicly traded Canadian newspaper publisher.

     THE TELEGRAPH. The Telegraph publishes The Daily Telegraph, the leading quality (or broadsheet) newspaper in the United Kingdom. The Telegraph also publishes The Sunday Telegraph, The Weekly Telegraph, the Electronic Telegraph and The Spectator magazine. The Daily Telegraph is the largest circulation quality daily newspaper in the United Kingdom with an average daily circulation of approximately 1,097,000, representing a 38.5% share of the quality daily newspaper market. The Daily Telegraph's Saturday edition has the highest average daily circulation (approximately 1,253,000) among quality daily newspapers in the United Kingdom. The Sunday Telegraph is the second largest circulation quality Sunday newspaper in the United Kingdom with an average Sunday circulation of approximately 804,000. The Telegraph's operating revenues were $451.9 million for the year ended December 31, 1996.

     On August 8, 1996, the Company completed the acquisition of all of the outstanding ordinary shares of The Telegraph (approximately 36%) not previously controlled by the Company (the "Telegraph Minority Shares"). The acquisition was effected by means of a "scheme of arrangement" under Section 425 of the Companies Act 1985 of Great Britain (the "Scheme"). As a result, The Telegraph became an indirect wholly owned subsidiary of the Company. The total consideration paid by the Company was approximately $455.1 million.

     SOUTHAM. Southam is a publicly held Canadian corporation with operations in newspaper publishing, and to a lesser extent, in business communications. Southam's consolidated revenues for the year ended December 31, 1996 were Cdn.$1,095.7 million ($803.4 million). Southam is Canada's largest publisher of daily newspapers with 32 daily newspapers and 58 non-daily newspapers with a total daily circulation of approximately 1,601,000. Southam's principal publications include The Gazette (Montreal), The Ottawa Citizen, the Calgary Herald, The Vancouver Sun, The Province (Vancouver) and The Edmonton Journal. In addition, the Southam Magazine and Information Group publishes Canadian and United States business magazines and tabloids for the automotive, trucking, construction, natural resources, manufacturing and other industries.

     On May 24, 1996, a wholly owned Canadian subsidiary of Hollinger Inc. purchased from a subsidiary of Power Corporation of Canada ("Power") 16,349,743 common shares of Southam held by Power (the "Power Shares"), representing approximately 21.5% of Southam's then outstanding common shares, for an aggregate consideration of Cdn.$294.3 million. The acquisition of the Power Shares provided the Company and Hollinger Inc. with combined holdings of approximately 40.9% of Southam's then outstanding common shares. On December 11, 1996, the Company purchased, through a wholly owned subsidiary of FDTH, 8,000,300 common shares of Southam for an aggregate consideration of Cdn.$160.0 million, which increased the combined holdings of the Company and Hollinger Inc. to 50.7% of Southam's outstanding common shares. The Company intends to complete an internal reorganization of its interests in Southam concurrently with the consummation of the Offering in order to consolidate, for financial reporting purposes, such interests in Publishing.

     Since the acquisition of the Power Shares on May 24, 1996, the Company implemented various changes designed to enhance its operating performance through reduced costs and improved editorial quality, including, as described below, the acquisition of additional Canadian newspapers and the disposition of non-newspaper assets.

     During September and October 1996, Southam completed the acquisition from Thomson Newspapers of six paid daily newspapers and one community newspaper in Ontario for approximately Cdn.$94.0 million and six paid daily newspapers and one non-daily newspaper in Atlantic Canada for approximately Cdn.$120.0 million. These transactions, which had previously been announced by Hollinger Inc. in May 1996, were referred to Southam by Hollinger Inc. because it considers such newspapers to be a good fit with Southam's existing operations.

     On September 30, 1996, Southam completed the sale of its construction data group to a management-led group in the United States for Cdn.$86.0 million. The division included mainly data and estimating services and had 1995 revenues and net income of Cdn.$73.4 million and Cdn.$2.4 million, respectively. In October 1996, Southam completed the sale of its Southam Show Group, also known as Southex Exhibitions, to the Daily Mail and General Trust plc, a media company, for Cdn.$76.5 million. Also in October 1996, Southam announced its intention to sell the rest of its business communications division, to restructure its national advertising sales division and to restructure its electronic media division in order to concentrate on opportunities on the Internet. Subsequently, Southam determined not to sell certain publications in its business communications division. For information concerning Southam's current business strategy, see "Certain Information Concerning Southam--Business Strategy."

     On January 16, 1996, Southam announced that it would take a pretax charge against its 1995 earnings of Cdn.$120.0 million ($88.1 million) as part of a plan to enhance operating performance by reducing costs and improving editorial quality. Approximately Cdn.$40.0 million of the charge relates to the writedown of redundant assets at its Pacific Press facility, including printing equipment and other operating assets, with the remaining Cdn.$80.0 million relating to employee termination costs that will result from the permanent elimination of 750 positions. In 1995, Southam sold its book retailing division and the last of its graphic businesses.

     GENERAL. The Company was incorporated in the State of Delaware on December 28, 1990 and Publishing was incorporated in the State of Delaware on December 12, 1995. Each of the Company and Publishing has its executive offices at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-2299.

RECENT DEVELOPMENTS

     SOUTHAM AND TELEGRAPH ACQUISITION FINANCINGS. The purchase of the Power Shares was financed through a short-term bank credit facility in the amount of Cdn.$300.0 million (the "Southam Facility") between International and a Canadian chartered bank, of which approximately Cdn.$212.3 million ($155.0 million) is outstanding. The Southam Facility is secured by, among other things, a guarantee by Hollinger Inc. and a pledge of the Power Shares and 7,539,028 shares of Class A Common Stock and 14,990,000 shares of Class B Common Stock of the Company held by Hollinger Inc. The Southam Facility matures on March 31, 1997 (unless extended), or earlier upon the occurrence of certain events, including the closing date of any equity issue, debt financing, public or private placement or high yield financing completed by the Company or any of its subsidiaries or by Hollinger Inc. or certain of its Canadian subsidiaries. All net proceeds of any such financing must be applied as a permanent prepayment of the Southam Facility. The Company arranged a portion of the financing (L38.7 million) for the December 1996 Southam share acquisition through an amendment to an existing credit facility at FDTH (the "FDTH Credit Facility"). The balance of the financing (estimated at approximately Cdn.$67.0 million) was provided by intercompany advances from the Company and Publishing to FDTH. The Company intends to seek extensions (as may be necessary) of the Southam Facility, Publishing's existing bank credit facility (the "Publishing Credit Facility") and the FDTH Credit Facility and to repay or refinance such facilities.

     In August 1996, the Company completed public offerings of 11,500,000 shares of its Class A Common Stock at $9.75 per share and 20,700,000 9 3/4% Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") at $9.75 per PRIDES. The combined net proceeds of these offerings were $301.1 million. Such proceeds were used, first, to finance a portion of the Scheme financing and to pay outstanding indebtedness of The Telegraph and related transaction costs (approximately $193.0 million), second, to pay a portion of the Southam Facility indebtedness (approximately $55.0 million), with the balance available to be used for general corporate purposes, including working capital. On August 7, 1996, Publishing and FDTH also borrowed approximately $435.0 million in the aggregate to provide a portion of the financing for the Scheme and the repayment of remaining outstanding bank indebtedness of The Telegraph (approximately $139.5 million). The balance was used for general corporate purposes, including transaction costs and working capital. The borrowings were made under short-term bank credit agreements with certain financial institutions. After giving effect to the prepayment by FDTH of approximately L205.0 million ($341.3 million) of outstanding bank debt as a result of the Company's sale of a 19.9% interest in Fairfax in December 1996 and January 1997 (see "Sale of the Company's Interest in Fairfax"), the amount outstanding under the FDTH Credit Facility as amended was L30.0 million ($51.8 million).

     REORGANIZATION OF THE COMPANY'S SOUTHAM INTERESTS. The Company and Hollinger Inc. now indirectly own a combined 50.7% interest in Southam (based on Southam common shares outstanding as of January 16, 1997), as follows: (i) 18.5% through HTH, a Canadian corporation which is jointly owned by two wholly owned subsidiaries of the Company, and 0.6% through such subsidiaries, (ii) 21.2% (the Power Shares) through Hollinger Eastern Publishing Inc., a newly formed Canadian holding company ("Hollinger Eastern"), all the non-voting common shares, all non-voting preference shares and voting preference shares representing one-half of the voting power of which are owned by the Company and the balance of the voting preference shares of which are owned by a wholly owned subsidiary of Hollinger Inc. and (iii) 10.4% through a wholly owned subsidiary of FDTH as a result of the December 1996 Southam share acquisition. A portion of these common shares of Southam are currently subject to liens in favor of lenders: (w) in the case of one-half of the common shares of HTH, to a trustee with respect to approximately Cdn.$102.0 million outstanding principal amount of public debentures issued by Hollinger Inc. (the "Southam-Linked Debentures") and the remaining one-half of the common shares of HTH to the bank lenders of FDTH, (x) in the case of a 0.6% interest held through subsidiaries of the Company to the bank lenders of FDTH,
(y) in the case of the Power Shares, certain Canadian bank lenders to the Company to whom Cdn.$212.3 million ($155.0 million) is owing and (z) in the case of the 10.4% interest, certain bank lenders to FDTH to whom L30.0 million ($51.8 million) was owing as of December 31, 1996, after giving effect to the prepayment of an aggregate of L205.0 million ($341.3 million) from proceeds from the sale of a portion of the Company's interest in Fairfax.

     The Company intends to complete an internal reorganization of its interests in Southam concurrently with the consummation of the Offering in order to consolidate, for financial reporting purposes, such interests in Publishing and the Restricted Group. The consummation of that reorganization is a condition to the closing of the Offering. Subject to the consummation of the Offering and application of the estimated use of proceeds therefrom, the Company anticipates that the Company's majority interest in Southam will be held directly and indirectly by Hollinger Eastern in which Publishing and Hollinger Inc. will own, directly or indirectly, the following interests: (i) Publishing and its subsidiaries will own 100% of the non-voting equity shares and non-voting preference shares and (ii) each of Publishing and Hollinger Inc. (through its wholly-owned subsidiary) will own 50% of the voting preference shares which have only nominal equity value. In addition, under current plans the Company may retain an indirect non-voting minority interest in common stock of an intermediate holding company owning Hollinger Eastern.

     The Company requires the consents of its bank lenders to effect the release of liens on certain of the Southam common shares which will be transferred to Publishing and its Restricted Subsidiaries as part of the internal reorganization. Under the Company's financing plans, the Company expects to repay or reduce outstanding bank indebtedness primarily through the issuance of the Offered Notes. In addition, the Company expects to substitute a direct pledge of Southam common shares owned by the Company representing approximately 8% of Southam's outstanding common shares for the current pledge of 50% of the common shares of HTH under the Southam-Linked Debentures. HTH owns an 18.5% interest in Southam. Upon such substitution, the HTH shares will be free and clear of the pledge under the Southam-Linked Debentures. As a result, the Company's interest in Southam which is directly or indirectly subject to pledge under the Southam-Linked Debentures will be reduced from 18.5% to approximately 8%.

     As the holder of the Company's Series A Preferred Stock, Hollinger Inc.'s redemption rights are linked to the number of shares of HTH or Southam that at the time of exercise are free and clear of encumbrances. The Share Exchange Agreement entered into in connection with the October 1995 Telegraph reorganization contains a covenant by Hollinger Inc. limiting the exercise of its redemption rights as the holder of the Series A Preferred Stock. The Share Exchange Agreement will be modified to reflect the substitution of the Southam common shares for the HTH shares as collateral for the Southam-Linked Debentures. After the substitution of collateral, Hollinger Inc. would then be contractually entitled to exercise its redemption rights under the Series A Preferred Stock proportionate to the number of such Southam common shares that become free of the pledge under the Southam-Linked Debentures. The Series A Preferred Stock has an aggregate redemption price of $79.2 million, of which approximately $45.0 million could be subject to redemption by Hollinger Inc. after such substitution of collateral has been completed. The Company expects that shares of the Series A Preferred Stock will be redeemed, to the fullest extent permissible, during 1997.

     Upon the completion of the internal reorganization and related financing transactions, including the Offering, Southam (and its holding companies) and The Telegraph (and its holding companies and certain subsidiaries) will be designated as Restricted Subsidiaries under the Indentures. The Company also expects that, upon completion of such transactions, it will consolidate the financial results of Southam with Publishing.

     SALE OF THE COMPANY'S INTEREST IN FAIRFAX. On December 16, 1996, the Company announced that Daily Telegraph Holdings BV ("DTH BV"), a Dutch subsidiary of The Telegraph, had agreed conditionally to sell its approximate 25% interest in Fairfax to three Australian subsidiaries of Brierley Investments Limited ("BIL") of New Zealand. Total proceeds from the sale of the approximate 25% interest are anticipated to be approximately A$553.8 million ($436.0 million). The first tranche of the sale consisted of a 12.0% interest and was completed on December 20, 1996 for A$254.8 million ($202.3 million). The second tranche consisted of a 7.9% interest and seven million non-voting convertible debentures and was completed on January 10, 1997 for A$192.3 million ($150.3 million). On January 10, 1997 the Company sold its remaining 4.9% interest in Fairfax to SNCFE Limited, a Hong Kong affiliate of Merrill Lynch & Co., for A$105.9 million ($83.4 million) in exchange for a promissory note secured by the 4.9% interest in the ordinary shares of Fairfax that were sold. The promissory note may be paid in cash or by redelivery of the Fairfax shares and matures on the earliest of (i) April 6, 1997, and (ii) the date the purchaser disposes of any shares of Fairfax so acquired. The Company has assigned the promissory note and pledged the Fairfax shares received as collateral for the note to its banks under the FDTH Credit Facility. The amount due under the promissory note will be contributed or distributed to Publishing or a Restricted Subsidiary and be eligible for inclusion in calculating the amounts available for distribution as Restricted Payments under the Indenture. Under Australian law, BIL can only acquire a 19.9% shareholding in Fairfax at this time without being obliged to make a general offer to all shareholders unless the Fairfax shareholders otherwise approve. An extraordinary general meeting of Fairfax shareholders was held on February 21, 1997, but the shareholders failed to adopt a resolution which would have enabled BIL to acquire the remaining 4.9% stake in Fairfax at this time. The Company has been advised that SNCFE Limited intends to pursue an early sale or monetization of this 4.9% interest in Fairfax.

     REORGANIZATION OF CANADIAN NEWSPAPER INTERESTS. On January 7, 1997, the Boards of Directors of the Company and Hollinger Inc. announced that they had reached an agreement in principle for the transfer by Hollinger Inc. of certain of its owned Canadian publishing interests directly or indirectly to Hollinger Eastern (the "Hollinger Inc. Transaction"), including (a) certain newspaper assets located mainly in Ontario, including 12 daily and seven non-daily newspapers, (b) certain newspaper assets located mainly in Saskatchewan, including two daily and eight non-daily newspapers, (c) certain newspaper assets located mainly in British Columbia, including nine daily and 19 non-daily newspapers, and (d) UniMedia Inc., including three daily and 15 non-daily newspapers in Quebec, for an aggregate consideration of approximately $382.0 million (Cdn.$523.0 million), subject to working capital adjustments and currency exchange adjustments. The purchase price, all of which will be payable to Hollinger Inc., is proposed to be satisfied in cash in the amount of $250.0 million, by the issuance of preferred stock of the Company, which, upon approval of the stockholders, will be convertible into (i) a new series of mandatorily convertible preferred stock of the Company similar to the PRIDES issued by the Company in August 1996 having a face value of approximately $90.0 million, and
(ii) shares of Class A Common Stock of the Company having a nominal agreed value of approximately $42.0 million.

     The reorganization will not be completed until various terms and conditions have been satisfied, including compliance with applicable covenants relating to the Offered Notes and the 9 1/4% Notes, regulatory approvals have been obtained and necessary bank financing has been arranged. See "Bank Arrangements" for information concerning proposed long-term amendments to the Publishing Credit Facility to provide up to $500.0 million in available credit for general corporate purposes, including financing the cash portion of the Hollinger Inc. Transaction. The issuance of the mandatorily convertible preferred stock and Class A Common Stock is subject to stockholder approval. The holders of the Company's Class A and Class B Common Stock and Series B Preferred Stock would be entitled to vote as a single class at a meeting of the Company's stockholders. Accordingly, Hollinger Inc. has sufficient voting power to approve the issuance of such securities. The transaction is expected to be consummated no later than the second quarter of 1997 and, if consummated, will be accounted for on an "as if pooling of interests" basis.

     CONSENT SOLICITATION. On February 19, 1997, Publishing completed a solicitation of consents from the holders of the 9 1/4% Notes with respect to certain amendments (the "Amendments") to the Indenture governing the 9 1/4% Notes dated as of February 1, 1996 (the "1996 Indenture") between Publishing and Fleet National Bank, as trustee (the "Trustee"). The primary purpose of the Amendments is to facilitate the inclusion of certain international subsidiaries of the Company, principally Southam and The Telegraph, as Restricted Subsidiaries of Publishing and to enhance its corporate and financing flexibility.

     On February 27, 1997, Publishing, the Company and the Trustee executed a supplemental indenture to the 1996 Indenture to give effect to the Amendments. As a result, the covenants relating to the 9 1/4% Notes will be substantially the same as the covenants relating to the Senior Subordinated Notes offered hereby.

     The Company intends to designate Southam and The Telegraph (and certain related holding companies and subsidiaries) as Restricted Subsidiaries under the 1996 Indenture upon (i) the completion of the internal reorganization of the Company's interests in Southam and repayment or refinancing of outstanding bank indebtedness secured by such interests in Southam (see "Reorganization of the Company's Southam Interests" above) and (ii) the consummation of the Offering and an amendment and restatement of the Publishing Credit Facility.

     BANK ARRANGEMENTS. In connection with the consummation of the Offering, Publishing intends to enter into a short-term amendment to the Publishing Credit Facility, to become effective as of the date of issuance of the Offered Notes, which will provide for $50.0 million in available borrowing capacity on a revolving basis and which will be the same in all material respects as the existing Publishing Credit Facility. Borrowings outstanding pursuant to such amendment would mature on April 7, 1997, and would be secured by senior guarantees of the Company and certain of its U.S. subsidiaries and other security arrangements currently in effect under the Publishing Credit Facility.

     Publishing intends to further amend the Publishing Credit Facility to provide for a multicurrency, long-term revolving credit facility, which will constitute the "New Bank Credit Facility" under the Indentures, providing up to $500.0 million in available credit, which would become effective in late March or early April 1997 and would be used for general corporate purposes, which may include working capital, financing of the cash consideration payable under the Hollinger Inc. Transaction and permitted acquisitions. The Company expects that certain Canadian and English subsidiaries of Publishing will be borrowers under separate borrowing tranches of the New Bank Credit Facility, that the facility will be guaranteed by the Company and that the separate borrowing tranches will be guaranteed by, and secured by pledges of assets of, subsidiaries of Publishing. The amount, terms, conditions and covenants of the New Bank Credit Facility (including maturity, interest rates, guarantees and other security arrangements, financial covenants, and events of default) are subject to negotiation and the completion, execution and delivery of definitive loan documentation. Borrowings under the proposed short-term amendment to the Publishing Credit Facility and the New Bank Credit Facility would each constitute Senior Indebtedness under the Senior Subordinated Indenture.

     RESULTS FOR THE FOURTH QUARTER AND THE YEAR ENDED DECEMBER 31, 1996

     Fourth Quarter Results. The Company had total revenues of $502.9 million for the quarter ended December 31, 1996, an increase of $232.7 million, or 86.1%, over the same period in 1995. The increase was due primarily to a $218.4 million increase relating to revenues as a result of the consolidation of Southam. In addition to the revenues contributed by Southam, growth in advertising revenues both at the United States Newspaper Group and the International Newspaper Group and revenues contributed by community newspapers that were acquired during the year contributed to the increase in revenues over the prior year's quarter. Revenues for the United States Newspaper Group increased $7.9 million to $161.8 million in the fourth quarter of 1996 from $153.9 million in the fourth quarter of 1995. Revenues for the International Newspaper Group increased $6.4 million to $122.7 million in the fourth quarter of 1996 from $116.3 million in the fourth quarter of 1995.

     EBITDA for the fourth quarter of 1996 increased $29.1 million, or 89.0%, to $61.8 million, compared to $32.7 million in the quarter ended December 31, 1995. Of the increase, $39.0 million is attributable to the consolidation of Southam. Before giving effect to the the special charge incurred in the fourth quarter of 1996, as described below, and a reorganization expense incurred in the fourth quarter of 1995, EBITDA for the Company for the fourth quarter of 1996 increased $62.7 million, or 154%, to $103.4 million from $40.7 million in the fourth quarter of 1995. The balance of the increase is due primarily to a decrease in newsprint expenses, continued cost controls and the contribution from acquisitions of community newspapers. EBITDA for the United States Newspaper Group for the fourth quarter of 1996 increased $20.8 million to $34.2 million from $13.4 million in the 1995 period. EBITDA for the International Newspaper Group decreased $30.7 million to $(11.4) million from $19.3 million in the 1995 period. Adjusted for the special charge described below,

EBITDA for the fourth quarter of 1996 increased $1.7 million to $21.0 million from $19.3 million in the 1995 period. The increase is due primarily to declining newsprint prices partially offset by increased usage of newsprint due to an increase in circulation at The Telegraph.

     The Company's operations were negatively affected in the fourth quarter of 1996 by a special charge relating to a direct prepaid subscription plan implemented at The Telegraph. In the third quarter of 1996, The Telegraph began soliciting prepaid, seven-day-a-week subscriptions through direct mail promotions. The new subscription plan resulted in an additional 100,000 daily and 200,000 Sunday sales by year end. In order to gain acceptance, the subscriptions were initially sold at a loss, although The Telegraph intends to increase prices with the goal of achieving profitability for the new subscription program by the end of 1997. As a result of the subscription program, advertising gains of $5.1 million in the fourth quarter of 1996 in the International Newspaper Group were more than offset by circulation revenues declines. The related special charge included in reorganization expenses and other items was $32.3 million in the fourth quarter of 1996. In the fourth quarter of 1995 there was a charge of $8.0 million for reorganization expenses.

     Full Year 1996 Results. Revenues for the full year 1996 increased $898.4 million, or 93.2%, to $1,862.7 million from $964.3 million in 1995. The increase was due primarily to $803.4 million attributable to the consolidation of Southam. In addition, growth in advertising revenues both at the United States Newspaper Group and the International Newspaper Group and revenues from community newspapers that were acquired during the year contributed to the increase in revenues over the prior year. Revenues for the United States Newspaper Group increased $48.2 million, or 8.6%, to $607.4 million in 1996 from $559.2 million in 1995. Revenues for the International Newspaper Group increased $46.9 million, or 11.6%, to $451.9 million from $405.0 million in 1995.

     EBITDA for the Company increased $109.2 million, or 98.0%, to $220.7 million in 1996 from $111.5 million in 1995. The increase is due primarily to $98.1 million attributable to the consolidation of Southam. However, before giving effect to the special charge incurred in the fourth quarter of 1996 and a reorganization expense incurred in the fourth quarter of 1995, EBITDA increased $142.8 million, or 119.5%, to $262.3 million in 1996 from $119.5 million in 1995. The increase is due primarily to $98.1 million attributable to the consolidation of Southam, with the balance due primarily to a decrease in newsprint expenses, continued cost controls and the contribution from acquisitions of community newspapers. EBITDA for the United States Newspaper Group increased $32.6 million, or 44.0%, to $106.7 million in 1996 from $74.1 million in 1995. EBITDA for the International Newspaper Group decreased $21.5 million, or 57.5%, to $15.9 million in 1996 from $37.4 million in 1995. Adjusted for the Telegraph-related special charge, EBITDA for 1996 increased $10.8 million, or 20.9%, to $48.2 million in 1996 from $37.4 million in 1995. The increase is due primarily to declining newsprint prices partially offset by increased usage of newsprint due to an increase in circulation at The Telegraph.

OTHER FINANCING TRANSACTIONS

     On September 30, 1996, FDTH issued 600 Cumulative Redeemable Fourth Preference Shares, Series 1996 to a wholly owned subsidiary ("Argsub") of Argus Corporation Limited ("Argus"), a Canadian corporation that owns, directly and indirectly, approximately 31% of the common shares of Hollinger Inc. and the voting stock of which is indirectly owned or controlled by Conrad M. Black, in exchange for newly issued preference shares of Argsub. The preference shares so issued to Argsub and the preference shares issued by Argsub to FDTH have an aggregate redemption amount of $300.0 million. After giving effect to such transaction, Argsub holds FDTH Preference Shares having an aggregate redemption amount of $402.2 million and, in turn, FDTH and DTH hold in the aggregate preference shares of Argsub having a redemption amount of $402.2 million. Each series of preference shares of Argsub has terms substantially identical to the series of FDTH Preference Shares in exchange for which it was issued or acquired by Argsub. This transaction was reflected for United States accounting purposes on the consolidated balance sheet of Publishing as of September 30, 1996 as (i) an increase in equity investments in related parties equal to the redemption amount of the newly issued preference shares and (ii) a corresponding increase in redeemable preferred stock. Each of the Indentures provides that, in the event that the FDTH Preference Shares issued to Argsub and the Argsub preference shares issued to DTH and FDTH are not redeemed, retracted, transferred to DTH or otherwise cancelled by July 1, 1997, the FDTH Preference Shares issued to Argsub will be treated as indebtedness for purposes of the "Limitation on Indebtedness" covenants in the Indentures governing the Senior Notes and the Senior Subordinated Notes. See "Description of Debt Securities" in the accompanying Prospectus.

     The purchase contracts pursuant to which the FDTH Preference Shares have been issued or sold to Argsub provide that Argsub will waive its right to receive any dividend payments unless it contemporaneously makes an equivalent dividend payment to DTH or FDTH, as the case may be.

     The Company plans to redeem the DTH and FDTH Preference Shares held by parties other than Argsub at their respective redemption dates in May and June 1997. Concurrently with the closing of the Offering, (i) the Company will deposit in escrow an amount sufficient to pay the aggregate redemption price as provided by the applicable terms of the DTH and FDTH Preference Shares and (ii) the Company will cause DTH and FDTH to issue the required notice of redemption to third party holders of such DTH and FDTH Preference Shares and irrevocably direct the depositary to redeem such shares at the respective redemption dates in May and June 1997. See "Use of Proceeds." In connection with the redemption of such preference shares, the FDTH Preference Shares issued to Argsub and the Argsub preference shares issued to DTH and FDTH will be redeemed, retracted, transferred to DTH or otherwise cancelled.

FINANCING AND ORGANIZATIONAL STRUCTURE

     For financing and organizational purposes, the Company is currently divided into (i) a Restricted Group, consisting of Publishing and the United States Newspaper Group subsidiaries, including American Publishing Company, Chicago Sun-Times, American Publishing (1991) Inc. ("AP-91") as well as Jerusalem Post, and (ii) an Unrestricted Group, consisting of the International Newspaper group subsidiaries, including DTH, FDTH, The Telegraph and their subsidiaries and affiliated companies, and Hollinger Eastern, HTH and other companies owning common shares of Southam. The operations of the companies comprising the Restricted Subsidiaries, together with Publishing, have been consolidated for purposes of calculating the financial covenants under the 9 1/4% Notes and the Amended Publishing Credit Facility. Under the terms of the 9 1/4% Notes, Publishing is restricted in its dealings with the shares, assets and operations of the Restricted Subsidiaries.

     Publishing intends to designate Southam and The Telegraph (and certain related holding companies and subsidiaries) as Restricted Subsidiaries under the Indentures as soon as practicable upon (i) the completion of the internal reorganization of the Company's interests in Southam and repayment or refinancing of outstanding bank indebtedness secured by such interests in Southam and (ii) the consummation of the Offering and an amendment and restatement of the Publishing Credit Facility, as described above under "Bank Arrangements."

     Set forth below is an organization chart which gives effect to the designation of Southam (and its holding companies) and The Telegraph (and its holding companies and certain subsidiaries) as Restricted Subsidiaries, the ownership of the Company and its principal subsidiaries and affiliates, including Publishing, the Restricted Subsidiaries and the Unrestricted Subsidiaries (currently limited to certain foreign subsidiaries of The Telegraph), and further gives effect to the acquisition of certain Canadian newspapers from Hollinger Inc. pursuant to the Hollinger Inc. Transaction and their ownership directly and indirectly by Hollinger Eastern.

                                   FLOW CHART
------------------
(1) Hon. Conrad M. Black owns directly and indirectly 48.3% of the outstanding common shares of Hollinger Inc.

(2) 77.75% of voting power and 51.21% of combined equity interests of the Class A Common Stock, Class B Common Stock and Series B Preferred Stock (without giving effect to any conversion of Series A Preferred Stock into shares of Class A Common Stock or any issuance of shares of Class A Common Stock in connection with the PRIDES or the future issuance of shares of convertible preferred stock and shares of Class A Common Stock proposed to be issued to Hollinger Inc. in the Hollinger Inc. Transaction). See "Recent Developments--Reorganization of Canadian Newspaper Interests."

(3) Excludes (a) non-voting preference shares of DTH and FDTH held by unrelated parties and non-voting preference shares of FDTH held by DTH, which preference shares are not convertible into voting shares, and (b) preference shares issued or transferred by DTH and FDTH to subsidiaries of Argus. See "Other Financing Transactions."

(4) Excludes L5.0 million non-voting preference shares of The Telegraph held by FDTH, which preference shares are not convertible into voting shares.

(5) Publishing will hold indirectly 100% of the non-voting common shares, 100% of the non-voting preference shares and voting preference shares representing 50% of the voting power and 100% of the common equity of Hollinger Eastern (Canada). Hollinger Inc. will hold the balance of the voting preference shares. In addition, the Company may hold indirectly a non-voting minority interest through common stock of an intermediate holding company that will own equity capital of Hollinger Eastern.

(6) Approximately 8% of the common shares of Southam will be pledged to secure certain indebtedness of Hollinger Inc. in substitution for the current pledge of 50% of the common shares of HTH under the Southam-Linked Debentures.

(7) The Company sold a 19.9% interest in Fairfax to BIL for cash and the remaining 4.9% interest to SNCFE Limited in exchange for a promissory note secured by the shares of Fairfax that were sold. The Company has been advised that SNCFE Limited intends to pursue an early sale or monetization of this 4.9% interest. See "Recent Developments--Sale of the Company's Interest in Fairfax."

                                  THE OFFERING

ISSUES......................   $260,000,000 principal amount of 8 5/8% Senior Notes due 2005
                               (the "Senior Notes").

                               $290,000,000 principal amount of 9 1/4% Senior Subordinated
                               Notes due 2007 (the "Senior Subordinated Notes").

MATURITY DATES..............   The Senior Notes will mature on March 15, 2005.
                               The Senior Subordinated Notes will mature on March 15, 2007.

SINKING FUND................   None.

INTEREST PAYMENT DATES......   March 15 and September 15 of each year, commencing September
                               15, 1997.

OPTIONAL REDEMPTION.........   The Senior Notes will not be redeemable at the option of
                               Publishing prior to maturity.

                               The Senior Subordinated Notes will be subject to redemption at any time on or after March 15, 2002, at the option of
                               Publishing, in whole or in part, at the redemption prices set forth herein.

CHANGE OF CONTROL...........   In the event of a Change of Control, Publishing will be
                               required to make an offer to purchase the Senior Notes and the
                               Senior Subordinated Notes at a price, payable in cash, equal to
                               101% of their principal amount plus accrued and unpaid
                               interest, if any, to the date of repurchase. Other Indebtedness of the Company and Publishing, including the 9 1/4% Notes, contain provisions that would also require repayment or an offer to purchase upon the occurrence of events similar to, or the same as, a Change of Control. Due to the highly leveraged nature of the Company and Publishing, there can be no assurance that either of them would have sufficient funds to purchase the
                               Senior Notes or the Senior Subordinated Notes in the event of a
                               Change of Control.

GUARANTEES..................   The Senior Notes will be unconditionally guaranteed on a senior unsecured basis by the Company. The Senior Subordinated Notes will be unconditionally guaranteed by the Company on a senior subordinated basis.

RANKING.....................   The Senior Notes will be unsecured unsubordinated obligations of Publishing ranking pari passu with all other unsecured
                               unsubordinated obligations of Publishing. The Guarantee of the
                               Senior Notes will similarly rank pari passu with all unsecured unsubordinated obligations of the Company.

                               The Senior Subordinated Notes will be an unsecured senior
                               subordinated obligation of Publishing ranking pari passu with all other senior subordinated obligations of Publishing,
                               including the 9 1/4% Notes, and subordinated in right of
                               payment to all Senior Indebtedness of Publishing. The Guarantee
                               of the Senior Subordinated Notes will similarly rank pari passu with all senior subordinated obligations of the Company and subordinated in right of payment to all Senior Guarantor
                               Indebtedness of the Company.

                               At December 31, 1996, after giving pro forma effect to the transactions described under "Capitalization," the amount of all Senior Indebtedness of Publishing would have been $258.7 million.

                               The Senior Notes and the Senior Subordinated Notes will also be effectively subordinated to all Indebtedness and other
                               liabilities of subsidiaries of Publishing. At December 31,
                               1996, after giving pro forma effect to the transactions
                               described under "Capitalization," the subsidiaries of Publish-
                               ing would have had $459.7 million of Indebtedness.

CERTAIN COVENANTS...........   The Indentures restrict the ability of Publishing and its
                               Restricted Subsidiaries to incur additional indebtedness or guarantees, make certain restricted payments and investments, issue or sell certain stock of subsidiaries, incur certain liens, engage in certain transactions with affiliates, engage in certain sales of assets, create certain encumbrances on the ability of subsidiaries to pay dividends or engage in certain mergers, consolidations or similar transactions. See
                               "Description of Debt Securities" in the accompanying
                               Prospectus.

USE OF PROCEEDS.............   The net proceeds to be received by Publishing from the
                               Offerings will be used to repay certain indebtedness, to redeem the outstanding DTH and FDTH Preference Shares held by third parties, and for other corporate purposes. See "Use of
                               Proceeds."

LISTING.....................   The Senior Notes and the Senior Subordinated Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

RISK FACTORS................   Prospective purchasers of the Offered Notes should consider the factors set forth under "Risk Factors" in the accompanying
                               Prospectus, as well as the other information set forth in this
                               Prospectus Supplement and the accompanying Prospectus,
                               including international holding company structure, substantial leverage, risk of principal repayment, subordination of
                               securities and guarantee, restrictions in debt agreements, other restrictive arrangements, growth strategy, newspaper industry competition, cyclicality of revenues, newsprint costs, foreign operations and currency exchange rates, control by
                               Hollinger Inc. and disproportionate voting rights, potential conflicts of interest and absence of public market for the securities and lack of liquidity.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the Offering are estimated at $532.3 million, after deducting the underwriting discount and estimated offering expenses to be paid by Publishing.

     The net proceeds of the Offering will be used to repay the outstanding bank indebtedness of the Company, Publishing and FDTH, including outstanding amounts under the Southam Facility (as of December 31, 1996, $155.0 million was outstanding at an interest cost of 10.0%); outstanding amounts under the Publishing Credit Facility (as of December 31, 1996, $157.0 million was outstanding at an interest cost of 7.88%); and $42.9 million of the total amount outstanding under the FDTH Credit Facility (as of December 31, 1996, $51.8 million was outstanding at an interest cost of 8.72%), after giving effect to prepayments from cash proceeds received from the sale of The Telegraph's 7.9% interest in Fairfax in January 1997. The balance of the total net proceeds, which is expected to be $177.4 million, will be used to redeem the outstanding DTH and FDTH Preference Shares held by third parties (at an aggregate redemption price of approximately $124.2 million) at their respective redemption dates in May and June 1997 and for general corporate purposes, which may include a dividend of up to $20.0 million from Publishing to the Company, working capital, repayment or reduction of indebtedness or other obligations, and capital expenditures. Concurrently with the closing of the Offering, (i) the Company will deposit in escrow an amount sufficient to pay the aggregate redemption price as provided by the applicable terms of the DTH and FDTH Preference Shares and (ii) the Company will cause DTH and FDTH to issue the required notice of redemption to third party holders of such DTH and FDTH Preference Shares and irrevocably direct the depositary to redeem such shares at the respective redemption dates in May and June 1997.

     The Offering is conditioned upon, among other things, (i) the short-term amendment of the Publishing Credit Facility to provide $50.0 million in available borrowing capacity (as described under "The Company--Recent Developments--Bank Arrangements"), (ii) the completion of the internal reorganization of the Company's interests in Southam and repayment or refinancing of outstanding bank indebtedness secured by the Company's interests in Southam, and (iii) the designation of Southam and The Telegraph as Restricted Subsidiaries under the Indentures governing the Senior Notes, the Senior Subordinated Notes and the 9 1/4% Notes. The internal reorganization contemplates the transfer of the Company's and Hollinger Inc.'s combined 50.7% interest in Southam to Hollinger Eastern and the release of liens in favor of lenders in respect of a portion of these common shares of Southam. See "The Company--Recent Developments--Reorganization of the Company's Southam Interests."

                                 CAPITALIZATION

    The following table sets forth (i) the unaudited consolidated capitalization of the Company as of December 31, 1996, (ii) the pro forma consolidated capitalization of the Company after giving effect to the sale of the Company's 7.9% interest in Fairfax in January 1997 and the application of L86.6 million ($148.3 million) of the aggregate net cash proceeds received therefrom to repay outstanding bank indebtedness under the FDTH Credit Facility and (iii) (x) the Offering and (y) the completion of the internal reorganization of the Company's interests in Southam and the refinancing or repayment of the indebtedness incurred in connection with all of the foregoing transactions. This table should be read in conjunction with the information under "Summary Financial Information" and "Unaudited Pro Forma Consolidated Financial Information."

                                                                                              AT DECEMBER 31, 1996
                                                                                   ------------------------------------------
                                                                                                                  PRO FORMA
                                                                                     ACTUAL       PRO FORMA      AS ADJUSTED
                                                                                   ----------     ----------     ------------
                                                                                   (DOLLARS IN THOUSANDS)
DEBT:

INTERNATIONAL
  Short-term debt
    Intercompany indebtedness owed to Hollinger Inc..............................  $    1,092     $   1,092       $    1,092
    Southam Facility (C$212,341,494).............................................     155,031            --               --
                                                                                   ----------    ----------       ----------
        Total International debt.................................................     156,123         1,092            1,092
PUBLISHING
  Short-term debt
    Publishing Credit Facility...................................................     157,000       157,000               --(1)
  Long-term debt
    Senior Subordinated Notes due 2006...........................................     250,000       250,000          250,000
    Notes offered hereby
      Senior Notes...............................................................          --            --          258,700
      Senior Subordinated Notes..................................................          --            --          288,138
                                                                                   ----------    ----------       ----------
        Total Publishing debt....................................................     407,000       407,000          796,838
SUBSIDIARIES
  Short-term debt
    Intercompany indebtedness owed to Hollinger Inc..............................      (1,029)       (1,029)          (1,029)
    Overdraft (L85,660)..........................................................         147           147              147
    FDTH Credit Facility (L111,654,957)..........................................     191,186        42,933               --
    Southam Facility (C$212,341,494).............................................          --       155,031               --
    Capital lease obligations....................................................       2,732         2,732            2,732
                                                                                   ----------    ----------       ----------
        Total Short-term debt....................................................     193,036       199,814            1,850
  Long-term debt including current maturities
    Promissory notes--Southam (C$257,700,000)....................................     188,000(2)    188,000 (2)      188,000(2)
    Notes--Southam (C$139,682,000)...............................................     101,982(2)    101,982 (2)      101,982(2)
    Secured Notes due 1996-2001 (AP-91 Senior Notes).............................     135,000       135,000          135,000
    FDTH Credit Facility (L5,156,590)............................................       8,830         8,830            8,830
    Capital lease obligations....................................................      13,215        13,215           13,215
    Other........................................................................      10,789        10,789           10,789
                                                                                   ----------    ----------       ----------
        Total Long-term debt.....................................................     457,816       457,816          457,816
                                                                                   ----------    ----------       ----------
Total consolidated debt..........................................................   1,213,975     1,065,722        1,257,596
Minority Interest................................................................     109,943       109,943          109,943
Redeemable preference shares.....................................................     124,198(3)    124,198 (3)           --(3)
Series A Preferred Stock.........................................................      79,167        79,167           79,167
STOCKHOLDERS' EQUITY:
  Convertible Preferred Stock....................................................     195,104       195,104          195,104
  Class A Common Stock, $.01 par value
    Authorized: 250,000,000 shares
    Issued: 69,565,754 shares....................................................         696           696              696
  Class B Common Stock, $.01 par value
    Authorized: 50,000,000 shares
    Issued: 14,990,000 shares....................................................         150           150              150
  Additional paid in capital.....................................................     408,147       408,147          408,147
  Retained earnings & cumulative foreign currency translation account............     149,742       188,954          188,954
                                                                                   ----------    ----------       ----------
Total stockholders' equity.......................................................     753,839       793,051          793,051
                                                                                   ----------    ----------       ----------
Total capitalization.............................................................  $2,281,122(3) $2,172,081(3)    $2,239,757(3)
                                                                                   ==========    ==========       ==========

------------------

(1) Upon the consummation of the Offering, Publishing intends to enter into a short-term amendment to the Publishing Credit Facility which will provide for $50.0 million in available borrowing capacity on a revolving basis. Publishing further intends to amend the Publishing Credit Facility to provide for a long-term revolving credit facility providing up to $500.0 million in available credit, which it expects to enter into in late March or early April 1997. See "The Company--Recent Developments--Bank Arrangements."

(2) Represents 100% of the outstanding indebtedness of Southam. The Company currently owns 50.7% of the equity capital of Southam approximately 8% of which is expected to be pledged to secure indebtedness of Hollinger Inc. under the Southam-Linked Debentures in substitution for the release from such pledge of 50% of HTH common shares owned by the Company. Does not reflect the reduction of approximately $48.0 million of indebtedness at Southam in March 1997 with available cash. The Company expects to apply approximately $39.1 million of additional available cash at Southam to further reduce such indebtedness prior to March 31, 1997.

(3) Excluding FDTH preference shares held by Argsub in the aggregate amount of $402.2 million and as adjusted for the redemption by the Company of the DTH and FDTH Preference Shares held by third parties following the Offering at an aggregate redemption price of approximately $124.2 million. Following such redemption, the FDTH Preference Shares issued to Argsub and the Argsub preference shares issued to DTH and FDTH will be redeemed, retracted, transferred to DTH or otherwise cancelled at no additional cash expense to the Company. See "The Company--Other Financing Transactions."

             UNAUDITED RESULTS OF OPERATIONS FOR THE FOURTH QUARTER
                               AND THE YEAR 1996

     The following table sets forth certain unaudited income statement and other information for the Company and its consolidated subsidiaries for the years ended December 31, 1996 and 1995. The consolidated financial information for the Company differs in certain respects with that of Publishing-Restricted Group for purposes of the Indentures governing the Senior Notes, the Senior Subordinated Notes and the 9 1/4% Notes.

                          HOLLINGER INTERNATIONAL INC.
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------------------------------------
                                              1996                                                   1995
                       ---------------------------------------------------    ---------------------------------------------------
                        UNITED                                                 UNITED
                        STATES     INTERNATIONAL                               STATES     INTERNATIONAL
                       NEWSPAPER     NEWSPAPER                CONSOLIDATED    NEWSPAPER     NEWSPAPER                CONSOLIDATED
                         GROUP         GROUP       SOUTHAM       TOTAL          GROUP         GROUP       SOUTHAM       TOTAL
                       ---------   -------------   --------   ------------    ---------   -------------   --------   ------------
Operating Revenues
  Advertising........  $ 403,328     $ 278,156     $551,552    $ 1,233,036    $ 372,597     $ 262,963           --     $635,560
  Circulation........    145,268       158,220      170,591        474,079      129,685       132,985           --      262,670
  Job Printing and
    Other............     58,776        15,526       81,297        155,599       56,931         9,090           --       66,021
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------

Total Operating
  Revenues...........    607,372       451,902      803,440      1,862,714      559,213       405,038           --      964,251

Operating Expenses
  Newsprint..........    109,045       101,259      105,888        316,192      101,748        87,648           --      189,396
  Compensation
    Costs............    218,832        76,892      352,678        648,402      197,319        74,216           --      271,535
  Other..............    172,788       225,506      237,573        635,867      178,007       205,800           --      383,807
  Depreciation and
    Amortization.....     42,826        14,317       35,710         92,853       42,014        10,374           --       52,388
  Reorganization
    expenses and
    other items
    (2)..............         --        32,327        9,240         41,567        8,000            --           --        8,000
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------
Total Operating
  Expenses...........    543,491       450,301      741,089      1,734,881      527,088       378,038           --      905,126
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------
Operating Income.....  $  63,881     $   1,601     $ 62,351    $   127,833    $  32,125     $  27,000     $     --     $ 59,125
                       =========     =========     ========    ===========    =========     =========     ========     ========
Other Data:
  EBITDA(1)..........         --            --           --    $   220,686           --            --           --     $111,513

                                                        FOR THE THREE MONTHS ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------------------------------------
                                              1996                                                   1995
                       ---------------------------------------------------    ---------------------------------------------------
                        UNITED                                                 UNITED
                        STATES     INTERNATIONAL                               STATES     INTERNATIONAL
                       NEWSPAPER     NEWSPAPER                CONSOLIDATED    NEWSPAPER     NEWSPAPER                CONSOLIDATED
                         GROUP         GROUP       SOUTHAM       TOTAL          GROUP         GROUP       SOUTHAM       TOTAL
                       ---------   -------------   --------   ------------    ---------   -------------   --------   ------------
Operating Revenues
  Advertising........  $ 112,421     $  78,932     $149,915    $   341,268    $ 103,652     $  73,852     $     --     $177,504
  Circulation........     36,873        38,325       46,368        121,566       35,283        40,143           --       75,426
  Job Printing and
    Other............     12,513         5,428       22,097         40,038       14,961         2,299           --       17,260
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------

Total Operating
  Revenues...........    161,807       122,685      218,380        502,872      153,896       116,294           --      270,190
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------

Operating Expenses
  Newsprint..........     23,131        21,306       25,745         70,182       28,363        25,064           --       53,427
  Compensation
    Costs............     57,120        21,231       88,820        167,171       49,051        20,555           --       69,606
  Other..............     47,388        59,186       55,534        162,108       55,066        51,367           --      106,433
  Depreciation and
    Amortization.....     12,990         4,833       10,139         27,962       11,708         2,564                    14,272
  Reorganization
    expenses and
    other items......         --        32,327        9,240         41,567        8,000            --           --        8,000
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------
Total Operating
  Expenses...........    140,629       138,883      189,478        468,990      152,188        99,550           --      251,738
                       ---------     ---------     --------    -----------    ---------     ---------     --------     --------
Operating Income.....  $  21,178     $ (16,198)    $ 28,902    $    33,882    $   1,708     $  16,744     $     --     $ 18,452
                       =========     =========     ========    ===========    =========     =========     ========     ========
Other Data:
  EBITDA(1)..........         --            --           --    $    61,844           --            --           --     $ 32,724

---------

(1) EBITDA, on a consolidated basis, represents earnings before interest expense, income taxes, depreciation and amortization, minority interest, equity in earnings of affiliates and certain other income items.

(2) Represents $32.3 million of a special charge relating to a direct prepaid subscription plan implemented at The Telegraph and $9.2 million of restructuring charges at Southam.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following sets forth unaudited pro forma financial information for Publishing and its subsidiaries (consisting of the United States Newspaper Group, The Telegraph and Southam) as of and for the period noted. The pro forma condensed consolidated balance sheet as of December 31, 1996 and the pro forma condensed consolidated statement of operations for the year ended December 31, 1996 reflect the sale of the second tranche of the Company's interest in Fairfax on January 10, 1997, consisting of a 7.9% interest. The sale of the first tranche of the Company's interest in Fairfax, consisting of a 12.0% interest, was completed on December 20, 1996, and the sale of the remaining 4.9% interest is treated as a contingent sale for financial reporting purposes. The Company's interest in Fairfax was held by an indirect subsidiary of DTH. The above transaction has been reflected in the pro forma condensed consolidated balance sheet as of December 31, 1996 assuming that the transaction had been consummated as of that date and the pro forma condensed consolidated statement of operations for the year ended December 31, 1996 assuming that the transaction had been consummated as of January 1, 1996.

            HOLLINGER INTERNATIONAL PUBLISHING INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                   PRO FORMA
                                                 PRO FORMA                                         HOLLINGER
                                                 HOLLINGER         PRO FORMA ADJUSTMENTS         INTERNATIONAL
                                               INTERNATIONAL      -----------------------       PUBLISHING INC.
                                            PUBLISHING INC.(A)     DEBIT          CREDIT             TOTAL
                                            -------------------   --------       --------       ---------------
Operating revenues.........................     $ 1,862,714                                       $ 1,862,714
Operating costs and expenses...............       1,589,228                                         1,589,228
Reorganization and other costs.............          41,567(b)                                         41,567
Depreciation and amortization..............          92,845                                            92,845
                                                -----------                                       -----------
  Total operating costs and expenses.......       1,723,640                                         1,723,640
Operating income...........................         139,074                                           139,074
Other income (expense):
  Interest expense.........................         (96,010)                        7,841(c)          (88,169)
  Interest expense to Hollinger
     International Inc.....................          (7,646)                                           (7,646)
  Interest and dividend income.............          11,100                                            11,100
  Equity in earnings of affiliates.........          12,037          3,616(d)                           8,421
  Other income, net........................          58,076                        39,212(e)           97,288
                                                -----------                                       -----------
Total other income (expense)...............         (22,443)                                           20,994
                                                -----------                                       -----------
Earnings before income taxes, minority
  interest and extraordinary item..........         116,631                                           160,068
Income Taxes...............................          44,883          3,136(f)                          48,019
                                                -----------                                       -----------
Earnings before minority interest and
  extraordinary item.......................          71,748                                           112,049
Minority Interest..........................          33,138                                            33,138
                                                -----------                                       -----------
Earnings before extraordinary item.........          38,610                                            78,911
Extraordinary loss on debt
  extinguishments..........................          (2,150)                                           (2,150)
                                                -----------                                       -----------
Net earnings...............................     $    36,460                                       $    76,761
                                                ===========                                       ===========

            HOLLINGER INTERNATIONAL PUBLISHING INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                   PRO FORMA
                                                 PRO FORMA                                         HOLLINGER
                                                 HOLLINGER         PRO FORMA ADJUSTMENTS         INTERNATIONAL
                                               INTERNATIONAL      -----------------------       PUBLISHING INC.
                                            PUBLISHING INC.(A)     DEBIT          CREDIT             TOTAL
                                            -------------------   --------       --------       ---------------
Current assets:
  Cash and cash equivalents................     $   145,497       $148,253(e)    $148,253(g)      $   145,497
  Accounts receivable, net.................         290,170                                           290,170
  Inventories..............................          26,147                                            26,147
  Prepaid expenses and other current
     assets................................          22,693                                            22,693
                                                -----------                                       -----------
Total current assets.......................         484,507                                           484,507
  Investments in affiliates, at equity.....         198,461                       109,041(e)           89,420
  Property, plant and equipment, net.......         505,890                                           505,890
  Intangible assets, net...................       1,496,722                                         1,496,722
  Other assets.............................         500,045                                           500,045
                                                -----------                                       -----------
                                                $ 3,185,625                                       $ 3,076,584
                                                ===========                                       ===========
Current liabilities:
  Current installments of long term debt...     $    35,285                                       $    35,285
  Bank indebtedness........................         503,364        148,253(g)                         355,111
  Accounts payable.........................         104,994                                           104,994
  Accrued expenses.........................         152,353                                           152,353
  Income taxes payable.....................          38,888                                            38,888
  Deferred revenue.........................          69,080                                            69,080
  Due to Hollinger Inc.....................          (1,029)                                           (1,029)
                                                -----------                                       -----------
Total current liabilities..................         902,935                                           754,682
  Long term debt, less current
     installments..........................         675,263                                           675,263
  Deferred income taxes....................          70,705                                            70,705
  Other liabilities........................          53,788                                            53,788
                                                -----------                                       -----------
Total liabilities..........................       1,702,691                                         1,554,438
Minority interest..........................         109,943                                           109,943
Redeemable preference shares of DTH and
  FDTH.....................................         526,412(h)                                        526,412(h)
Stockholder's Equity.......................         846,579                        39,212(e)          885,791
                                                -----------                                       -----------
                                                $ 3,185,625                                       $ 3,076,584
                                                ===========                                       ===========

            HOLLINGER INTERNATIONAL PUBLISHING INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

The pro forma adjustments reflect the following:

  (a)  Amounts represent Publishing results as of and for the year ended December 31, 1996, including the Company's 50.7% interest in Southam. Concurrent with the consummation of the Offering, the Company intends to complete an internal reorganization of its interests in Southam so that, upon completion, the financial results of Southam will be consolidated into Publishing.
  (b)  Represents $32.3 million of a special charge relating to a direct prepaid subscription plan implemented at The Telegraph and $9.2 million of restructuring charges at Southam.
  (c)  Represents the reduction of interest expense on bank indebtedness as a result of the application of the net proceeds from the sale of The Telegraph's 7.9% interest in
       Fairfax in January 1997.
  (d)  Represents the reduction of the equity earnings of Fairfax.
  (e)  Represents the net proceeds from the sale and gain on sale of The Telegraph's 7.9%
       interest in Fairfax on January 10, 1997. For financial reporting purposes, the sale of the remaining 4.9% interest in Fairfax is treated as a contingent sale.
  (f)  Represents the tax effect of the pro forma adjustments.
  (g)  Represents the use of the net proceeds from the sale of The Telegraph's 7.9% interest in Fairfax in January 1997 to pay down bank indebtedness. Additionally, Southam intends to apply a significant portion of its cash balances (estimated to be $70.0 million) to debt reduction.
  (h)  Represents (i) $124.2 million of redeemable preference shares held by third parties and
       (ii) preference shares issued by FDTH to Argsub, a wholly owned subsidiary of Argus, a
       Canadian corporation that owns, directly or indirectly, approximately 31% of the common shares of Hollinger Inc. and the voting stock of which is indirectly owned or controlled by Conrad M. Black, in exchange for newly issued preference shares of
       Argsub. Argsub holds FDTH Preference Shares having an aggregate redemption amount of
       $402.2 million and, in turn, FDTH and DTH hold in the aggregate preference shares of
       Argsub in the same redemption amount. See "The Company--Other Financing Transactions."
       The Company plans to redeem the DTH and FDTH Preference Shares held by third parties, using a portion of the net proceeds of the Offering, at an aggregate redemption price of approximately $124.2 million. Following such redemption, the FDTH Preference Shares issued to Argsub and the Argsub preference shares issued to DTH and FDTH will be redeemed, retracted, transferred to DTH or otherwise cancelled at no additional cash expense to the Company. See "Use of Proceeds."

                    HOLLINGER INTERNATIONAL PUBLISHING INC.
                                AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                       FINANCIAL INFORMATION--OTHER DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

     The following sets forth certain financial information related to Publishing based on the foregoing unaudited pro forma financial statements for the year ended December 31, 1996 and as adjusted to reflect the issuance of the Offered Notes and the application of the estimated net proceeds therefrom. The information does not necessarily correspond to the calculations under the Indentures governing the Senior Notes, the Senior Subordinated Notes and the
9 1/4% Notes.

                               ------------------

                                                        CONSOLIDATED            ADJUSTED CONSOLIDATED
                                                         HOLLINGER                    HOLLINGER
                                                       INTERNATIONAL                INTERNATIONAL
                                                      PUBLISHING INC.             PUBLISHING INC.(A)
                                                   ----------------------       ----------------------
                                                     PRO          AS             PRO           AS
                                                    FORMA     ADJUSTED(B)       FORMA      ADJUSTED(B)
                                                   --------   -----------       ------     -----------
EBITDA............................................ $  231.9    $   231.9        $176.1      $   176.1
Adjustments(c)....................................     20.9         20.9          11.8           11.8
                                                   --------    ---------        ------      ---------
Adjusted EBITDA................................... $  252.8    $   252.8        $187.9      $   187.9
                                                   ========    =========        ======      =========
Total Debt........................................ $1,064.6    $ 1,169.4        $899.5      $ 1,053.9
Redeemable Preference Shares(d)...................    124.2           --         124.2             --
Total Debt/Adjusted EBITDA........................      4.2x         4.6x          4.8x           5.6x
Total Debt + Redeemable Preference Shares/
  Adjusted EBITDA.................................      4.7x         4.6x          5.4x           5.6x

------------------
(a) Adjusted to include 43.07% of Southam's EBITDA and Total Debt.

(b) As adjusted to reflect the application of the proceeds from the Offering to repay outstanding bank indebtedness of the Company, Publishing and FDTH as well as the application by Southam of approximately $87.1 million in cash to pay down existing debt at Southam.

(c) Adjustments reflect (i) the exclusion of non-recurring charges related to workforce reductions by Southam ($9.2 million) and (ii) the inclusion of cash flow acquisition adjustments by the United States Newspaper Group ($5.0 million) and by Southam ($6.6 million) to reflect certain acquisitions as if they occurred on January 1, 1996.

(d) Excluding preference shares of FDTH held by Argsub, and as adjusted to reflect the application of a portion of the net proceeds of the Offering to redeem the DTH and FDTH Preference Shares held by third parties.

                         SUMMARY FINANCIAL INFORMATION

THE COMPANY AND PUBLISHING--RESTRICTED GROUP

     The following sets forth the consolidated historical financial information for the Company and the Restricted Group as of and for the periods noted. The historical balance sheet and income statement data as of December 31, 1993, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 have been derived from the Consolidated Financial Statements of the Company and Publishing-Restricted Group which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The data as of December 31, 1991 and 1992 and for the year ended December 31, 1991 and for the nine months ended September 30, 1995 and 1996 are unaudited but, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. For information about certain developments subsequent to September 30, 1996 and the results of operations for the fourth quarter 1996 and the year ended December 31, 1996, see "The Company--Recent Developments" and "Unaudited Results of Operations for the Fourth Quarter and the Year 1996."

                      SUMMARY FINANCIAL AND OTHER DATA(1)

                                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                    --------------------------------------------------------------    ------------------------
                                      1991        1992         1993          1994          1995          1995          1996
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:(2)
COMPANY (CONSOLIDATED)
Operating revenues:
  Advertising...................... $307,716    $325,165    $  316,640    $  522,381    $  635,560    $  458,056    $  490,131
  Circulation......................  209,544     233,416       217,608       245,218       262,670       187,244       228,290
  Job Printing.....................   19,735      22,066        25,044        27,675        49,198        36,008        39,372
  Other............................    8,735      11,338        10,309        13,563        17,539        12,753        16,989
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Total operating revenues...........  545,730     591,985       569,601       808,837       964,967       694,061       774,782
Operating costs and expenses.......  450,797     473,368       447,262       693,108       857,091       617,970       679,225
Depreciation and amortization......   32,037      35,226        34,545        45,200        52,388        38,116        39,320
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Operating income...................   62,896      83,391        87,794        70,529        55,488        37,975        56,237
Interest expense...................  (20,886)    (27,167)      (26,264)      (32,593)      (43,189)      (31,446)      (51,042)
Equity in earnings of affiliates...       18       6,382        13,476        35,659        16,449        23,222        20,254
Other income, net(3)...............   14,499      89,543        36,989        91,886        18,199        14,619         9,961
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Earnings before income taxes,
  minority interest, extraordinary
  item and cumulative effect of
  change in accounting for income
  taxes............................   56,527     152,149       111,995       165,481        46,947        44,370        35,410
Income taxes (benefit).............   14,320      39,132        36,475        41,300        18,108        13,787        14,673
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Earnings before minority interest,
  extraordinary item and cumulative
  effect of change in accounting
  for income taxes.................   42,207     113,017        75,520       124,181        28,839        30,583        20,737
Minority interest..................   11,166      14,848        25,475        21,409        22,637        17,048        12,770
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Earnings before extraordinary item
  and cumulative effect of change
  in accounting for income taxes...   31,041      98,169        50,045       102,772         6,202        13,535         7,967
Extraordinary loss on debt
  extinguishment...................       --          --            --            --            --            --        (2,150)
Cumulative effect of change in
  accounting for income taxes......       --          --       (24,256)           --            --            --            --
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Net earnings....................... $ 31,041    $ 98,169    $   25,789    $  102,772    $    6,202    $   13,535    $    5,817
                                    ========    ========    ==========    ==========    ==========    ==========    ==========
Net earnings per common share...... $   0.64    $   2.02    $     0.53    $     1.90    $     0.11    $     0.24    $     0.06
                                    ========    ========    ==========    ==========    ==========    ==========    ==========
Average number of common shares
  outstanding......................   48,601      48,601        48,601        53,980        56,956        56,956        76,344
                                    ========    ========    ==========    ==========    ==========    ==========    ==========
BALANCE SHEET DATA:(4)
COMPANY (CONSOLIDATED)
  Working capital (deficit)........ $ 25,749    $ 58,259    $  (58,793)   $  (10,621)   $ (124,175)   $    5,168    $ (503,026)
  Total assets(5)..................  855,692     748,843     1,034,155     1,463,755     1,570,105     1,394,054     2,598,161
  Minority interest................   41,871      64,039        79,290       109,518        97,298       116,811            --
  Total long-term debt(13).........  333,981     281,783       374,496       489,969       621,652       494,538     1,006,792
  Redeemable preferred stock.......   80,966     208,767       206,846       204,101       306,452       206,130       606,858
  Total stockholders' equity.......  253,693      72,907       111,664       303,469       295,244       304,960       728,158
RESTRICTED GROUP
  (INCLUDING PUBLISHING)
  Working capital (deficit)........ $(38,872)   $(32,174)   $  (31,862)   $      466    $  (82,218)   $      267    $ (131,878)
  Total assets.....................  558,386     368,849       516,337       830,185       909,114       850,174     1,131,995
  Total long-term debt.............  255,830     220,647       220,903       315,221       321,372       323,916       526,324

SEGMENT DATA:
Operating revenues:
  Restricted Group................. $157,397    $173,219    $  185,043    $  422,594    $  559,929    $  405,317    $  445,565
  Unrestricted Group...............  388,333     418,766       384,558       386,243       405,038       288,744       329,217
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Total operating revenues........... $545,730    $591,985    $  569,601    $  808,837    $  964,967    $  694,061    $  774,782
                                    ========    ========    ==========    ==========    ==========    ==========    ==========
Operating income:
  Restricted Group................. $  3,938    $ 11,778    $   18,069    $   39,566    $   32,275    $   30,417    $   47,733
  Unrestricted Group...............   58,958      71,613        69,725        30,963        23,213         7,558        16,043
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Total operating income............. $ 62,896    $ 83,391    $   87,794    $   70,529    $   55,488    $   37,975    $   63,776
                                    ========    ========    ==========    ==========    ==========    ==========    ==========
EBITDA(6)
  Restricted Group................. $ 28,828    $ 38,386    $   43,582    $   76,576    $   74,290    $   60,723    $   77,529
  Unrestricted Group...............   80,604      99,421        87,208        50,447        33,586        15,368        25,567
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
Total EBITDA....................... $109,432    $137,807    $  130,790    $  127,023    $  107,876    $   76,091    $  103,096
                                    ========    ========    ==========    ==========    ==========    ==========    ==========

                                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                      1991        1992         1993          1994          1995          1995          1996
                                    --------    --------     --------      --------      --------      --------      --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL RATIOS AND OTHER DATA:
COMPANY (CONSOLIDATED)
  Number of paid daily newspapers
    (end of period)(7).............       82          82            96            98           113           113           106
  Market value of Fairfax equity
    stake (end of period)(8).......                                       $  423,989    $  408,812    $  393,820    $  417,950
  Market value of Southam equity
    stake (end of period)(8).......                                          163,643       157,174       152,949       183,450
  Capital expenditures............. $ 61,058    $ 14,882    $    9,162    $   27,795    $   21,699    $   13,888    $   15,950
  Acquisition expenditures(9)......   49,350      36,952        20,368       227,321        97,232         4,687        42,176
  Ratio of earnings to fixed
    charges(10)....................     3.67x       5.09x         3.64x         4.11x         1.82x         1.68x         1.29x
RESTRICTED GROUP
  (INCLUDING PUBLISHING)
  EBITDA(6)........................ $ 28,828    $ 38,386    $   43,582    $   76,576    $   74,290    $   60,723    $   77,529
  Cash distributions available from
    Unrestricted Group (net)(11)...   17,347      29,032         8,592         8,390         8,721         3,032           362
                                    --------    --------    ----------    ----------    ----------    ----------    ----------
  Adjusted EBITDA.................. $ 46,175    $ 67,418    $   52,174    $   84,966    $   83,011    $   63,755    $   77,891
                                    ========    ========    ==========    ==========    ==========    ==========    ==========
  Capital expenditures............. $  7,006    $  5,605    $    3,622    $   16,409    $   21,471    $   18,470    $   12,538
  Interest expense.................   20,456      20,117        19,083        23,442        28,037        21,077        33,968
  Acquisition expenditures(9)......   23,780         736        20,368       214,947        99,554         4,687        42,176
  Adjusted EBITDA/interest
    expense........................     2.26x       3.35x         2.73x         3.62x         2.96x         3.02x         2.29x
  Total long-term debt/
    EBITDA(12).....................     8.87x       5.75x         5.07x         4.12x         4.33x         4.00x         5.09x
  Total long-term debt/adjusted
    EBITDA(12).....................     5.54x       3.27x         4.23x         3.71x         3.87x         3.81x         5.07x

------------------

 (1) The financial data presented above is derived from the Supplemental Consolidated Financial Statements of the Company. As a result of the October 1995 reorganization, such financial statements include the accounts of The Telegraph and DTH on an "as-if " pooling-of-interests basis. The Supplemental Consolidated Financial Statements of Publishing--Restricted Group include the accounts of Publishing and the subsidiaries of Publishing comprising its United States Newspaper Group and treat the Unrestricted Group as equity investments.

 (2) The statement of operations data and other data include data for Jerusalem Post for all periods presented, data for Chicago Sun-Times from the date of its acquisition by the Company on March 31, 1994 and data for Daily Southtown from the date of its acquisition by the Company on December 23, 1994.

 (3) Other income, net includes interest income, gain on the sale of Telegraph shares, gain on dilution of Fairfax interest, gain on the sale of marketable securities, issuance costs of subsidiaries' redeemable preferred stock and foreign currency gain (loss).

 (4) The balance sheet data include The Telegraph, DTH and Jerusalem Post for all periods presented, the Chicago Sun-Times as at September 30, 1994 and thereafter and Daily Southtown as at December 31, 1994 and thereafter.

 (5) Includes intangible assets, net of accumulated amortization, which amounted to $529,694,000 at December 31, 1995 and $874,304,000 at September 30,
     1996. Such intangible assets consist of the value of acquired subscriber and advertiser lists, noncompetition agreements, archives and goodwill. The amortization periods for intangible assets range from three to 40 years.

 (6) EBITDA, on a consolidated basis and with respect to the Unrestricted Group, represents earnings before interest expense, income taxes, depreciation and amortization, minority interest, equity in earnings of affiliates and certain other income items. Among the other income items excluded are gain on the sale of Telegraph shares, gain on the sale of marketable securities, gain on dilution of Fairfax interest and issue costs of subsidiaries' redeemable preferred stock of $70,353,000, $28,538,000 and $80,592,000 for the years ended December 31, 1992, 1993 and 1994, respectively. EBITDA, with respect to the Restricted Group, represents earnings before interest expense, income taxes, depreciation and amortization and equity in earnings of unconsolidated subsidiaries (i.e., the Unrestricted Subsidiaries). EBITDA is not intended to represent an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company believes that EBITDA largely determines its ability to fund current operations and to service debt due to the significant number of acquisitions made by the Company which have resulted in non-cash charges for depreciation and amortization. These non-cash charges have adversely affected net earnings, but have not affected EBITDA.

 (7) Number of paid daily newspapers owned by the Company and its subsidiaries (excluding those newspapers published by Fairfax and Southam).

 (8) Represents The Telegraph's 24.7% interest (196,374,606 shares and convertible debentures) in Fairfax on December 31, 1995 and September 30, 1996, respectively, and the combined 19.3% interest of The Telegraph and FDTH in Southam (14,790,000 shares) at each period end. See Note 3 to Supplemental Consolidated Financial Statements of the Company for information concerning investments in affiliates. Does not include the Company's and Hollinger Inc.'s combined holdings of approximately 21.5% interest in Southam as a result of the purchase of 16,349,743 shares from Power on May 24, 1996 or the subsequent purchases of 10.4% interest in Southam on December 11, 1996.

 (9) Represents costs of acquiring newspapers and investments in newspaper companies. Such amounts do not include notes payable to former owners and deferred amounts due under noncompetition agreements with former owners.

(10) The ratio of earnings to fixed charges is the sum of earnings before taxes and minority interest (excluding undistributed earnings of affiliates) plus interest expense, amortization of deferred financing charges and preferred stock dividends divided by the sum of interest expense, amortization of deferred financing charges and preferred stock dividends. The ratio is the same for the Restricted Group as for the Company (consolidated).

(11) Represents the excess of the dividends paid on The Telegraph ordinary and preference shares held by FDTH over the amount of dividends paid by FDTH and DTH on their preference shares held by unrelated parties. Prior to the Reorganization, Hollinger Inc., as the owner of all the outstanding ordinary shares of DTH, received all distributions paid by DTH and FDTH (exclusive of dividends paid to unrelated parties). On December 29, 1995, DTH transferred all FDTH preference shares which it then held (with an aggregate redemption amount of Cdn.$140.0 million ($102.8 million)) to a wholly owned subsidiary of Argus Corporation Limited ("Argus"), a Canadian corporation controlled by Conrad M. Black which owns directly and indirectly approximately 31.6% of Hollinger Inc., in exchange for newly issued preference shares (with an aggregate redemption amount of Cdn.$140.0 million ($102.8 million)) of such subsidiary with terms substantially identical to those of the FDTH preference shares. This transaction was reflected for United States accounting purposes on the consolidated balance sheet of the Company as at December 31, 1995 as (i) an increase in equity investments in related parties equal to the redemption amount of the newly issued preference shares and (ii) a corresponding increase in redeemable preferred stock. On September 30, 1996, FDTH issued newly issued shares of redeemable preference stock with an aggregate redemption amount of $300.0 million to a wholly owned subsidiary of Argus in exchange for newly issued preference stock of such subsidiary of Argus with substantially identical terms. This transaction was also reflected for United States accounting purposes on the consolidated balance sheet of the Company as at September 30, 1996 in the same manner as at December 31, 1995.

(12) EBITDA and adjusted EBITDA have been annualized for the nine-month periods ended September 30, 1995 and 1996.

(13) Long-term debt includes current portion of long-term debt and short-term bank obligations. Long-term debt does not include intercompany indebtedness owed to Hollinger Inc.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's business is concentrated in the publishing, printing and distribution of newspapers and is divided between the United States Newspaper Group and the International Newspaper Group. The United States Newspaper Group consists of the Chicago Group, comprised of the Chicago Sun-Times and suburban newspapers in the Chicago metropolitan area and American Publishing Company, comprised of the Company's community newspapers, operating in 28 states, and for reporting and administrative purposes, Jerusalem Post. The International Newspaper Group includes the operating results of The Telegraph and the Company's equity share in the earnings of Fairfax and Southam for the periods presented.

     See "The Company--Recent Developments" and "Unaudited Results of Operations for the Fourth Quarter and the Year 1996" for information concerning results of operations for the fourth quarter 1996 and the year ended December 31, 1996.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

     Third quarter 1996 net earnings were $3.2 million, or 3 cents per share. This compares with earnings of $1.5 million, or 2 cents per share, in 1995. Net earnings for the nine months ended September 30, 1996 were $5.8 million, or 6 cents per share compared with $13.5 million, or 24 cents per share in 1995. Earnings before extraordinary items in 1996 were $8.0 million, or 9 cents per share compared with $13.5 million, or 24 cents per share in 1995. The 1995 nine month earnings include a $12 million gain on the sale of an investment.

     EBITDA for the third quarter increased 43.2% to $32.1 million from $22.4 million in 1995. For the nine months ended September 30, 1996 EBITDA increased 25.6% to $95.6 million from $76.1 million in 1995.

     The solid increases in total revenues and EBITDA reflect the strong business fundamentals of the Company. Operating income for the United States Newspaper Group for the third quarter improved to $19.1 million from $9.4 million in 1995. Results in the quarter improved due to lower newsprint prices, continued cost control, and the contribution from acquisitions of community newspapers during the past twelve months.

     The results of the 1996 third quarter were below the Company's expectations due to the performance of its International Newspaper Group. Improved circulation revenues of $1.5 million as a result of a cover price increase in November 1995 and gains in advertising revenues of $5.9 million were partially offset by increased newsprint and promotional costs. Although there is a downward trend in the world price of newsprint, European price changes often lag behind U.S. price changes and The Telegraph enters into medium term supply contracts with vendors resulting in delays in increases and reductions of newsprint costs. At the same time, The Telegraph is delivering editions with increased pagination to an increased circulation base due to the success of its direct subscription campaign and other promotional activities. The direct subscription campaign and overall promotional initiatives, have successfully added more than 100,000 prepaid subscribers to The Daily Telegraph circulation increasing its average weekday circulation to approximately 1.1 million, a trajectory that we are confident will extend into 1997. Additionally, the International Newspaper Group is reducing the terms of many of its newsprint supply contracts.

     Operating revenues for the third quarter of 1996 increased 9.5% to $253.6 million from $231.7 million in 1995. Revenues for the nine months ended September 30, 1996 increased 11.6% to $774.8 million from $694.1 million in 1995. The increase in revenues was largely due to cover price and advertising revenue increases in the United Kingdom and to revenue contributed by the community newspapers that were acquired during the past twelve months.

     Operating income in the third quarter and nine months of 1996 increased 83.2% and 48.1%, respectively as compared to the same periods in the prior year. The third quarter benefited from the effect of declining newsprint prices in the United States. Total newsprint expense increased by 3.5% in the third quarter of 1996 as compared to the same period in the prior year and newsprint as a percent of sales was 20.3% for the third quarter of 1996 as compared to 21.4% for the third quarter of 1995. Newsprint expense for the nine months ended September 30, 1996 increased 22.0% from 1995. Newsprint and other paper costs, in general, increased substantially in 1995, reached and maintained peak price levels in the fourth quarter of 1995 and the first quarter of 1996, and started a declining trend in the second quarter of 1996 which continued through the third quarter of 1996. Although there is a downward trend in the world price of newsprint, European price changes often lag behind U.S. price changes, resulting in delays in increases and reductions in newsprint costs in the United Kingdom. Compensation costs as a percentage of sales have remained relatively consistent between years, both in the third quarter and year to date. Other operating costs, including allocable expenses from Hollinger Inc. were 38.5% and 40.5% as a percentage of sales for the third quarter of 1996 and 1995, respectively, and 38.2% and 40.4% as a percentage of sales for the nine months ended September 30, 1996 and 1995, respectively.

     Depreciation and amortization increased for the third quarter and the nine months ended September 30, 1996 from the comparable periods in the prior year. Increased depreciation and amortization resulting from the acquisition of community newspapers and the increased intangible asset as a result of the purchase of additional shares of The Telegraph in the fourth quarter of 1995 and the buyout of the minority interest of The Telegraph in August 1996 partially offset by decreased amortization from the reevaluation of the remaining useful life of certain intangible assets.

     Interest expense increased by 105.9% to $22.1 million for the third quarter of 1996 as compared to $10.8 million in 1995 and by 69.1% to $48.0 million for the nine months ended September 30, 1996 as compared to $28.4 million in 1995. The Company increased its borrowings in the last quarter of 1995 and during 1996 to fund the purchase of the additional 21.5% interest in Southam, the buyout of The Telegraph minority and other acquisitions of community newspapers.

     Equity in net earnings of affiliates increased 129.3% to $14.1 million in the third quarter of 1996 from $6.2 million in 1995 and decreased 12.8% to $20.3 million for the nine months ended September 30, 1996 from $23.2 million in 1995. The increase in third quarter equity earnings was as a result of improved net earnings at Southam. Net earnings at Southam increased for both the quarter and year to date as compared to prior year primarily due to acquisitions in the current year, improved advertising revenues and stabilizing newsprint prices. In addition, to improved earnings, Southam recognized a one-time gain on sale of their Construction Data Group. The Company also realized the benefit, in the third quarter, of accounting for the additional 21.5% interest in Southam. The increase in equity earnings for the third quarter was partially offset by declines at Fairfax in Australia resulting from higher depreciation and interest costs related to the new production plant in Sydney and continuing weakness in the Australian community.

GROUP OPERATING RESULTS

     UNITED STATES NEWSPAPER GROUP

     The United States Newspaper Group's operating revenues increased approximately 10% from the prior year for both the third quarter and the nine months ended September 30, 1996, primarily as a result of increased revenues at the Community Newspaper Group. American Publishing Company (the Community Group) operating revenues increased 24.9% to $67.7 million for the third quarter 1996 from $54.2 million in 1995 and 25.9% to $200.4 million for the nine months ended September 30, 1996 from $159.1 million in 1995. Acquisitions at the Community Group added $19.3 million and $50.0 million to revenues for the quarter and nine months ended September 30, 1996, respectively, while same publication revenues increased 2.5%. Circulation revenues at the Chicago Group increased 2.1% for the third quarter and 4.7% for the nine months ended September 30, 1996 as compared to the same periods in the prior year. Gains in circulation revenues at the Chicago Group were offset by declines in advertising revenues due to continuing weaknesses in the retail advertising markets. These fluctuations resulted in revenues at the Chicago Group remaining flat for both the quarter and the nine months.

     Third quarter operating income of the United States Newspaper Group increased 102.2% to $19.1 million in 1996 from $9.4 million in the prior year, while operating income for the nine months ended September 30,

1996 increased 40.4% to $42.7 million from $30.4 million in 1995. The third quarter benefited from declining newsprint prices, while cost containment efforts at both the Chicago Group and Community Group added to the increased operating income for both the third quarter and the nine months ended September 30, 1996.

     EBITDA for the third quarter increased 47.8% to $29.2 million in 1996 from $19.7 million in 1995 and for the nine months ended September 30, 1996 increased 19.5% to $72.5 million from $60.7 million in 1995. Recent acquisitions at the Community Group added $4.7 million and $11.9 million to EBITDA for the third quarter and nine months ended September 30, 1996, respectively. Operating income for the United States Newspaper Group increased by $9.7 million in the third quarter primarily as a result of revenue enhancement, newsprint price reductions and cost containment efforts.

     INTERNATIONAL NEWSPAPER GROUP

     Third quarter operating revenues for the International Newspaper Group increased 8.8% to $104.2 million in 1996 from $95.8 million in 1995. Operating revenues for the nine months ended September 30, 1996 increased 14.0% to $329.2 million from $288.7 million in 1995. Advertising revenues increased 10.4% and 5.3% in the quarter and year to date, respectively. Circulation revenues grew 4.1% in the third quarter and 29.1% year to date as compared to the same periods in the prior year. The increase in circulation revenues is primarily as a result of the increased cover price of The Daily Telegraph. The increase in revenues in pounds sterling, for the third quarter was 10.1% and 17.6% for the nine months ended September 30, 1996 as compared to the same periods in the prior year, but the increase value of the U.S. dollar versus the British pound reduced the reported U.S. dollar increase.

     The International Newspaper Group's operating income for the third quarter decreased by $1.7 million. Additional amortization of intangible assets as a result of the acquisition of The Telegraph minority reduced operating income by
1.9 million. The benefits from increased circulation, advertising and other revenues were partially offset by higher newsprint costs (largely due to volume increases) and higher promotional costs during the usually weak third quarter. Operating income for the nine months ended September 30, 1996 increased $6.0 million over 1995. Increased advertising circulation and other revenues during this period more than offset higher newsprint and promotional costs.

     Newsprint expenses increased for both the quarter and year to date as compared with prior year as a result of both increased circulation, especially at The Sunday Telegraph, and increased pagination. Although there is a downward trend in the world price of newsprint, European price changes often lag behind U.S. price changes and The Telegraph enters into medium term supply contracts with vendors resulting in delays in increases and reductions of newsprint costs. At the same time, The Telegraph is delivering editions with increased pagination to an increased circulation base due to the success of its direct subscription campaign and other promotional activities. The direct subscription campaign and overall promotional initiatives, have successfully added more than 100,000 prepaid subscribers to The Daily Telegraph circulation increasing its average weekday circulation to more than 1.1 million. Additionally, The Telegraph is reducing the terms of many of its newsprint supply contracts. The increased level of promotional activity at The Telegraph has continued through the third quarter resulting in increased operating costs as compared to the prior year.

     YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     The Company had net earnings of $6.2 million in 1995, compared with net earnings of $102.8 million in 1994. Net earnings per share were $0.11 per share in 1995, compared with $ 1.90 per share in 1994. Earnings in 1995 were unfavorably affected by a decrease of $19.3 million in equity in earnings of affiliates (including the Company's share of a special restructuring charge and loss on discontinued operations at Southam), an increase in interest expense of $10.6 million and reorganization expenses of $8.0 million. Moreover, in 1994 net earnings were favorably affected by gains on the sale of ordinary shares of The Telegraph (which had a net earnings effect of $66.4 million or $1.23 per share). Excluding these gains, the Reorganization expenses and the Southam charges, the Company would have reported net earnings of $0.38 per share in 1995, compared with $0.67 per share in 1994.

     The remaining net earnings decline was principally due to a decrease in operating income (before giving effect to Reorganization expenses) of $7.0 million, or 10.0%, to $63.5 million in 1995 compared with $70.5 million in 1994. The operating income of The Telegraph declined by 24.6%, to $23.3 million in 1995, from approximately $31.0 million in 1994, caused principally by a decline in circulation revenues and higher newsprint costs. The United States Newspaper Group's operating income increased $0.6 million, or 1.5%, to $40.3 million (before giving effect to Reorganization expenses) from $39.6 million, due to an increase by the Community Newspaper Group to $30.3 million from $23.4 million. The Chicago Group experienced a decrease of 26.7% to $14.2 million, from approximately $19.4 million, caused largely by an increase in newsprint costs. The results in 1995 reflected a full year's operations of the Chicago Group while results in 1994 reflected nine months operations for the Chicago Sun-Times and related newspapers and exclude the results of the Daily Southtown.

     OPERATING REVENUES. The following table shows the percentage increase in revenues between 1995 and 1994 by principal business group.

                                                                     1995 VERSUS 1994
                                                                     ----------------
        United States Newspaper Group:
          Chicago Group (1).......................................         53.6%
          Community Newspaper Group...............................         10.3%
          Total...................................................         32.5%
        International Newspaper Group.............................          4.9%
        Total Operating Revenues..................................         19.3%

------------------

(1) Formed on March 31, 1994 with the acquisition of the Chicago Sun-Times and 61 associated newspapers.

     United States Newspaper Group. Operating revenues in the United States Newspaper Group were $559.9 million in 1995 (or 58.0% of total operating revenues), an increase of $137.3 million, or 32.5%, over the same period in 1994. Most of the increase was attributable to the Chicago Group, where operating revenues for the Chicago Sun-Times were only included for nine months in 1994 due to the March 31, 1994 acquisition date, and operating revenues for the Daily Southtown were excluded from 1994 due to its December 23, 1994 acquisition. The Community Newspaper Groups' revenues increased $21.1 million, or 10.3%. For newspapers in the Community Newspaper Group operated for both periods, revenues increased $8.5 million, or 4.1%.

     Advertising revenues in the United States Newspaper Group were $372.6 million in 1995, an increase of $86.0 million, or 30.0%, over 1994. The Chicago Group increased $73.6 million, due primarily to the inclusion of Chicago Sun-Times and Daily Southtown subsequent to their acquisitions, while the Community Newspaper Group increased $12.4 million, or 9.5%. For newspapers operated for both periods, advertising revenues increased $4.3 million, or 3.3%.

     Circulation revenues in the United States Newspaper Group were $129.7 million in 1995, an increase of $27.7 million, or 27.2% over 1994. Circulation revenues for the Chicago Group increased $22.8 million due primarily to inclusion of Chicago Sun-Times and Daily Southtown for the full 1995 period, while circulation revenues at the Community Newspaper Group increased $4.9 million, or 10.6%. For newspapers operated for both periods, circulation revenues increased $2.0 million, or 4.4%.

     Job printing revenues, derived from utilizing available press capacity for printing unaffiliated newspapers, fliers, retail store advertisements and real estate listings for third parties, increased $21.5 million, or 77.8%, to $49.2 million in 1995 from $27.7 million in the same period in 1994, primarily due to the acquisition of Daily Southtown.

     International Newspaper Group. Operating revenues in the International Newspaper Group, which consist exclusively of The Telegraph's operating revenues, were $405.0 million in 1995 (or 42.0% of total operating revenues), an increase of $18.8 million, or 4.9%, from 1994. When expressed in British pounds sterling, revenues increased by 1.1%, principally as a result of cover price recoveries and improved advertising revenues in the fourth quarter.

     Advertising revenues for 1995 increased $27.2 million to $263.0 million, or 11.5% over 1994. When expressed in British pounds sterling, advertising revenues increased 8.0%. In local currency, classified advertising for The Daily Telegraph showed a 21% increase due primarily to recruitment advertising, while financial advertising revenues were 20% lower than in 1994 and display advertising increased by approximately 3% over 1994.

     Circulation revenues for 1995 were $133.0 million, a decline of $10.3 million, or 7.2%, from the 1994 period. When expressed in British pounds sterling, circulation revenues declined by 10.1%, although average circulation copies for The Daily Telegraph increased in 1995. When the weekday edition cover price was reduced, there was no offsetting reduction in commissions paid to wholesalers and retailers of The Daily Telegraph. Since circulation revenues are recorded net of commissions paid to wholesalers and retailers, this resulted in a decline in circulation revenue relating to weekday sales of The Daily Telegraph from approximately 31.5p to 13.5p per copy. The cover price of the Saturday edition, The Daily Telegraph's highest circulation day, was left unaltered at 70p without loss of circulation. The cover price of The Sunday Telegraph (average circulation approximately 697,000) was left unaltered at 70p. Sunday edition circulation benefitted from a weekend voucher program introduced in April 1994 which was discontinued in September 1995. The effect of the cover price reduction on circulation revenues for 1994 was limited, but the full effect of such reduction adversely affected circulation revenues for the first nine months of 1995, notwithstanding a weekday cover price increase of 5p per copy announced in July 1995. On November 20, 1995, The Daily Telegraph increased the cover price of its weekday editions by an additional 5p to 40p and reduced its recommended retail margin from 11.9p to 10.0p per copy, following a cover price increase and a reduction of retail margin announced by its principal competitor. Circulation revenues during the fourth quarter of 1995 improved by 40.1% in United States dollars and 35.7% in British pounds sterling over the same period in 1994.

     OPERATING COSTS AND EXPENSES. Operating costs and expenses are comprised of (i) operating costs, (ii) general and administrative expenses, (iii) depreciation and amortization expenses and (iv) allocable expenses from Hollinger Inc. The following table shows the percentage increase in operating costs and expenses between 1995 and 1994 by principal business group.

                                                                     1995 VERSUS 1994
                                                                     ----------------
        United States Newspaper Group:
          Chicago Group...........................................         61.4%
          Community Newspaper Group...............................          7.8%
          Total...................................................         37.8%
        International Newspaper Group.............................          7.5%
        Total Operating Costs and Expenses........................         23.2%

     United States Newspaper Group. Total operating costs and expenses in the United States Newspaper Group were $527.7 million, an increase of $144.6 million, or 37.8%, over 1994. This increase was due primarily to the inclusion of costs and expenses attributable to the Chicago Group for the full year. As a percentage of total United States Newspaper Group revenues, operating costs and expenses increased to 94.2% from 90.6%.

     Operating costs, which consist primarily of labor and, to a lesser extent, newsprint costs, were $424.1 million in 1995, an increase of $131.9 million, or 45.1%, over 1994. As a percentage of United States Newspaper Group revenues, operating costs increased to 75.8% in 1995 from 69.1% in 1994. Most of this increase was due to the inclusion of the Chicago Group for the full 1995 period. The balance was due principally to higher newsprint costs, which offset cost saving measures initiated by the Company, including reduced pagination, reduced page size, improved efficiencies in distribution and the on-going staff reduction program. Within the Chicago Group, newsprint costs as a percentage of Chicago Group revenues rose by approximately six percentage points to 21.5% of such revenues. Within the Community Newspaper Group, lower cost inventories moderated the impact of increased newsprint costs so that newsprint costs as a percentage of Community Newspaper Group revenues increased to 12.5% in 1995 from 9.6% in 1994. Newsprint costs are expected to increase further in 1996.

     General and administrative expenses decreased $2.0 million, or 3.8%, to $49.4 million in 1995 from $51.4 million in 1994. As a percentage of United States Newspaper Group revenues, general and administrative expenses decreased to 8.8% from 12.2%. This decrease was the result of the implementation of the Company's cost reduction program, mainly at the Chicago Group which improved versus 1994 even though it did not record a full year in 1994.

     Expenses associated with the Reorganization were $8.0 million in 1995 and there were no comparable unusual expenses in 1994.

     International Newspaper Group. Total operating costs and expenses at The Telegraph were $381.9 million in 1995, an increase of $26.6 million, or 7.5%, over 1994. When expressed in British pounds sterling, total operating costs and expenses increased 4.1% over 1994. Total operating costs and expenses as a percentage of Telegraph revenues, were 94.3% in 1995, compared with 92.0% in 1994, primarily as a result of higher newsprint costs and lower revenues due to reduced cover prices of the weekday edition of The Daily Telegraph. As a percentage of Telegraph revenues, newsprint costs increased to 22% in 1995 from 17% in 1994.

     General and administrative expenses were $40.7 million in 1995, an increase of $9.2 million, or 28.7%, over 1994. When expressed in British pounds sterling, general and administrative expenses increased by 26.6% in 1995.

     OPERATING INCOME. The above changes in operating revenues and operating costs and expenses resulted in the following increases (decreases) in operating income between 1995 and 1994 by principal business group.

                                                                     1995 VERSUS 1994
                                                                     ----------------
        United States Newspaper Group:
          Chicago Group (1).......................................         (26.7)%
          Community Newspaper Group...............................          29.5%
          Total(2)................................................           1.8%
        International Newspaper Group.............................         (24.6)%
        Total Operating Income(2).................................         (10.0)%

------------------

(1) Formed on March 31, 1994 with the acquisition of the Chicago Sun-Times and 61 associated newspapers.

(2) Excludes effect of reorganization expenses of $8.0 million in 1995.

     United States Newspaper Group. Operating income in the United States Newspaper Group was $32.3 million in 1995, a decrease of $7.3 million, or 18.4%, from 1994, after Reorganization expenses of $8.0 million in 1995. Otherwise, increased revenue, due largely to the full period recognition of the Chicago Group, and benefits from cost reduction efforts, were largely offset by higher newsprint costs. The Community Newspaper Group's performance, notwithstanding newsprint cost increases, improved by 29.5%, while the Chicago Group experienced a decline of 26.7% caused largely by newsprint cost increases. As a percentage of total United States Newspaper Group revenues, operating income declined to 5.8% from 9.4%.

     International Newspaper Group. Operating income at The Telegraph was $23.3 million in 1995, a decrease of $7.6 million, or 24.6%, from 1994. As a percentage of Telegraph revenues, operating income declined to 5.7% from 8.0%. When expressed in British pounds sterling, the operating income decrease was 23.3%. This decline was attributable to the reduced cover price for the weekday editions of The Daily Telegraph. Total newsprint costs in 1995 increased 29% over 1994 (when expressed in British pounds sterling), but were partially offset by cost savings measures.

     EQUITY IN EARNINGS OF AFFILIATES. Equity in the earnings of Fairfax, Southam and the two joint venture printing companies was $16.4 million in 1995 compared with $35.7 million in 1994. Fairfax accounted for $24.7 million, a decrease of $7.2 million from the prior period. The equity in the 1995 Southam loss was $10.7 million, compared with earnings of $3.5 million in 1994. Southam recorded restructuring charges of Cdn.$120 million in 1995 with the Company's share being equivalent to $9.0 million in net earnings or $0.16 per share. Southam also experienced a loss on discontinued operations which had an impact on the

Company equivalent to $1.7 million in net earnings, or $0.03 per share. The restructuring charges consist of amounts for severance to be paid due to downsizing and the write-down of fixed assets at a printing facility which will be closed.

     GAIN ON SALE OF SECURITIES. Other income of $14.7 million in 1995 consisted mostly of the gain on sale of subsidiary shares and marketable securities in 1995 of $12.0 million. Comparable gains in 1994 consisted of a gain of $80.6 million from the sale of 12.5 million ordinary shares of The Telegraph in May 1994.

     INTEREST EXPENSE. Interest expense increased by $10.6 million, or 32.5%, to $43.2 million in 1995, compared with $32.6 million in 1994. Interest expense related to the United States Newspaper Group increased by $6.9 million in 1995, reflecting mainly the increase in long-term debt related to the acquisition of the Daily Southtown in December 1994 and 16 paid daily community newspapers in September and October 1995.

     INCOME TAXES. Income tax expense for 1995 was $18.1 million, compared with $41.3 million in 1994. Income tax expense for 1995 consisted of $2.8 million in United States taxes and $15.3 million in foreign taxes, compared with $4.4 million United States taxes and $36.9 million in foreign taxes for 1994, reflecting a substantial decline in operating income at The Telegraph in the 1995 period.

     MINORITY INTERESTS. Minority interest reflects the interest of the minority holders of ordinary shares of The Telegraph in the earnings of The Telegraph and its affiliated companies and dividends on redeemable preferred stock of two subsidiary companies. The amount attributable to minority interests increased to $22.6 million in 1995, as compared with $21.4 million in 1994.

     YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

     The Company had net earnings for 1994 of $102.8 million compared with $25.8 million for 1993. Net earnings per share for 1994 were $1.90 compared with $1.03 for 1993, before the unfavorable effect of a cumulative change in accounting for income taxes of $0.50 per share in 1993. The improvement was primarily the result of a $80.6 million gain on the sale of ordinary shares in The Telegraph in 1994 (which after tax was equivalent to $1.23 per share) which has been included in other income. The gain on the sale of Telegraph shares in 1993 was $7.3 million, or $0.15 per share. The Company also benefitted from the acquisition in March 1994 of the Chicago Group, consisting of the Chicago Sun-Times and 61 related suburban newspapers in the Chicago metropolitan area, and from an increase in equity in earnings of affiliated companies (principally Fairfax) of approximately $22.2 million, enhanced further by the full year effect of the increase in The Telegraph's ownership interest in Fairfax to 24.8% from 15%. Results of operations were adversely affected by a 55.6% decline in operating income in The Telegraph due in large part to a decline in circulation revenue following reductions in the cover price of the weekday edition of The Daily Telegraph in June 1994 in response to price competition from its principal competitor.

     OPERATING REVENUES. The following table shows the percentage increases in revenues between 1994 and 1993 by principal business group.

                                                                     1994 VERSUS 1993
                                                                     ----------------
        United States Newspaper Group:
          Chicago Group (1).......................................            --
          Community Newspaper Group...............................          11.1%
          Total...................................................         128.4%
        International Newspaper Group.............................           0.4%
        Total Operating Revenues..................................          42.0%

------------------

(1) Formed on March 31, 1994 with the acquisition of the Chicago Sun-Times and 61 associated newspapers.

     United States Newspaper Group. Operating revenues in the United States Newspaper Group were $422.6 million in 1994 (or 52.2% of total operating revenues), an increase of $237.6 million, or 128.4%, over 1993. This increase resulted primarily from the addition of revenues of $217.0 million from the acquisition of the Chicago Sun-Times and 61 associated newspapers in March 1994. Revenues in the Community Newspaper Group were $205.5 million, an increase of $20.5 million, or 11.1%, over 1993 principally as a result of acquisitions. For newspapers operated in both periods, revenues increased $6.7 million, or 3.7%.

     Advertising revenues in the United States Newspaper Group increased $171.6 million, or 149.2%, to $286.6 million in 1994 from $115.0 million in 1993. This increase was primarily the result of the acquisition of the Chicago Sun-Times. For newspapers operated in both periods, the increase was $5.4 million, or 4.9%.

     Circulation revenues in the United States Newspaper Group increased $59.5 million, or 139.9%, to $102.0 million in 1994 from $42.5 million in 1993, almost wholly as a result of acquisitions. Based on Company estimates, daily paid and non-daily paid circulation of newspapers acquired during 1994 were approximately 577,000 and 815,000, respectively, which represented approximately 51% and 66% of the aggregate to total paid circulation at December 31, 1994 for all newspapers in the United States Newspaper Group. For newspapers operated in both periods, circulation revenues increased $0.8 million, or 2.0%.

     Job printing revenues increased $2.6 million, or 10.5%, to $27.7 million in 1994 from $25.0 million in 1993 as a result of targeted marketing efforts by the Company in the geographic markets adjacent to the Company's principal production facilities.

     International Newspaper Group. Operating revenues at The Telegraph were $386.2 million in 1994 (or 47.8% of total operating revenues), an increase of $1.7 million, or 0.4%, over 1993. However, revenues expressed in British pounds sterling declined 1.4% in 1994. Increases in advertising revenues were offset by a decline in circulation revenues resulting from a period of intense price competition initiated by The Daily Telegraph's principal competitor.

     Advertising revenue increased $34.1 million, or 16.9%, to $235.8 million in 1994 from $201.6 million in 1993. When expressed in British pounds sterling, newspaper advertising revenues increased 13.2% principally due to increases in classified advertising and to a lesser extent in display advertising.

     Circulation revenue declined $31.9 million, or 18.2%, to $143.2 million in 1994 from $175.1 million in 1993. When expressed in British pounds sterling, circulation revenues declined 19.8% from 1993. This was primarily the result of a reduction in the cover price of the weekday editions of The Daily Telegraph in June 1994 from 48p to 30p in response to similar reductions by The Daily Telegraph's principal competitor, without any offsetting reduction in commissions paid to wholesalers and retailers.

     OPERATING COSTS AND EXPENSES. Operating costs and expenses are comprised of (i) operating costs, (ii) general and administrative expenses, (iii) depreciation and amortization expenses and (iv) allocable expenses from Hollinger Inc. The following table shows the percentage increases in operating costs and expenses between 1994 and 1993 by principal business group.

                                                                     1994 VERSUS 1993
                                                                     ----------------
        United States Newspaper Group:
          Chicago Group (1).......................................            --
          Community Newspaper Group...............................          10.4%
          Total...................................................         129.4%
        International Newspaper Group.............................          12.8%
        Total Operating Costs and Expenses........................          53.2%

------------------

(1) Formed on March 31, 1994 with the acquisition of Chicago Sun-Times and 61 associated newspapers.

     United States Newspaper Group. Total operating costs and expenses in the United States Newspaper Group were $383.0 million in 1994, an increase of $216.1 million, or 129.4%, over 1993. As a percentage of total United States Newspaper Group revenues, however, such costs and expenses increased only slightly to 90.6% in 1994 from 90.2% in 1993.

     Operating costs, which consist primarily of labor and, to a lesser extent, newsprint costs, were $292.2 million, an increase of $183.1 million, or 167.8%, over 1993, primarily as a result of acquisitions. As a percentage of United States Newspaper Group revenues, operating costs increased to 69.2% in 1994 from 59.0% in 1993. This increase came principally from the acquired Chicago Group, where operating costs amounted to 78.8% of Chicago Group revenues, as compared to 58.9% of the Community Newspaper Group revenues. For newspapers operated in both periods, operating costs increased $2.2 million, or 2.1%.

     General and administrative expenses increased $21.9 million, or 74.1%, to $51.4 million in 1994 from $29.5 million in 1993. As a percentage of United States Newspaper Group revenues, general and administrative expenses decreased to 12.2% in 1994 from 16.0% in 1993. This change came principally from the acquired Chicago Group, where general and administrative expenses were 8.0% of Chicago Group revenues, as compared to 16.6% of the Community Newspaper Group revenues.

     Depreciation and amortization expenses were $35.8 million, an increase of $10.0 million, or 38.7%, over 1993, due primarily to the addition of $8.5 million in depreciation and amortization expenses relating to the acquisition of Chicago Sun-Times in March 1994. As a percentage of United States Newspaper Group operating revenues, depreciation and amortization was 8.5% in 1994 and 14.0% in 1993.

     Expenses allocated from Hollinger Inc. were $3.6 million in 1994, an increase of $1.1 million, or 43.2%, over 1993. This reflected the cost of various additional management and administrative services provided by Hollinger Inc. to the enlarged United States Newspaper Group in 1994.

     International Newspaper Group. Total operating costs and expenses at The Telegraph were $355.3 million in 1994, an increase of $40.4 million, or 12.8%, over 1993. When expressed in British pounds sterling, total operating costs and expenses increased 10.8% and, when viewed as a percentage of Telegraph revenue, increased to 91.2% in 1994, from 81.2% in 1993. Most of the absolute increase in costs occurred in operating costs, as the other category changes were nominal, and most of the apparent shift in costs as a percentage of revenues was attributable to the reduction in cover price in June 1994, which decreased the revenue component of the calculation.

     Operating costs at The Telegraph were $313.0 million in 1994, an increase of $39.9 million, or 14.6%, from 1993, primarily due to increases in newsprint costs and promotional expenditures. When expressed in British pounds sterling, newsprint costs rose 15.1% over 1993 and promotional expenditures increased by 43.1%. As a consequence of the "price war," circulation was stimulated, which increased the number of copies produced. At the same time, advertising volume increased, which increased the number of pages per copy. Both factors contributed to the increase in total operating costs. As a percentage of Telegraph revenues (when expressed in British pounds sterling), labor costs increased to 18.4% in 1994 from 17.5% in 1993, while newsprint costs increased to 17.0% in 1994 from 14.6% in 1993.

     General and administrative expenses were $31.5 million in 1994, an increase of $0.2 million, or 0.5%, over the 1993 period. When expressed in British pound sterling, general and administrative expenses declined by 1.6% in 1994.

     OPERATING INCOME. The above changes in operating revenues and operating costs and expenses resulted in the following increases (decreases) in operating income between 1994 and 1993 by principal business group.

                                                                     1994 VERSUS 1993
                                                                     ----------------
        United States Newspaper Group:
          Chicago Group (1).......................................            --
          Community Newspaper Group...............................          17.0%
          Total...................................................         119.0%
        International Newspaper Group.............................         (55.6)%
        Total Operating Income....................................         (19.7)%

------------------

(1) Formed on March 31, 1994 with the acquisition of the Chicago Sun-Times and 61 associated newspapers.

     United States Newspaper Group. Operating income improved in 1994 by $21.5 million, or 119.0%, to $39.6 million. As a percentage of United States Newspaper Group revenues, operating income declined slightly from 9.8% to 9.4%. The Chicago Group represented $18.4 million of the improvement during the nine months following the acquisition of the Chicago Sun-Times and its 61 associated newspapers. The Chicago Group's lower operating margin as compared to that of the Community Group accounted for the decline in margin; however, even in this brief period the Chicago Group improved its operating income as a percentage of Chicago Group operating revenues to 7.1%, compared with 2.9% in 1993 on a pro forma basis. The Community Newspaper Group improved its operating income as a percentage of Community Newspaper Group operating revenues to 10.3% in 1994, compared with 9.8% in 1993.

     International Newspaper Group. Operating income at The Telegraph was $31.0 million, a decline of $38.8 million, or 55.6%, from 1993. When expressed in British pounds sterling, this represented a 54.0% decrease and was primarily due to the reduction in cover price of weekday editions of The Daily Telegraph in June 1994.

     EQUITY IN THE EARNINGS OF AFFILIATES. Equity in the earnings of Fairfax, Southam and the two printing joint ventures increased $22.2 million to $35.7 million in 1994, compared with $13.5 million in 1993. This increase reflected a $18.4 million increase in earnings from Fairfax and the first full year effect of the increase in The Telegraph's holding in Fairfax from 15.0% to 24.8%. Equity accounting for the Southam investment commenced April 1, 1994 and added $3.5 million to income in 1994.

     OTHER INCOME. Other income of $80.8 million in 1994 consisted mainly of the gain of $80.6 million from the May 1994 public sale of 12.5 million ordinary shares of The Telegraph. Applicable income taxes relating to the sale of shares aggregated $14.2 million. The net earnings effect of this gain was $66.4 million, equivalent to $1.25 per share. In 1993, other income was $29.1 million principally as a result of the gain on the sale of 2.0 million ordinary shares of The Telegraph ($7.3 million), a gain on the sale of marketable securities ($17.6 million) and a gain on dilution with respect to The Telegraph stake in Fairfax ($3.6 million).

     INTEREST EXPENSE. Interest expense increased by $6.3 million, or 24.1%, to $32.6 million in 1994 as compared with $26.3 million in 1993. Interest expense related to the United States Newspaper Group increased by $4.4 million to $23.4 million in 1994, reflecting an increase in long-term debt due to the acquisition of Chicago Sun-Times, which was partially offset by a lower interest rate for borrowings under the United States subsidiaries' bank credit facilities. Interest expense of The Telegraph increased by $2.0 million, or 27.4%, as a result of the full year effect of borrowings related to investments in Fairfax and Southam made during 1993.

     INCOME TAXES. Income tax expense for 1994 of $41.3 million consisted of $4.4 million in United States income taxes, and $36.9 million in foreign taxes, as compared with $36.5 million in 1993 when no United States income taxes were payable.

     Effective January 1, 1993, the Company adopted, on a prospective basis, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of the change in the method of accounting for income taxes is reported as a non-cash charge of $24.3 million in the Supplemental Consolidated Statement of Operations for the year ended December 31, 1993. The Cumulative effect principally represents the recording of deferred tax liabilities related to certain intangible assets associated with the International Newspaper Group which have no tax bases.

     MINORITY INTEREST. Minority interest reflects the interest of the minority holders of ordinary shares of The Telegraph in the earnings of The Telegraph and its affiliated companies and dividends on the DTH and FDTH Preference Shares, net of related swap income. The amount attributable to minority interest in 1994 declined to $21.4 million from $25.5 million in 1993, primarily as a result of The Telegraph's earnings decline in 1994. The holdings of the minority in The Telegraph increased to 41.4% at December 31, 1994 from 33.6% at December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     WORKING CAPITAL. Working capital consists of current assets less current liabilities. Current assets were $278.3 million at September 30, 1996 compared with $197.6 million at December 31, 1995. Most of the increase was due to a $71.0 million increase in cash and cash equivalents which came about mainly as a result of financing activities taken in the first and third quarters of 1996 including the public offering of Class A Common Stock, 9 1/4% Notes and PRIDES. Accounts receivable increased by $12.4 million primarily a result of acquisitions, while inventories were reduced by $7.1 million as the easing of newsprint prices reduced the need for inventory hedge buying. Current liabilities, excluding debt obligations were $159.2 million at September 30, 1996, compared with $124.8 million at December 31, 1995; the increase was the result of acquisitions.

     DEBT. Current debt obligations, excluding the current portion of long term debt, included in current liabilities were $587.3 million at September 30, 1996 compared with $147.9 million at December 31, 1995. This increase was due to borrowings of under the Southam Facility during the second quarter of 1996 and under the Publishing and FDTH facilities in the third quarter of 1996. The Southam Facility matures on March 31, 1997, subject to earlier prepayment in specified circumstances and the FDTH and Publishing facilities mature on April 7, 1997. Long-term debt, including the current portion, was $419.5 million at September 30, 1996 compared with $473.8 million at December 31, 1995. In September 1996, the Company made a $15 million principal payment on the Senior Notes. The Company also entered into an amended FDTH credit facility to acquire the additional 9.2% interest in Southam pursuant to the outstanding offer referred to in Note 8 to the consolidated financial statements.

     EBITDA. EBITDA, which represents the Company's earnings before interest expense, income taxes, depreciation and amortization, minority interest, equity in earnings of affiliates and other income was $95.6 million in the first nine months of 1996 compared with $76.1 million in the first nine months of 1995. The Company believes that EBITDA largely determines its ability to fund current operations and to service debt. These acquisitions have resulted in non-cash charges for depreciation and amortization which have reduced net earnings, but have not affected EBITDA.

     CASH FLOWS. Cash flows from operating activities were $66.8 million for the nine months ended September 30, 1996, compared with $1.6 million in 1995. Excluding changes in working capital (other than cash), cash provided by operating activities was $58.6 million in 1996 and $42.0 million in 1995.

     Cash flows related to investing activities were an outflow of $709.1 million in 1996, largely related to the acquisition of the additional 21.5% interest in Southam, the minority buyout at The Telegraph and acquisitions at the community group, and an inflow of $7.7 million in 1995, due largely to Telegraph's proceeds from the sale of marketable securities of $17.7 million.

     Cash flows related to financing activities were a net inflow of $711.3 million. This results from proceeds from public offerings and credit facilities. Net cash outflows of $97.6 million in 1995 largely reflect reductions in debt which were possible due to large cash equivalent balances.

     CAPITAL EXPENDITURES AND ACQUISITION FINANCING. The United States Newspaper Group and the International Newspaper Group have funded their capital expenditures and acquisition and investment activities out of cash provided by their respective operating activities, borrowings under their bank credit facilities and, in the case of the United States Newspaper Group, borrowings from institutional lenders, proceeds from the Company's initial public offering in May 1994, concurrent debt and equity offerings in the February 1996 and concurrent equity offerings in August 1996.

     In May 1996, Hollinger Inc. acquired additional common shares of Southam from a third party. This acquisition was financed by the Company through borrowings of approximately Cdn.$300 million under the Southam Facility. The Southam Facility is guaranteed by Hollinger Inc. The maturity date on the loan was extended from November 26, 1996 to February 28, 1997 or earlier upon occurrence of certain events, namely (i) one banking day prior to the maturity date of the Publishing Credit Facility, which is currently scheduled to mature on February 7, 1997; (ii) one banking day prior to the maturity date of the FDTH Credit Facility, which is currently scheduled to mature on February 7, 1997; or
(iii) the closing date on any equity issue, debt financing, public or private placement or high yield financing completed by the Company or any of its subsidiaries or by Hollinger Inc. or certain of its Canadian subsidiaries. All net proceeds of any financing referred to in (iii) above must be applied as a permanent prepayment of the Southam Facility. The Hollinger Inc. guarantee of the Southam Facility is secured by a pledge of the acquired Southam Shares and

7,539,028 shares of Class A Common Stock and 14,990,000 shares of Class B Common Stock of the Company held indirectly by Hollinger Inc.

     In connection with the Scheme, the Company entered into definitive agreements with certain financial institutions for short term bank credit facilities and bridge financing, in the aggregate amount of approximately $625.0 million. On August 7, 1996, the Company borrowed approximately $130.0 million under the Amended Publishing Bank Credit Facility and approximately $305.0 million under the FDTH Credit Facility, which funds, together with the net proceeds of the concurrent offerings of Class A Common Stock and PRIDES, were used to finance the Scheme of approximately $455.1 million, pay outstanding debt of The Telegraph of approximately $139.5 million and pay related transaction costs of approximately $8.1 million.

     EXISTING DEBT OBLIGATIONS. The Company, Publishing and its principal subsidiaries are parties to various debt agreements which have been entered into to fund acquisitions, working capital requirements and other corporate purposes. At September 30, 1996 the indebtedness of the Company was $1,006.8 million consisting of long-term debt of $419.5 million, and current bank loans of $587.3 million and at December 31, 1995, the indebtedness of the Company was $621.7 million, consisting of long-term debt of $473.8 million and current bank loans of $147.9 million. Of the Company's total debt, $587.3 million is due on or prior to March 31, 1997.

     DIVIDENDS AND OTHER COMMITMENTS. The Company's sales of Class A Common Stock and PRIDES has significantly increased its dividends obligations and the Company also has significant debt service obligations, capital expenditures, management fees due to Hollinger Inc. and dividends on its Series A Redeemable Preferred Stock. Furthermore, the Company's wholly owned subsidiaries, DTH and FDTH, have obligations in respect of their redeemable preferred stock (the "DTH and FDTH Preference Shares"). The Company has an agreement to compensate Hollinger Inc. for any payments made by Hollinger Inc. to the holders of the DTH and FDTH Preference Shares in the event such holders exercise their retraction rights set forth in the designation of such shares and Hollinger Inc. purchases such shares pursuant to contractual arrangements with the holders. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc. Hollinger Inc. has agreed that, so long as the FDTH Credit Facility is outstanding, it will refrain from demanding any such payment from the Company. The Company has been informed by Hollinger Inc. that it is in compliance with the debt to equity ratio required under the terms of the DTH and FDTH Preference Shares at September 30, 1996. There can be no assurance, however, that Hollinger Inc. will continue to be in compliance with such ratio. The Company will apply a portion of the net proceeds of the Offering to redeem the outstanding preference shares of DTH and FDTH that are held by third parties.

     The amount available for the payment of dividends and other obligations by the Company at any time is a function of (i) restrictions in agreements binding the Company limiting its ability to pay dividends, management fees and other payments and (ii) restrictions in agreements binding the Company's subsidiaries limiting their ability to pay dividends, management fees and other payments to the Company. The Company is not a party to a debt agreement that restricts the payment of dividends. However, certain agreements binding Publishing and other subsidiaries of the Company contain such restrictive provisions. As of September 30, 1996, the total amount of funds that would be unrestricted as to payment of dividends, management fees and other payments by Publishing under its debt instruments would, under the more restrictive provisions, have been approximately $24.6 million. The foregoing calculation is based on the sum of the following for the period January 1, 1996 to September 30, 1996: (i) 50% of the sum of (x) consolidated net income of Publishing and its Restricted Subsidiaries (principally its United States subsidiaries), or if it is a loss, 100% of such loss, and (y) amortization expense of Publishing and its subsidiaries; (ii) 50% of the cash dividends received by Publishing and its restricted subsidiaries from any unrestricted subsidiaries, including The Telegraph; and (iii) $25 million. In addition, the amount available for dividends is permitted to be increased, among other provisions, by the amount of net cash proceeds from capital contributions made to Publishing. The Company's subsidiaries, American Publishing (1991) Inc. and FDTH, also are parties to agreements that limit their respective abilities to pay dividends and made other payments to the Company.

     The amount available for the payment of dividends and other obligations by the Company at any time is limited by a number of binding agreements, but the Company expects its internal cash flow and financing resources to be adequate to meet its foreseeable requirements.

                     CERTAIN INFORMATION CONCERNING SOUTHAM

OVERVIEW

     Southam is Canada's largest publisher of daily newspapers with 32 daily newspapers and 58 non-daily newspapers with a total daily circulation of approximately 1,601,000. Southam's principal publications include The Gazette (Montreal), The Ottawa Citizen, the Calgary Herald, The Vancouver Sun, The Province (Vancouver) and The Edmonton Journal. In addition, the Southam Magazine and Information Group publishes Canadian and United States business magazines and tabloids for the automotive, trucking, construction, natural resources, manufacturing and other industries. Recently, Southam has sold or announced the sale of various non-newspaper assets.

BUSINESS STRATEGY

     Since the acquisition of the Power Shares on May 24, 1996, the Company has positioned Southam to implement steps designed to enhance its operating performance through reduced costs and improved editorial quality, including the acquisition of additional Canadian newspapers and the disposition of non-newspaper assets. See "The Company--Southam" for information regarding certain Canadian newspaper acquisitions and dispositions of non-core businesses completed in the fall of 1996.

     Southam intends to continue to improve profitability of its existing and newly acquired newspapers, magazines and other publications through the implementation of the previously announced labor cost reduction program, the decentralization of certain administrative and corporate functions, and enhancements to editorial and product quality. During 1996 Southam terminated approximately 265 employees as part of a 1995 plan which includes the elimination of 750 positions and the write-down of redundant assets at its Pacific Press facility in Vancouver, including printing equipment and other operating assets. Southam is planning to install new printing equipment at its Pacific Press facilities with an estimated completion date in 1997, which, when operational, is expected to improve product quality as well as reduce labor and other operating costs. In addition, Southam's business strategy includes improvement of circulation and advertising revenues that focus on each of its newspaper's natural circulation or readership advantages and improvement in its newsprint purchase arrangements by coordinating, to the extent practicable, its newsprint purchases with that of the Company. The Company also intends to explore with Southam possible regional printing arrangements between Southam's various newspapers located in different communities throughout Canada and the Canadian newspapers to be acquired by the Company from Hollinger Inc.

SELECTED FINANCIAL DATA OF SOUTHAM

     The selected consolidated financial data presented below for the five years ended December 31, 1995 have been derived from Southam's audited consolidated financial statements. The selected consolidated financial data for the nine months ended September 30, 1995 and 1996 have been derived from Southam's unaudited consolidated financial statements for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. For additional information, see "The Company--Recent Developments" and "Unaudited Results for the Fourth Quarter and the Year 1996."

     The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in some significant respects from U.S. GAAP.

                                                                                                         NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                 ------------------------------------------------------------------     --------------------
                                    1991          1992          1993          1994          1995          1995        1996
                                 ----------    ----------    ----------    ----------    ----------     --------    --------
                                                  (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA: (1)
  Revenue.....................   $  998,658    $  986,617    $  968,109    $  976,171    $1,022,345     $734,490    $800,575
  EBITDA......................       41,501        62,452        87,852       119,107       112,537       71,441      80,761
  Operating income (loss)
    before unusual items and
    income taxes..............      (38,456)       (5,389)       29,914        65,167        59,411       30,988      37,642
  Net income (loss) in
    accordance with Canadian
    GAAP(2)...................     (153,157)     (262,851)       21,568        44,008       (53,422)       4,687      57,182
  Income (loss) per share in
    accordance with Canadian
    GAAP......................        (2.60)        (4.26)         0.29          0.58          (.70)         .06         .75
  Net income (loss) in
    accordance with U.S.
    GAAP......................           (1)           (1)       24,625        44,676       (54,630)       3,781      55,775
  Income (loss) per share in
    accordance with U.S.
    GAAP......................           (1)           (1)         0.34          0.58          (.72)         .05         .73

BALANCE SHEET DATA: (1)
  Working capital
    (deficiency)..............   $  155,127    $   44,329    $  (14,475)   $    5,064    $   11,431     $ 47,868    $ 54,052
  Total assets................    1,381,567       894,359       914,241       898,933       823,115      841,803     958,252
  Long-term debt..............      652,781       312,883       169,548       124,500       187,276      184,000     321,827
  Shareholders' equity in
    accordance with Canadian
    GAAP......................      450,006       237,720       433,397       454,803       359,264      440,698     406,650
  Shareholders' equity in
    accordance with
    U.S. GAAP.................           (1)           (1)      425,203       456,321       360,445      442,181     407,632

------------------

(1) The consolidated financial statements of Southam have been prepared in accordance with Canadian GAAP, which differ in some significant respects from U.S. GAAP. Reconciliations as at December 31, 1991 and 1992 and for the years ended December 31, 1991 and 1992 are not available.

(2) Southam had a loss from various discontinued operations of $98,584,000 in 1991, $138,483,000 in 1992, $14,526,000 in 1995 and $14,526,000 for the nine months ended September 30, 1995, and a gain from various discontinued operations of $2,096,000 in 1993 and $2,690,000 in 1994.

               CERTAIN INFORMATION CONCERNING CANADIAN NEWSPAPERS
                       TO BE ACQUIRED FROM HOLLINGER INC.

OVERVIEW OF TRANSACTION

     The Hollinger Inc. Transaction, approved in principle by the Boards of Directors of the Company and Hollinger Inc. on January 7, 1997 consists of the transfer of certain of Hollinger Inc.'s Canadian publishing interests, including
(a) certain newspaper assets located mainly in Ontario, including 12 daily and seven non-daily newspapers, (b) certain newspaper assets located mainly in Saskatchewan, including two daily and eight non-daily newspapers, (c) certain newspaper assets located mainly in British Columbia, including nine daily and 19 non-daily newspapers, and (d) UniMedia Inc., including three daily and 15 non-daily newspapers located in Quebec (collectively, the "Canadian Newspapers").

     The Company and Hollinger Inc. are negotiating definitive purchase documentation, which is expected to be entered into in March 1997, which will provide for the transfer of the Canadian Newspapers to the Company followed by a transfer to Hollinger Eastern. At the time of such transfer, following the Company's internal reorganization of its interests in Southam concurrently with the consummation of the Offering, Hollinger Eastern will be a holding company consolidated with Publishing with 50% of its voting preference shares held by Hollinger Inc. (See "The Company--Recent Developments--Reorganization of the Company's Southam Interests").

     The Canadian Newspapers are now held by Hollinger Inc. directly or indirectly through its Sterling Newspaper Group and UniMedia Inc.

     Sterling Newspaper Group. The Sterling Newspaper Group consists of newspapers in Canada which are owned and operated directly by Hollinger Inc. and its wholly-owned subsidiary, Sterling Newspapers Ltd., a British Columbia corporation ("Sterling") since the 1980s. Sterling has publications in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Prince Edward Island, which include 23 daily newspapers and 28 non-daily newspapers. Sterling expanded its operations by the acquisition in October 1995 of 19 Canadian paid circulation newspapers from The Thomson Corporation, and the February 1996 acquisition from Armadale Co. Ltd., of two daily newspapers, the Regina Leader-Post and the Saskatoon Star Phoenix, which are now Hollinger Inc.'s two largest English-language daily newspapers in Canada, and 12 non-daily community newspapers in Alberta, Saskatchewan and Manitoba.

     UniMedia Inc. UniMedia, Inc., a wholly-owned, indirectly held subsidiary of Hollinger Inc. ("UniMedia") since 1987, operates three paid circulation daily French language newspapers in the Province of Quebec. In addition, UniMedia operates 15 non-daily newspapers, several publication distribution businesses and has several ancillary businesses, including the publication of religious books.

BUSINESS STRATEGY

     After the acquisition of the Canadian Newspapers from Hollinger Inc., the Company intends to continue current efforts to improve the profitability of the acquired papers and to capitalize on profitability improvements already introduced by Hollinger Inc. The approach of both the Company and Hollinger Inc. to improving profitability typically includes measures to reduce costs, improve efficiency and enhance product quality, including the visual quality of printed pages. Generally, the most significant source of savings is labor costs. The Company also intends to achieve additional cost savings through the centralization of newsprint purchasing and certain other functions, such as accounting and personnel. The Company intends to coordinate, to the extent practicable, its newsprint purchases for its United States newspapers with those of the Canadian newspapers to be acquired from Hollinger Inc. as well as Southam's newsprint purchases. To achieve greater product quality and cost reductions, the Company, where justified by economic and operational criteria, may regionalize production operations at its Canadian community newspapers and may explore the feasibility of such regionalization with Southam's newspaper operations in Canada. The Company also intends to enhance advertising and circulation revenues by focusing on the natural circulation and readership advantages of the particular newspapers acquired. Certain of the newspapers, including the Armadale Group (consisting of 19 paid circulation newspapers) and the Thomson Group (consisting of two daily newspapers and 12 non-daily community newspapers), were acquired by Hollinger Inc. in February 1996 and October 1995, respectively, while others, such as the Sterling Newspaper Group and UniMedia Inc., have been owned by Hollinger Inc. for a number of years.

SELECTED FINANCIAL DATA OF CANADIAN NEWSPAPER INTERESTS

     The selected financial data presented below for the year ended December 31, 1996 includes financial data for the Canadian Newspapers. The Company and Hollinger Inc. have agreed in principle to transfer these newspaper assets currently owned and controlled by Hollinger Inc. to the Company.

     The selected unaudited financial data (in United States dollars) presented below has been prepared in accordance with U.S. GAAP.

                           INCOME STATEMENT DATA                          YEAR ENDED
                                                                       DECEMBER 31, 1996
                                                                       -----------------
                                                                       (IN THOUSANDS)
             Revenue................................................       $ 213,619
             EBITDA.................................................          37,250
             Operating income.......................................          27,427
             Net income.............................................          22,156

        BALANCE SHEET DATA
             Working capital........................................       $  10,932
             Total assets...........................................         298,492
             Long-term debt.........................................             800
             Shareholder's equity...................................         269,740

                          DESCRIPTION OF OFFERED NOTES

     The following description of the particular terms of the Senior Notes and the Senior Subordinated Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Any capitalized terms used herein without definition have the same meanings as set forth in the Prospectus.

GENERAL

     Each of the Senior Notes and the Senior Subordinated Notes will constitute a separate Series as described in the accompanying Prospectus. The Senior Notes will be issued under the Senior Indenture, will be limited to $260,000,000 in aggregate principal amount and will mature on March 15, 2005. The Senior Subordinated Notes will be issued under the Senior Subordinated Indenture, will be limited to $290,000,000 in aggregate principal amount and will mature on March 15, 2007. Reference is made to the accompanying Prospectus for a more detailed description of the Indentures pursuant to which the Senior Notes and Senior Subordinated Notes will be issued.

     Principal of, premium, if any, and interest on the Offered Notes will be payable, and the Offered Notes will be exchangeable and transferable at the office or agency of Publishing in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of Publishing by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of the Offered Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

GUARANTEE

     The Company will irrevocably and unconditionally guarantee, on an unsecured senior basis, in the case of the Senior Notes, and on an unsecured senior subordinated basis, in the case of the Senior Subordinated Notes, the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all the obligations of Publishing under the Indentures and the Offered Notes. Payments on the Company's guarantee of the Senior Subordinated Notes will be subordinated, as set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Guarantor Indebtedness, including the Company's guarantee of Publishing's obligations under its bank credit facilities and the Senior Notes. The Offered Notes may also be guaranteed by one or more Restricted Subsidiaries from time to time under certain circumstances. See "Description of Securities--Securities Guarantees" and "Description of Securities--Guarantees" in the Prospectus.

RANKING

     The Senior Notes will be unsecured and senior obligations of Publishing and will rank pari passu with all other senior indebtedness of Publishing. The Senior Notes will bear interest at the rate of 8 5/8% per annum from March 18, 1997, or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on March 15 and September 15, commencing September 15, 1997 to the Persons in whose name the Senior Notes (or any predecessor Senior Notes) are registered at the close of business on the March 1 or September 1 next preceding the relevant interest payment date. The Senior Subordinated Notes will be unsecured senior subordinated obligations of Publishing and will rank pari passu with all other senior subordinated indebtedness of Publishing, including the 9 1/4% Notes. The Senior Subordinated Notes will bear interest at the rate of 9 1/4% per annum, from March 18, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on March 15 and September 15, commencing September 15, 1997, to the person in whose name the Senior Subordinated Notes (or any predecessor Senior Subordinated Notes) are registered at the close of business on the March 1 or September 1 next preceding the relevant interest payment date.

OPTIONAL REDEMPTION

     The Senior Notes will not be subject to redemption at the option of Publishing at any time prior to maturity.

     The Senior Subordinated Notes will be subject to redemption at any time on or after March 15, 2002 at the option of Publishing, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amounts), if redeemed during the 12-month period beginning March 15 of the years indicated below:

                                                          REDEMPTION
                                     YEAR                   PRICE
                        -------------------------------   ----------
                        2002...........................     104.625%
                        2003...........................     103.083%
                        2004...........................     101.541%

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record dates to receive interest due on an interest payment date).

     If less than all of the Senior Subordinated Notes are to be redeemed, the Trustee shall select the Senior Subordinated Notes or the portion thereof to be redeemed pro rata or by any other method the Trustee shall deem fair and reasonable.

CHANGE OF CONTROL

     In the event of a Change of Control, Publishing will be required to make an offer to purchase each series of Offered Notes at a price, payable in cash, equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase. See "Description of Debt Securities--Certain Covenants with Respect to the Senior Securities--Purchase of Securities Upon a Change of Control" and "Description of Debt Securities--Certain Covenants with Respect to the Senior Subordinated Securities--Purchase of Securities Upon a Change of Control" in the accompanying Prospectus.

SINKING FUND

     The Offered Notes will not be entitled to the benefit of any sinking fund.

DEFEASANCE

     The provisions of the Indentures relating to defeasance and covenant defeasance described under the caption "Description of Securities--Defeasance or Covenant Defeasance" in the Prospectus shall apply to the Offered Notes.

BOOK-ENTRY SECURITIES

     The Offered Notes will be issued in the form of global notes. The Global Notes will be deposited with, or on behalf of DTC (the "Depository"), and registered in the name of the Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for Offered Notes in definitive form, no Offered Note may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee to a successor of such Depository or a nominee of such successor.

     The Depository has advised Publishing as follows: The Depository is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in participants' accounts thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depository are on file with the Securities and Exchange Commission.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in purchase agreements in respect of each of the Senior Notes and the Senior Subordinated Notes (the "Purchase Agreements"), Publishing has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters severally has agreed to purchase, the principal amount of Senior Notes and the Senior Subordinated Notes set forth opposite its name below.

                                                                               PRINCIPAL AMOUNT
                                UNDERWRITER                                      SENIOR NOTES
----------------------------------------------------------------------------   -----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................................     $ 104,000,000
CIBC Wood Gundy Securities Corp.............................................       104,000,000
Scotia Capital Markets (USA) Inc............................................        39,000,000
TD Securities (USA) Inc.....................................................        13,000,000
                                                                                 -------------
             Total..........................................................     $ 260,000,000
                                                                                 =============

                                                                               PRINCIPAL AMOUNT
                                                                                    SENIOR
                                                                                 SUBORDINATED
                                UNDERWRITER                                          NOTES
----------------------------------------------------------------------------   -----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................................     $ 145,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........................        43,500,000
TD Securities (USA) Inc.....................................................        43,500,000
Bear, Stearns & Co. Inc.....................................................        29,000,000
CIBC Wood Gundy Securities Corp.............................................        29,000,000
                                                                                 -------------
             Total..........................................................     $ 290,000,000
                                                                                 =============

     The Underwriters have advised Publishing that they propose initially to offer the Senior Notes and the Senior Subordinated Notes to the public at the respective public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less concessions not in excess of .25% of the principal amount of the Senior Notes and .25% of the principal amount of the Senior Subordinated Notes. The Underwriters may allow, and such dealers may reallow, discounts not in excess of .125% of the principal amount of the Senior Notes and .125% of the principal amount of the Senior Subordinated Notes on sales to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

     There currently is no public market for the either the Senior Notes or the Senior Subordinated Notes. Although application is being made to list the Senior Notes and the Senior Subordinated Notes on the New York Stock Exchange, there can be no assurance as to the liquidity of the trading market for the Senior Notes or the Senior Subordinated Notes or that an active public market for the Senior Notes or the Senior Subordinated Notes will develop. If an active public market does not develop, the market price and liquidity of the Senior Notes or the Senior Subordinated Notes, as the case may be, may be adversely affected. See "Risk Factors--Absence of Public Market for the Securities and Lack of Liquidity."

     More than 10% of the net proceeds from the sale of the Senior Notes and the Senior Subordinated Notes will be used to repay indebtedness under credit facilities provided by The Toronto-Dominion Bank, Canadian Imperial Bank of Commerce, The Bank of Nova Scotia and other banks. The Toronto-Dominion Bank and Toronto Dominion (Texas), Inc. are affiliates of TD Securities (USA) Inc., one of the Underwriters, Canadian Imperial Bank of Commerce is an affiliate of CIBC Wood Gundy Securities Corp., one of the Underwriters, and The Bank of Nova Scotia is an affiliate of Scotia Capital Markets (USA) Inc., another of the Underwriters. Consequently the Offering is being made pursuant to the provisions of Article III, Section 44(c)(8) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"). Pursuant to such provisions, the yield at which the Senior Notes and the Senior Subordinated Notes are to be distributed can be no lower than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") will serve in such role, and the yield at which the Senior Notes and the Senior Subordinated Notes are to be distributed will not be lower than that recommended by Merrill Lynch in its capacity as a qualified independent underwriter. In such capacity and in its capacity as one of the Underwriters, Merrill Lynch has participated in the preparation of the Registration Statement of which this Prospectus Supplement is a part and has performed due diligence with respect thereto. Publishing has agreed to indemnify Merrill Lynch, in its capacity as the qualified independent underwriter, against certain liabilities, including liabilities under the Securities Act.

     The Company, certain officers and directors and Hollinger Inc. have agreed that each will not, for a period of 90 days from the date of the Prospectus Supplement, without the prior written consent of Merrill Lynch, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose of, any debt security of the Company which is publicly offered or sold pursuant to Rule 144A under the Securities Act.

     Publishing has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Merrill Lynch performs investment banking services for the Company, Publishing, Hollinger Inc. and their affiliates from time to time, for which it receives customary compensation.

     The Underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Senior Notes or Senior Subordinated Notes, as the case may be, in the open market after the respective distributions have been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Senior Notes or the Senior Subordinated Notes, as the case may be, originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Senior Notes or the Senior Subordinated Notes, as the case may be, to be higher than it would otherwise be in the absence of such transactions.

PROSPECTUS

                    HOLLINGER INTERNATIONAL PUBLISHING INC.
                                   SECURITIES
                         UNCONDITIONALLY GUARANTEED BY
                       HOLLINGER INTERNATIONAL INC. LOGO
                            ------------------------

     This Prospectus relates to the offering of securities described herein of Hollinger International Publishing Inc. ("Publishing"), a wholly owned subsidiary of Hollinger International Inc. (the "Company"). Publishing may offer from time to time (i) debt securities ("Debt Securities"), which may be any of senior debt securities ("Senior Debt Securities"), senior subordinated debt securities ("Senior Subordinated Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), in each case consisting of debentures, notes and/or other secured or unsecured evidences of indebtedness, and (ii) convertible securities ("Convertible Securities"), which are exchangeable or convertible into shares of or other securities of the Company or its affiliates. The Debt Securities and the Convertible Securities are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $550.0 million. The Securities will be unconditionally guaranteed by the Company. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

     The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related term sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, where applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered hereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

     FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
       OFFENSE.
                            ------------------------

     The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the issuer or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the issuer from such sale also will be set forth in a Prospectus Supplement.
                            ------------------------

                 The date of this Prospectus is March 12, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES OR THE SENIOR SUBORDINATED NOTES, AS THE CASE MAY BE, INCLUDING STABILIZING TRANSACTIONS, SYNDICATE COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     As used in this Prospectus, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and, where the context so requires, its consolidated subsidiaries and affiliated companies; (ii) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries and affiliated companies; (iii) "Chicago Sun-Times" refers to The Sun-Times Company and its consolidated subsidiaries; (iv) "Jerusalem Post" refers to the subsidiaries of the Company which publish The Jerusalem Post; (v) "The Telegraph" refers to Telegraph Group Limited (formerly The Telegraph plc) and its consolidated subsidiaries and affiliated companies;
(vi) "DTH" refers to DT Holdings Limited; (vii) "FDTH" refers to First DT Holdings Limited; (viii) "HTH" refers to Hollinger-Telegraph Holdings Inc.; (ix) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; (x) "Southam" refers to Southam Inc. and its consolidated subsidiaries; and (xi) "Fairfax" refers to John Fairfax Holdings Limited and its consolidated subsidiaries.

     All dollar references in this Prospectus are to United States dollars unless otherwise specifically indicated. Except as otherwise indicated, the financial information in this Prospectus relating to The Telegraph has been translated into United States dollars ("$") from British pounds sterling ("L") and British pence ("p"), financial information relating to Fairfax has been translated into United States dollars from Australian dollars ("A$"), and financial information relating to Southam and the Canadian newspapers owned by Hollinger Inc. to be transferred to the Company has been translated into United States dollars from Canadian dollars ("Cdn.$"), using exchange rates at the end of the period for which the relevant statements are prepared for assets, liabilities and minority interest and the weighted average exchange rates for the relevant period for items in the statements of operations.

     Unless otherwise indicated, all circulation information contained in this Prospectus represents average daily or non-daily circulation as of December 31, 1996, as the case may be (after giving effect to the subsequent disposition of the Company's interest in Fairfax), derived from the following sources: (a) for the Company's United States community newspapers, the Chicago Sun-Times, the Daily Southtown, Chicago-area suburban newspapers and Jerusalem Post, from the Company's unaudited internal records for the month of December 1996; (b) for The Daily Telegraph and The Sunday Telegraph, from unaudited circulation reports furnished to the Audit Bureau of Circulations in the United Kingdom for the six month period July 1996 to January 1997; and (c) for Southam, from unaudited internal records.
                            ------------------------

                                  THE COMPANY
OVERVIEW

     The Company is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 142 paid daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times and The Daily Telegraph. These 142 newspapers have a world-wide daily combined circulation of approximately 3,953,000. In addition, the Company owns or has an interest in 362 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. Since the Company's formation in 1986, the existing senior management team has acquired over 399 newspapers and related publications (net of dispositions) in the United States, The Telegraph in the United Kingdom and Jerusalem Post in Israel, and, together with Hollinger Inc., in Canada (including a majority interest in Southam). Recently, the Company substantially completed the sale of its 24.7% interest in Fairfax, a publicly held Australian newspaper publisher.

     UNITED STATES NEWSPAPER GROUP. The Company is the largest newspaper publishing group in the United States, as measured by paid daily newspapers owned and operated, and one of the twelve largest in terms of daily circulation. The Company's United States operations consist of its Chicago Group, led by the Chicago Sun-Times, the eighth largest circulation metropolitan daily newspaper in the United States, and its Community Newspaper Group, consisting of 324 newspapers and related publications. As of December 31, 1996, the Company published a total of 399 newspapers and related publications in the United States consisting of 103 daily newspapers with a total paid circulation of approximately 1,240,000, 140 paid non-daily newspapers with a combined paid circulation of approximately 1,256,000, and 156 free circulation publications with a combined circulation of approximately 2,201,000, and a total combined circulation of approximately 4,696,000. The Community Newspaper Group also includes, for accounting and management purposes, the Company's wholly-owned subsidiary which publishes The Jerusalem Post, Israel's only English-language daily newspaper, with a paid daily circulation of approximately 16,300. The related weekend edition of The Jerusalem Post and English and French-language international weekly editions have a combined paid circulation of approximately 132,196.

     INTERNATIONAL NEWSPAPER GROUP. The Company's international operations consist of its wholly owned subsidiary, The Telegraph, and a majority equity interest in Southam, a publicly traded Canadian newspaper publisher.

     THE TELEGRAPH. The Telegraph publishes The Daily Telegraph, the leading quality (or broadsheet) newspaper in the United Kingdom. The Telegraph also publishes The Sunday Telegraph, The Weekly Telegraph, the Electronic Telegraph and The Spectator magazine. The Daily Telegraph is the largest circulation quality daily newspaper in the United Kingdom with an average daily circulation of approximately 1,097,000 representing a 38.5% share of the quality daily newspaper market. The Daily Telegraph's Saturday edition has the highest average daily circulation (approximately 1,253,000) among quality daily newspapers in the United Kingdom. The Sunday Telegraph is the second largest circulation quality Sunday newspaper in the United Kingdom with an average Sunday circulation of approximately 804,000.

     On August 8, 1996, the Company completed the acquisition of all of the outstanding ordinary shares of The Telegraph (approximately 36%) not previously controlled by the Company (the "Telegraph Minority Shares"). The acquisition was effected by means of a "scheme of arrangement" under Section 425 of the Companies Act 1985 of Great Britain (the "Scheme"). As a result, The Telegraph became an indirect wholly owned subsidiary of the Company. The total consideration paid by the Company was approximately $455.1 million.

     SOUTHAM. Southam is a publicly held Canadian corporation with operations in newspaper publishing, and to a lesser extent, in business communications. Southam is Canada's largest publisher of daily newspapers with 32 daily newspapers and 58 non-daily newspapers with a total daily circulation of approximately 1,601,000. Its principal publications include The Gazette (Montreal), The Ottawa Citizen, the Calgary Herald, The Vancouver Sun, The Province (Vancouver) and The Edmonton Journal. In addition, the Southam Magazine and Information Group publishes Canadian and United States business magazines and tabloids for the automotive, trucking, construction, natural resources, manufacturing and other industries.

Recently, Southam has sold or announced the sale of various non-newspaper assets and has announced that it intends to sell the balance of its business communications division.

     On May 24, 1996, a wholly owned Canadian subsidiary of Hollinger Inc. purchased from a subsidiary of Power Corporation of Canada ("Power") 16,349,743 common shares of Southam held by Power (the "Power Shares"), representing approximately 21.5% of Southam's then outstanding common shares, for an aggregate consideration of Cdn.$294.3 million. The acquisition of the Power Shares provided the Company and Hollinger Inc. with combined holdings of approximately 40.9% of Southam's then outstanding common shares. On December 11, 1996, the Company purchased, through a wholly owned subsidiary of FDTH, 8,000,300 common shares of Southam for an aggregate consideration of Cdn.$160.0 million, which increased the combined holdings of the Company and Hollinger Inc. to 50.7% of Southam's outstanding common shares. The Company intends to complete an internal reorganization of its interests in Southam as soon as practicable during the first quarter of 1997 in order to consolidate, for financial reporting purposes, its Southam interests in Publishing.

     GENERAL. The Company was incorporated in the State of Delaware on December 28, 1990 and Publishing was incorporated in the State of Delaware on December 12, 1995. Each of the Company and Publishing has its executive offices at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-2299.

OWNERSHIP BY HOLLINGER INC.

     Hollinger Inc. directly and indirectly owns 51.21% of the combined equity interest and 77.75% of the combined voting power of the outstanding Class A Common Stock, par value $.01 per share ("Class A Common Stock"), Class B Common Stock, par value $.01 per share ("Class B Common Stock", and together with Class A Common Stock, "Common Stock"), and Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), of the Company (without giving effect to the future issuance of Class A Common Stock in connection with the Company's Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") or the Company's Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), or the proposed issuance to Hollinger Inc. of Series C Preferred Stock and Class A Common Stock in connection with the Hollinger Inc. Transaction (as defined below)). As a result, Hollinger Inc. will continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company and its subsidiaries. Hollinger Inc. owns all of the outstanding Series A Preferred Stock of the Company, which is convertible at any time into shares of Class A Common Stock at the initial conversion price of the Canadian dollar equivalent of $14 per share. Based on the initial conversion price, 5,684,361 shares of Class A Common Stock would have been issuable as of February 21, 1997.

     Hollinger Inc. is effectively controlled by The Hon. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully the following factors, in addition to the other information and financial data included or incorporated by reference in this Prospectus or any Prospectus Supplement.

INTERNATIONAL HOLDING COMPANY STRUCTURE

     Each of Publishing and the Company is an international holding company the assets of which consist solely of investments in subsidiaries and affiliated companies. As a result, the ability of Publishing or the Company to meet its future financial obligations is dependent upon the availability of cash flows from their United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Publishing's and the Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Publishing and its principal United States and foreign subsidiaries, are or will be subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. See "Restrictions in Debt Agreements" below. Substantially all of the shares of the subsidiaries of the Company are currently pledged to lenders of the Company and Publishing. The Company expects that when the existing facility is amended and restated, borrowings by Publishing, The Telegraph and Hollinger Eastern will be secured by a pledge of the shares of its principal United States and foreign subsidiaries and cross-guarantees. In addition, following the completion of the reorganization of the Company's and Hollinger Inc.'s Southam interests, approximately 8% of the common shares of Southam owned indirectly by Publishing will be pledged to secure Hollinger Inc.'s indebtedness under certain debentures currently secured by shares of HTH owned by the Company. Publishing's and the Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of their creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that Publishing or the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

SUBSTANTIAL LEVERAGE

     The Company and its subsidiaries have substantial leverage and have substantial debt service obligations, as well as obligations under the Series A Preferred Stock, the PRIDES, and the redeemable preferred shares of its subsidiaries. The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal United States and foreign subsidiaries contain various covenants, events of default and other provisions that could limit the financial flexibility of the Company, including the payment of dividends with respect to outstanding Common Stock and Preferred Stock and the implementation of its growth strategy. A substantial portion of the bank indebtedness of the Company and its subsidiaries becomes due during the first half of 1997, which the Company intends to repay from the sale of the Securities.

     The substantial leveraged position of the Company could make it vulnerable to a downturn in the operating performance of its business or a downturn in economic conditions and could have the following consequences: (i) the Company's ability to obtain additional debt financing on attractive terms for corporate or other purposes, including the financing of future acquisitions, may be limited;
(ii) the funds available to the Company for its operations and for dividends on its Common Stock, its Preferred Stock and its PRIDES may be reduced as a result of the use of an increased portion of available cash flow to pay debt service;
(iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness and outstanding redeemable preferred stock contain financial and restrictive covenants (including certain change of control provisions related to Hollinger Inc.'s control of the Company), the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than The Hon. Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. See "Control by Hollinger Inc. and Disproportionate Voting Rights" below.

RISK OF PRINCIPAL REPAYMENT

     Publishing's ability to pay principal when due on the Securities and its other indebtedness or to refinance such obligations, and the ability of its subsidiaries to make scheduled principal payments or to refinance their respective indebtedness, depends on the financial and operating performance of its subsidiaries as well as, with respect to the Securities and other indebtedness of Publishing, its subsidiaries' ability to make dividend and other payments to Publishing. There can be no assurance that Publishing's consolidated operating results will continue to be sufficient or that future borrowing facilities will be available for the payment or refinancing of such indebtedness prior to maturity.

     In the event Publishing is unable to make required payments or otherwise comply with the terms of its indebtedness, including the Securities, the holders of such indebtedness could accelerate the maturity thereof, which could result in Publishing and the Company being forced to seek protection under applicable bankruptcy laws or in an involuntary bankruptcy proceeding being brought against Publishing or the Company. Under such circumstances, the holders of the Securities may be adversely affected. See "Subordination of Securities and Guarantee" below.

     Following the planned reorganization of the Company's and Hollinger Inc.'s interest in certain Canadian newspapers, it is expected that the Company's only material assets will be its ownership of the capital stock of Publishing. Accordingly, in the event that Publishing is unable to make payments of principal or interest on any indebtedness, it is unlikely that the Company will be able to do so.

SUBORDINATION OF SECURITIES AND GUARANTEE

     The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Senior Subordinated Debt Securities or Subordinated Debt Securities and the Company's guarantee of such Securities (the "guarantee") will be subordinated to the prior payment in full of all existing and future Senior Debt Securities or other Senior Indebtedness (as defined in the applicable Indenture) of Publishing and the Company. Therefore, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of Publishing or the Company, the assets of Publishing and the Company will be available to pay obligations on such Securities and the Guarantee only after all Senior Indebtedness of Publishing or the Company, as applicable, including the Senior Debt Securities, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Senior Subordinated Debt Securities or Subordinated Debt Securities. In addition, Publishing and the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, such Securities, or purchase, redeem or otherwise retire such Securities or make any deposit pursuant to defeasance provisions for the Securities, if any Senior Debt Securities or Senior Indebtedness is not paid when due, unless such default is cured or waived or has ceased to exist or such Senior Indebtedness has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Securities if a non-payment default exists with respect to certain Senior Indebtedness, unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. The Securities will also be effectively subordinated to all existing and future liabilities of Publishing's subsidiaries.

     In addition, because the Company's Subsidiaries may guarantee the senior bank indebtedness of Publishing or its Subsidiaries and the stock of such Subsidiaries may be pledged to secure such Indebtedness, the Company expects that the holders of the Senior Securities, which initially will not be entitled to any such guarantees or security, will be effectively subordinated to the claims of the Lenders under the New Bank Credit Facility or other creditors of Publishing that are entitled to the benefits of such guarantees and security.

RESTRICTIONS IN DEBT AGREEMENTS

     The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal subsidiaries contain various covenants, events of default and other provisions that could limit the flexibility of the Company. Such provisions include requirements to maintain compliance with certain financial ratios, limitations on the ability of the Company and certain of its subsidiaries to make acquisitions or investments without the consent of the lenders and limitations on the ability of the Company's principal subsidiaries to incur indebtedness, make dividend and other payments to the Company and take certain other actions. In addition, such indebtedness is secured by, among other things, pledges of the stock of the Company's principal subsidiaries.

     The amount available for the payment of dividends by the Company at any time is a function of (i) restrictions in agreements binding the Company limiting its ability to pay dividends and (ii) restrictions in agreements binding the Company's subsidiaries limiting their ability to pay dividends to the Company. Currently, the Company's bank credit facility used to finance the acquisition of the Power Shares (the "Southam Facility"), among other things, limits dividends on the Company's Class A Common Stock and Class B Common Stock, to their current levels and on the Company's Series A Preferred Stock and PRIDES in accordance with their existing terms. In addition, certain agreements binding subsidiaries of the Company, including Publishing, American Publishing (1991) Inc. and FDTH, contain provisions that limit their respective abilities to pay dividends to the Company.

OTHER RESTRICTIVE ARRANGEMENTS

     The Company's equity interests in The Telegraph are held through intermediate English holding companies, DTH and FDTH, and the Company's and Hollinger Inc.'s combined equity interests in Southam are currently held through Hollinger Eastern Publishing Inc. ("Hollinger Eastern"), a newly formed Canadian holding company, HTH, a Canadian corporation which is jointly owned by two wholly owned subsidiaries of the Company and also through such subsidiaries, and through a wholly owned subsidiary of FDTH.

     DTH and FDTH have outstanding preference shares held by persons other than the Company and its affiliates (the "DTH Preference Shares," the "FDTH Preference Shares," and, collectively, the "DTH and FDTH Preference Shares") which require the payment of quarterly dividends with a current effective dividend cost of 5.5% per annum (after giving effect to certain interest rate and currency exchange agreements). In addition, DTH owns all 165,000,000 non-cumulative redeemable preference shares of L1 per share issued by FDTH and 23,801,420 non-cumulative redeemable preference shares of Cdn.$1 per share issued by FDTH which were transferred by Hollinger Inc. to DTH pursuant to the HTH/FDTH Share Exchange Agreement dated July 19, 1995 (the "HTH/FDTH Share Exchange Agreement"). All of the outstanding DTH Preference Shares are held by unrelated parties and a portion of the outstanding FDTH Preference Shares are held by unrelated third parties, with an aggregate redemption price of approximately $125.0 million.

     On December 29, 1995, DTH transferred all outstanding FDTH Preference Shares which it then held (with an aggregate redemption amount of Cdn.$140 million ($102.6 million)) to a wholly owned English subsidiary ("Argsub") of Argus Corporation Limited ("Argus"), a Canadian corporation all the voting stock of which is indirectly owned or controlled by Mr. Black, in exchange for newly issued preference shares (with an aggregate redemption amount of Cdn.$140 million ($102.6 million)) of such English subsidiary. On September 30, 1996, FDTH issued 600 fourth preference shares, Series 1996 of FDTH (with an aggregate redemption amount of $300.0 million) to Argsub in exchange for 600 newly issued second preference shares, Series 1996 of Argsub (with an aggregate redemption amount of $300.0 million). The preference shares of Argsub have terms substantially identical to those of the FDTH Preference Shares for which they were exchanged and constitute the entire issued and outstanding preference share capital of Argsub. These transactions were structured to eliminate economic gain or loss to Argus and Argsub on the preference shares. The issuance of additional preference shares by FDTH to Argsub may occur prior to the redemption or repayment of outstanding FDTH Preference Shares, which is expected to occur in the second quarter of 1997. Argus owns directly and indirectly approximately 31.3% of the common shares of Hollinger Inc.

     The DTH Preference Shares are redeemable at the option of the holder at any time on four days' notice at a redemption price discounted in accordance with an agreed formula, and the FDTH Preference Shares and the DTH Preference Shares are redeemable by the issuer or the holders on the fifth anniversary of their issuance (May and June 1997, respectively), each five year anniversary thereafter and at other prescribed times and in prescribed circumstances, including where the consolidated debt of Hollinger Inc. is more than two times its consolidated equity (the "Debt to Equity Ratio"). Hollinger Inc. has informed the Company that as of September 30, 1996 it was in compliance with the Debt to Equity Ratio. The Debt to Equity Ratio is affected by, among other things, Hollinger Inc.'s consolidated results of operations, as well as changes in the levels of consolidated debt of Hollinger Inc. and its subsidiaries, including the Company. Accordingly, there can be no assurance that Hollinger Inc. will remain in compliance with the Debt to Equity Ratio or that in the event of non-compliance, that holders of the DTH or FDTH Preference Shares will not exercise their retraction rights against DTH or FDTH or Hollinger Inc. pursuant to contractual arrangements with the holders under which Hollinger Inc. has agreed to purchase the DTH and FDTH Preference Shares. In the event Hollinger Inc. is required to purchase any DTH and FDTH Preference Shares under these circumstances, Hollinger Inc. shall have the right, following written notice, to require the Company to purchase such shares at the then retraction price.

     Hollinger Inc. has indemnified the holders of the DTH and FDTH Preference Shares and agreed to purchase these preference shares if DTH or FDTH fails to pay the full amount of dividends or redemption prices on such shares and in certain other events. The Company has entered into an agreement to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

     As indicated above, it is expected that the DTH and FDTH Preference Shares will be redeemed in May and June 1997.

GROWTH STRATEGY

     The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms. See "Substantial Leverage," "Restrictions in Debt Agreements" and "Other Restrictive Arrangements" below.

NEWSPAPER INDUSTRY COMPETITION

     Revenues in the newspaper industry are dependant primarily upon advertising revenues and paid circulation. Competition for advertising and circulation revenues comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media that operate in the Company's markets. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives in those markets. Some of the Company's competitors are larger and have greater financial resources than the Company. For example, in the Chicago metropolitan area, the Chicago Sun-Times competes with a large established metropolitan daily and Sunday newspaper that is the fifth largest metropolitan daily and Sunday newspaper in the United States. In the United Kingdom, The Daily Telegraph competes with other national newspapers, principally The Times, which over the past two years substantially reduced its cover price in an effort to then increase its circulation. This strategy led The Daily Telegraph to reduce its weekday cover prices in June 1994 in order to maintain its circulation levels, although its circulation revenues were adversely affected. In July 1995 and November 1995, The Daily Telegraph, following the lead of its principal competitor, increased its weekday cover price by a total of 10p per copy, or 33%, with limited effect on circulation levels to date. In June 1996, The Times reduced its cover price to 10p on Mondays only, as part of its "summer sport promotion." To promote its "summer of sport," The Daily Telegraph launched a 12-week voucher promotion beginning Saturday, June 8, 1996, enabling readers to redeem vouchers to purchase The Daily Telegraph on Mondays for 10p. Beginning in the fall of 1996, The Telegraph undertook promotional programs which, while increasing circulation, have also significantly increased costs which had an adverse effect on results of operations during the fourth quarter of 1996. Operating costs in the first quarter of 1997 are also expected to be adversely affected.

CYCLICALITY OF REVENUES

     Advertising and, to a lesser extent, circulation revenues of the Company, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions. The Company believes, however, that the geographic diversity of its global operations may mitigate, to some degree, the effects of an economic downturn in any particular market served by the Company.

NEWSPRINT COSTS

     Newsprint represents the single largest raw material expense of the Company's newspapers throughout the world and is one of its most significant operating costs. Newsprint costs are cyclical and vary widely period to period. Newsprint cost increased approximately 40% per metric ton in 1995 on an industry-wide basis, and the average cost per metric ton of newsprint was substantially higher in the first half of 1996 than in the first half of 1995. Newsprint costs decreased significantly in the second half of 1996 but are expected to increase during 1997. Although the Company has implemented measures in an attempt to offset the rise in newsprint prices, such as reducing page width and managing its return policy, price increases have had an adverse effect on the Company's results of operations. The Company has no effective ability to use long term fixed price newsprint supply contracts to hedge its exposure to price fluctuations.

FOREIGN OPERATIONS AND CURRENCY EXCHANGE RATES

     Operations outside of the United States accounted for approximately 67% of the Company's operating revenues and approximately 50% of the Company's operating income for the year ended December 31, 1996. In addition, equity in earnings of Fairfax is in a foreign currency. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss and a negative impact on earnings with respect to its investments and on dividends from its foreign subsidiaries, solely as a result of currency exchange rate fluctuations.

CONTROL BY HOLLINGER INC. AND DISPROPORTIONATE VOTING RIGHTS

     Hollinger Inc. owns 33,610,754 shares of the Class A Common Stock and all of the outstanding shares of the Class B Common Stock, constituting (as of February 21, 1997) approximately 51.21% of the combined equity interest in the Company and approximately 77.75% of the combined voting power of the Common Stock and Series B Preferred Stock (without giving effect to any conversion of Series A Preferred Stock into shares of Class A Common Stock or any issuance of shares of Class A Common Stock in connection with the PRIDES). As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by The Hon. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

     Hollinger Inc. may sell or transfer shares of Class B Common Stock, and thus potentially voting control of the Company, to an unaffiliated third person provided such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by Hollinger Inc. for the Class B Common Stock, as provided in the Company's certificate of incorporation. Hollinger Inc. has pledged all shares of Common Stock and Series A Preferred Stock owned by it to Canadian chartered banks as collateral for outstanding indebtedness of Hollinger Inc. and the Southam Facility. A default under such indebtedness could result in a change of control of the Company.

POTENTIAL CONFLICTS OF INTEREST

     The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement (to which Publishing is also a party) and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties.

     Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

     In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

     Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. As part of the Hollinger Inc. Transaction (as defined below) involving the purchase by the Company of Canadian newspapers, Hollinger Inc. will waive the foregoing limitation. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances.

     In addition, the Company and Hollinger Inc. have entered into business transactions involving the reorganization or transfer of newspaper assets owned indirectly by Hollinger Inc. In October 1995 the Company and Hollinger Inc. consummated the transfer of Hollinger Inc.'s indirect majority interest in The Telegraph through the Share Exchange Agreement dated July 19, 1995 (the "Telegraph Reorganization"). On January 7, 1997, the Company and Hollinger Inc. entered into a letter of intent relating to the transfer by Hollinger Inc. of certain of its owned Canadian publishing interests, directly or indirectly, to Hollinger Eastern (the "Hollinger Inc. Transaction"). These transactions have been negotiated and approved by independent directors of the Company.

     Continuing Agreements Relating to the Telegraph Reorganization. In connection with the October 1995 Telegraph Reorganization, pursuant to which the Company acquired Hollinger Inc.'s indirect majority interest in The Telegraph, Hollinger Inc. and the Company entered into the Share Exchange Agreement (the "Share Exchange Agreement"). Under the Share Exchange Agreement, Hollinger Inc. and the Company have agreed that if the Company proposes to effect a public offering of its equity or equity-linked securities for cash, or to issue equity-linked securities in any acquisition by the Company of the stock or assets of an unrelated corporation or entity, at any time during the 24 months following the closing date of such agreement, (or prior to October 1997), the Company's efforts to raise capital through such offering shall have priority over any proposal by Hollinger Inc. to effect a public offering or sale of the Company's equity securities by Hollinger Inc., unless a majority of the disinterested members of an Independent Committee of the Company's Board of Directors shall otherwise agree. For these purposes, an "Independent Committee" means a committee of the Company's Board the majority of the members of which are not employees or directors of Hollinger Inc. or employees of the Company, or another committee of the Company's Board whose membership satisfies any more restrictive requirements of independence of any securities exchange or market in which the Company's equity securities are traded or listed. If during such period Hollinger Inc. proposes to sell or otherwise dispose of any shares of Series A Preferred Stock (other than certain transfers to Hollinger Inc. subsidiaries or affiliates and pledges) or to offer or sell publicly any shares of Class A Common Stock held by it or its affiliates, it shall first consult with the Independent Committee so as not to interfere with any planned capital market activities of the Company to be undertaken within this period.

     The Share Exchange Agreement also includes a covenant by Hollinger Inc. to limit the exercise of its redemption rights as a holder of shares of Series A Preferred Stock to a number of shares proportionate to the number of HTH shares or Southam common shares that at the time of such exercise have been delivered to FDTH free and clear of encumbrances. The Company also agreed that so long as any of the HTH shares are subject to the pledge under the Southam-Linked Debentures, the Company will use reasonable commercial efforts not to take any action, without the consent of Hollinger Inc., which itself would constitute an event of default by Hollinger Inc. under the trust indenture relating to the Southam-Linked Debentures. Hollinger Inc. has agreed to deliver to FDTH legal title to the HTH shares free and clear of pledges, liens or encumbrances other than certain permitted encumbrances. In connection with the reorganization of the Company's and Hollinger Inc.'s interests in Southam, the Company will substitute a portion of its interest in Southam common shares (approximately 8%) for HTH shares now subject to such pledge which are owned by Publishing. Upon such substitution, the HTH shares will be free and clear of the pledge under the Southam-Linked Debentures. The Share Exchange Agreement will be modified accordingly. Also, Hollinger Inc. would then be entitled to exercise its redemption rights under the Series A Preferred Stock proportionate to the number of such Southam common shares that become free of the pledge under the Southam-Linked Debentures.

     Under the agreement between the Company and Hollinger Inc. with respect to the DTH and FDTH Preference Shares (the "DTH/FDTH Preference Share Agreement"), the Company has agreed to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

     Reorganization of Canadian Newspaper Interests. On January 7, 1997, the Boards of Directors of the Company and Hollinger Inc. announced that they had reached an agreement in principle for the transfer by

Hollinger Inc. of certain of its owned Canadian publishing interests, directly or indirectly, to Hollinger Eastern, a subsidiary of Publishing, (the "Hollinger Inc. Transaction"), including all of Hollinger Inc.'s interests in (a) certain newspaper assets located mainly in Ontario, including 12 daily and seven non-daily newspapers, (b) certain newspaper assets located mainly in Saskatchewan, including two daily and eight non-daily newspapers, (c) certain newspaper assets located mainly in British Columbia, including nine daily and 19 non-daily newspapers and (d) UniMedia Inc., for an aggregate consideration of approximately $382.0 million (Cdn.$523.0 million), subject to working capital and currency exchange adjustments. The purchase price, all of which will be payable to Hollinger Inc., is proposed to be satisfied in cash in the amount of $250.0 million, by the issuance of a new series of mandatorily convertible preferred stock of the Company similar to the PRIDES issued by the Company in August 1996 having a face amount of approximately $90.0 million, and by the issuance of Class A Common Stock of the Company to Hollinger Inc. having a nominal amount of approximately $42.0 million. The transaction is expected to be consummated no later than the second quarter of 1997 but will be effective for financial and accounting purposes as of January 7, 1997 and will be accounted for on an "as if pooling" basis.

     The Hollinger Inc. Transaction will not be completed until a definitive acquisition agreement has been negotiated and executed, approval by the Company's stockholders of the issuance of the mandatorily convertible preferred stock and Class A Common Stock has been obtained, other terms and conditions have been satisfied and regulatory approvals obtained. It is intended that holders of the Company's Class A and Class B Common Stock and Series B Preferred Stock will vote as a single class at a meeting of the Company's stockholders. Hollinger Inc. has sufficient voting power to approve the Hollinger Inc. Transaction.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES AND LACK OF LIQUIDITY

     There currently is no public market for the Securities. Although application may be made to list the Securities on the New York Stock Exchange, there can be no assurance as to the liquidity of the trading market for the Securities or that an active public market for the Securities will develop. If an active market for the Securities does not develop, the market price and liquidity of the Securities may be adversely affected.

                                USE OF PROCEEDS

     Except as otherwise indicated in the accompanying Prospectus Supplement, Publishing and the Company intend to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, the repayment or reduction of indebtedness or other obligations and possible future acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's and Publishing's consolidated ratio of earnings to fixed charges for the periods indicated:

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                      YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                             -----------------------------------------     --------------
                                             1991     1992     1993     1994     1995      1995     1996
                                             -----    -----    -----    -----    -----     -----    -----
Ratio of Earnings to Fixed Charges (the
  Company)................................   3.67x    5.09x    3.64x    4.76x    1.82x     1.68x    1.29x
Ratio of Earnings to Fixed Charges
  (Publishing)............................     N/A      N/A      N/A      N/A    1.84x       N/A    1.44x

     The ratio of earnings to fixed charges is the sum of earnings before taxes and minority interest (excluding undistributed earnings of affiliates) plus interest expense, amortization of deferred financing charges and preferred stock dividends divided by the sum of interest expense, amortization of deferred financing charges and preferred stock dividends. No ratio is available for Publishing for the four years ended December 31, 1994 and the nine months ended September 30, 1995 as Publishing was not incorporated until the fourth quarter of 1995.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued, from time to time, in one or more series and will constitute either Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities. The following description of the Senior Securities and Senior Subordinated Securities sets forth certain general terms and provisions of such Securities and the Guarantees to which any Prospectus Supplement may relate. The general terms of any Subordinated Securities or any Convertible Securities will be set forth in an amendment or supplement to this Prospectus. In addition, the particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities"), including the nature of any variation from the following general provisions applicable to the Offered Securities, will be described in the Prospectus Supplement relating to the Offered Securities.

     The Senior Securities offered will be issued in one or more series under an Indenture (the "Senior Indenture"), among Publishing, the Company, as Guarantor, Fleet National Bank, as trustee (the "Trustee"). The Senior Subordinated Securities offered hereby will be issued in one or more series under an Indenture (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among Publishing, the Company, as Guarantor, and Fleet National Bank, as trustee (the "Trustee"). The Indentures are subject to and governed by the Trust Indenture Act. The following summary of the material provisions of the Indentures does not purport to be complete and, where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indentures and those terms made a part of the Indentures by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below. Other capitalized terms used without definition are defined in the Indentures.

RANKING OF SENIOR SECURITIES

     The Senior Securities of each series will be unsecured and will rank pari passu in right of payment with all other existing and future senior Indebtedness of Publishing, including Publishing's Indebtedness under the New Bank Credit Facility, and senior in right of payment to all existing and future Subordinated Indebtedness of Publishing.

RANKING OF SENIOR SUBORDINATED SECURITIES

     The payment of the principal of, premium, if any, and interest on the Senior Subordinated Securities will be subordinated and subject in right of payment, to the extent and in the manner set forth in the Senior Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of Publishing. The Senior Subordinated Securities will be senior subordinated indebtedness of Publishing ranking pari passu with all other future senior subordinated indebtedness of Publishing and senior to all existing and future Subordinated Indebtedness of Publishing.

     Upon the occurrence and continuation of any default in the payment of any Designated Senior Indebtedness beyond the applicable grace period, no payment or distribution of any assets of Publishing of any kind or character (excluding certain permitted equity or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the Senior Subordinated Securities or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Senior Subordinated Securities unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents, or in any other manner acceptable to the requisite holders of such Designated Senior Indebtedness.

     Upon the occurrence and continuation of any nonpayment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from the Agent under the New Bank Credit Facility or, if none, from any other representative of holders of any Designated Senior Indebtedness of a written notice of such default, no payment or distribution of any assets of Publishing of any kind or character (excluding certain permitted equity or subordinated securities) shall be made by Publishing on account of any principal of, premium, if any, or interest on, the Senior Subordinated Securities or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Senior Subordinated Securities for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the date of receipt by the Trustee of such notice of the Non-payment Default by the Trustee from a representative of the holders of any Designated Senior Indebtedness and (subject to any blockage then or thereafter in effect as a result of a payment default) shall end on the earliest to occur of (i) 179 days having elapsed since the receipt of such written notice by the Trustee (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date such Non-payment Default and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated is cured or waived or ceases to exist or the Designated Senior Indebtedness related thereto is discharged or paid in full or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to Publishing or the Trustee from the Agent under the Credit Agreement or such other representative of holders of Designated Senior Indebtedness, after which, in each such case, Publishing shall resume making any and all required payments in respect of the Senior Subordinated Securities, including any missed payments and accrued interest thereon. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Blockage Period"). Any number of notices of Non-payment Defaults may be given during the Initial Blockage Period; provided that during any 365-consecutive-day period only one Payment Blockage Period during which payment of principal of, premium, if any, or interest on, the Securities may not be made may commence and the duration of such period may not exceed 179 days. No Nonpayment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such Non-payment Default has been cured or waived for a period of not less than 90 consecutive days.

     If Publishing fails to make any payment on the Senior Subordinated Securities when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the holders of the Senior Subordinated Securities to accelerate the maturity thereof. See "Events of Default" below.

     The Senior Subordinated Indenture provides that, in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Publishing or its assets, or (b) any liquidation, dissolution or other winding up of Publishing, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of Publishing (except a distribution in connection with a consolidation of Publishing with, or the merger of Publishing into, another corporation or the liquidation or dissolution of Publishing following conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation upon the terms and subject to the conditions of the provisions described in "Consolidation, Merger, Sale of Assets" below), then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents or in any other manner acceptable to the requisite holders of Designated Senior Indebtedness before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Senior Subordinated Securities or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Senior Subordinated Securities (including any payment or other distribution which may be received from the holders of Subordinated Indebtedness as a result of any payment on such Subordinated Indebtedness). Accordingly, the holders of the Senior Subordinated Securities may recover nothing in the event of such a liquidation, dissolution or other winding up of Publishing.

     "Senior Indebtedness" means, with respect to Publishing, the principal of, premium, if any, and interest in respect of the New Bank Credit Facility and any other Indebtedness of Publishing (other than as otherwise provided in this definition), whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, interest and all other obligations owing to the lenders under (a) the New Bank Credit Facility and (b) the holders under the Senior Securities. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Senior Subordinated Securities and the 9 1/4% Senior Subordinated Notes of Publishing due 2006 governed by the Indenture dated as of February 1, 1996 among Publishing, the Company, as Guarantor, and the Trustee (the "9 1/4% Notes"); (ii) Indebtedness of Publishing that is subordinate or junior in right of payment to any other Indebtedness of Publishing; (iii) Indebtedness of Publishing which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to Publishing; (iv) Indebtedness which is represented by Redeemable Capital Stock; (v) any liability for foreign, federal, state, local or other taxes owed or owing by Publishing; (vi) Indebtedness of Publishing to a Restricted Subsidiary or any other Affiliate of Publishing or any of such Affiliate's subsidiaries; (vii) that portion of any Indebtedness which at the time of Incurrence is issued in violation of the Senior Subordinated Indenture; and (viii) trade payables owed or owing by Publishing.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the New Bank Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $50,000,000 and is specifically designated by Publishing in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness."

     The Senior Securities and the Senior Subordinated Securities will be effectively subordinated to all existing and future liabilities of subsidiaries, including in the case of the Restricted Subsidiaries, such subsidiaries' guarantees of Publishing's obligations under the New Bank Credit Facility, except to the extent the Restricted Subsidiaries may be required to provide guarantees of the Senior Securities and the Senior Subordinated Securities, as described herein, in which case such guarantees will be effectively subordinated in right of payment to such subsidiaries' guarantees of Publishing's obligations under the New Bank Credit Facility.

SECURITIES GUARANTEES

     The Company will irrevocably and unconditionally Guarantee, on an unsecured senior basis, in the case of the Senior Securities, and on an unsecured senior subordinated basis to the same extent as the Senior Subordinated Securities are subordinated to Senior Indebtedness, in the case of the Senior Subordinated Securities, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the obligations of Publishing under the Indentures and the Securities. Payments on the Company's Senior Subordinated Guarantee will be subordinated, as set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Guarantor Indebtedness. See "Guarantees" below.

     "Senior Guarantor Indebtedness" means, with respect to the Company or any Restricted Subsidiary Guarantor (for the purposes of this definition, each a "Guarantor"), (i) such Guarantor's guarantee of Publishing's payment obligations in respect of the New Bank Credit Facility, (ii) such Guarantor's guarantee of Publishing's payment obligations in respect of the FDTH Credit Agreement, (iii) such Guarantor's guarantee of Publishing's obligations under the Senior Securities and (iv) any other Indebtedness of such Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantees. Notwithstanding the foregoing, "Senior Guarantor Indebtedness" will not include (i) Indebtedness evidenced by such Guarantor's Guarantee of the Senior Subordinated Securities; (ii) Indebtedness of such Guarantor that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor; (iii) Indebtedness of such Guarantor which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; (iv) Indebtedness which is represented by Redeemable Capital Stock of such Guarantor; (v) any liability for foreign, federal, state, local or other taxes owed or owing by such Guarantor; (vi) Indebtedness of such Guarantor to a Restricted Subsidiary or any other Affiliate of such Guarantor or any of such Affiliate's subsidiaries; (vii) that portion of any Indebtedness which at the time of incurrence is issued in violation of the Senior Subordinated Indenture; and
(viii) trade payables owed or owing by such Guarantor.

GENERAL

     Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (3) any limit on the aggregate principal amount of the Offered Securities or the series of which the Offered Securities are a part; (4) the date or dates (or manner of determining the same) on which the Offered Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the Offered Securities will bear interest, if any, and the date or dates from which such interest will accrue; (6) the date or dates on which interest, if any, will be payable and the record dates for such interest payment dates; (7) if the trustee in respect of the Offered Securities is other than the Trustee (or any successor thereto), the identity of the trustee; (8) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Securities will be payable and each office or agency where the Offered Securities may be presented for transfer or exchange; (9) any mandatory or optional sinking fund or purchase fund or similar provision and the terms and conditions thereof; (10) any provisions relating to the date after which, the circumstances under which, the price or prices at which, and the currency or currency unit in which, the Offered Securities may, pursuant to any optional or mandatory redemption or conversion provisions, be redeemed or converted at the option of the Publishing or of the holder and certain other terms and provisions of such optional or mandatory redemption or conversion;
(11) any terms applicable to the Offered Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will occur; (12) if the Offered Securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the Offered Securities are denominated; (13) the index, if any, used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; (14) if payments of principal (and premium, if any) or interest, if any, in respect of the Offered Securities are to be made in a currency other than United States dollars or the amount of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the Offered Securities are denominated, the currency or currencies (including composite currencies) in which such payments are to be made, or the manner in which such amounts are to be determined, respectively;
(15) if the amount payable upon acceleration of the Offered Securities is other than the full principal amount, the portion of the principal amount payable upon acceleration; (16) any provisions relating to the conversion of Offered Securities into Securities of another series; (17) any provisions restricting defeasance of the Offered Securities; (18) if any additional or special events of default are applicable to the Offered Securities, the terms and conditions of such events of default; (19) if the Offered Securities will be issued, in whole or in part, in the form of one or more temporary or permanent Global Securities, the identity of the depositary for such Global Securities and certain other terms and conditions relating to the Global Securities; and (20) any other terms of the Offered Securities and the Guarantees not inconsistent with the provisions of the Indentures.

     Unless otherwise indicated in the Prospectus Supplement in respect of which this Prospectus is being delivered, principal of, premium, if any, and interest on the Offered Securities (other than Offered Securities issued as Global Securities) will be payable, and the Offered Securities (other than Offered Securities issued as Global Securities) will be exchangeable and transferable at the office or agency of Publishing in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of Publishing by check mailed to the Person entitled thereto as shown on the security register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. For certain information about Offered Securities in global form, see "Global Securities" below. No service charge will be made for any registration of transfer, exchange or redemption of Offered Securities, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

GLOBAL SECURITIES

     Offered Securities of any series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with a depositary (the "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Offered Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary or a nominee of any successor.

     The specific terms of the depositary arrangement with respect to any series of Offered Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. Publishing, however, anticipates that the provisions set forth below generally will apply to such depositary arrangements.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Offered Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Offered Securities or by Publishing if the Securities are offered and sold directly by Publishing. Ownership of beneficial interest in a Global Security will be limited to participants or persons that hold interests through participants, but Publishing has no obligation to any persons that hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities to definitive form. Such limits and laws may impair the ability to transfer beneficial interest in a Global Security.

     As long as the Depositary or its nominee is the registered owner of such Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Offered Securities represented by the Global Security for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Security represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the Indentures.

     Payments of principal (and premium, if any) and interest, if any, on Offered Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. Neither Publishing, the Guarantor, the Trustee, any Paying Agent nor the Security Registrar for such Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Publishing expects that the Depositary for any Offered Securities represented by a Global Security, upon receipt of any payment of principal (and premium, if any) or interest, if any, in respect of a permanent Global Security will, except as provided below, immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Publishing also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Offered Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by Publishing within 90 days,

Publishing will issue Offered Securities in definitive form in exchange for such Global Security. In addition, Publishing may at any time and in its sole discretion determine not to have any of the Offered Securities of a series represented by one or more Global Securities and, in such event, will issue in exchange therefor Offered Securities of such a series. Further, if Publishing so specifies with respect to Offered Securities of a series, an owner of a beneficial interest in a Global Security representing Securities Offered Securities of that series may, on terms acceptable to Publishing and the Depositary for such Global Security receive Offered Securities of such series in a definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Offered Securities of the series represented by the Global Security equal in principal amount to such beneficial interest and to have such Offered Securities registered in its name. Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by Publishing, of $1,000 and integral multiples thereof if the Offered Securities of such series are denominated in United States dollars.

     The Indentures will contain, among others, the following covenants, which will apply to Publishing, the Restricted Subsidiaries and, in certain cases, the Company. As set forth below the effect of many of the covenants will change once both of The Telegraph and Southam are Restricted Subsidiaries.

CERTAIN COVENANTS WITH RESPECT TO THE SENIOR SECURITIES

     Limitation on Indebtedness. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) except for (x) Indebtedness of Publishing or (y) Indebtedness of a Restricted Subsidiary constituting Acquired Indebtedness, Permitted Subsidiary Indebtedness or Foreign Subsidiary Indebtedness, provided that, in the case of the foregoing clauses (x) and (y), the Consolidated Cash Flow Ratio for Publishing and the Restricted Subsidiaries for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period is not greater than 6.0:1.0. In addition (and without limiting the foregoing requirement), unless both of The Telegraph and Southam are Restricted Subsidiaries, Publishing shall not permit any Restricted Subsidiary to Incur any Indebtedness other than Acquired Indebtedness or Permitted Subsidiary Indebtedness. For purposes of determining the Consolidated Cash Flow Ratio for any period, pro forma effect shall be given to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by Publishing and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period; (iii) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and (iv) any acquisition or disposition by Publishing and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of such four-quarter period (as if such acquisition or disposition had been consummated on the first day of such four-quarter period).

     (b) Prior to September 1, 1997, neither Publishing nor any Restricted Subsidiary will issue any Public Debt unless the aggregate principal amount (or initial proceeds in the case of Public Debt sold with "original issue discount" (within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended)) of Public Debt so issued from the date of the Senior Indenture that is pari passu with any Senior Securities does not exceed the aggregate principal amount (or initial proceeds in the case of Public Debt sold with "original issue discount") of Public Debt so issued from the date of the Senior Indenture that is pari passu with or subordinated to the Senior Subordinated Securities. (Section 10.08)

     Limitation on Restricted Payments. (a) Publishing will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution or payment on or in respect of Publishing's Capital Stock (including dividends or distributions of the Capital Stock of any Subsidiary), or make any other payment to the direct or indirect holders (in their capacities as such) of Publishing's Capital Stock (other than (x) dividends or distributions payable in shares of Publishing's Qualified

     Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock and (y) a dividend or distribution of up to $175 million payable to the Company, provided that, simultaneously or in connection with such dividend or distribution, the Company contributes or transfers, directly or indirectly, to Publishing all of the Capital Stock of Hollinger Eastern then held by the Company; and provided further that Hollinger Eastern then holds not less than 42% of the voting interest of Southam);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of Publishing or any Capital Stock of any Affiliate of Publishing (other than Capital Stock of any Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, Capital Stock of a Restricted Subsidiary) or Capital Stock of a Person that is, or immediately following such repurchase will become, a Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than pursuant to clause (c) of the "Limitation on Sale of Assets" covenant);

          (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (x) dividends and distributions on Preferred Stock of Restricted Subsidiaries or Mirror Preferred or (y) dividends and distributions made to any Person (other than a controlling Affiliate of Publishing or an Affiliate of such Affiliate (other than Publishing and any Restricted Subsidiary)) on a pro rata basis consistent with the ownership interests in such Capital Stock to the owners of such Capital Stock, except that, in the case of the Capital Stock of a Restricted Subsidiary that is a Guarantor, (i) no Default or Event of Default shall have occurred and be continuing; and (ii) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right);

          (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate of Publishing (other than a Wholly Owned Restricted Subsidiary of Publishing (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary of Publishing) except as permitted by the "Limitation on Issuances of Guarantees of Indebtedness" covenant;

          (vi) make any Investment in any Person (other than any Permitted Investments); or

          (vii)  designate any Restricted Subsidiary as an Unrestricted
     Subsidiary;

(any of the payments described in paragraphs (i) through (vii) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing; (2) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right; (3) immediately before and immediately after giving effect to such transaction on a pro forma basis, Publishing could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitation on Indebtedness"; and (4) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture (provided that, in the case of a Restricted Payment by a Restricted Subsidiary, such Restricted Payment is calculated for the purposes of this paragraph (4) by multiplying the amount of the Restricted Payment by the percentage of Publishing's common equity in such Restricted Subsidiary at the time of such Restricted Payment but disregarding, in the case of Southam, common equity interests which are pledged to secure the Southam-Linked Debentures) does not exceed the sum of:

          (A) 50% of the sum of (i) the aggregate cumulative Consolidated Net Income of Publishing and its Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Senior Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, 100% of such loss (treating a loss as a negative number)) and (ii) the aggregate cumulative Amortization Expense of Publishing and its Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment;

          (B) 50% of the aggregate cumulative cash dividends or distributions received by Publishing and its Consolidated Restricted Subsidiaries from any of Publishing's Unrestricted Subsidiaries during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Senior Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment; provided, however, that for purposes of this clause (B), cash dividends and distributions shall not include, without duplication, (x), prior to the time that Southam shall be a Restricted Subsidiary, cash dividends received by Publishing from Publishing's Unrestricted Subsidiaries not in excess of the Southam Dividend Amount, (y) cash dividends or distributions received by Publishing or any Wholly Owned Restricted Subsidiary in accordance with clause (vii) of paragraph (b) of this "Limitation on Restricted Payments" covenant or
     (z) dividends or distributions on any Argsub Preferred received by FDTH or DTH;

          (C) the aggregate Net Cash Proceeds received after the date of the Senior Indenture by Publishing from the issuance or sale (other than to any of its Restricted Subsidiaries) of its Qualified Capital Stock or any options, warrants or rights to purchase such Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock, Subordinated Indebtedness or Pari Passu Indebtedness as set forth below);

          (D) the aggregate Net Cash Proceeds received after the date of the Senior Indenture by Publishing (other than from any of its Restricted Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of Publishing;

          (E) the aggregate Net Cash Proceeds received after the date of the Senior Indenture by Publishing (other than from any of its Subsidiaries) from cash capital contributions made to Publishing (other than from the proceeds of the Common Stock Offering);

          (F) the aggregate amount by which any Indebtedness (other than Permitted Indebtedness) of Publishing or any Restricted Subsidiary is reduced after the date of the Senior Indenture as a result of the conversion or exchange of debt securities or Redeemable Capital Stock of Publishing that has been converted into or exchanged for Qualified Capital Stock of Publishing to the extent such debt securities or Redeemable Capital Stock were originally sold for cash plus the aggregate Net Cash Proceeds received by Publishing at the time of any such conversion or exchange; and

          (G)  $25,000,000.

        (b) Notwithstanding the foregoing, and, in the case of clauses (ii) through (viii) below, so long as (1) there is no Default or Event of Default continuing and (2) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary have an Acceleration Right, the foregoing provisions will not prohibit the following actions (clauses (i) through (x) being referred to as "Permitted Payments"):

          (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this section and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this covenant;

          (ii) any repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of Publishing in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Restricted Subsidiary) of other Qualified Capital Stock of Publishing; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clauses 4(D) and (4)(E) of paragraph (a) of this covenant;

          (iii) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Restricted Subsidiary of Publishing) of any Qualified Capital Stock of Publishing; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clauses 4(D) and (4)(E) of paragraph (a) of this section; and

          (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of Publishing; provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if the subordinated Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such refinanced Indebtedness and any reasonable out-of-pocket expenses of Publishing Incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Securities; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Securities; and (4) is expressly subordinated in right of payment to the Securities at least to the same extent as the Indebtedness to be refinanced;

          (v) dividends paid to the Company after the date of the Senior Indenture to the extent not in excess of the Southam Dividend Amount;

          (vi) loans, advances, dividends or distributions by any Restricted Subsidiary to Publishing or any Wholly Owned Restricted Subsidiary and by FDTH or, to the extent it has received such funds, directly or indirectly from FDTH, DTH or Publishing to the Company for the purpose of redeeming shares of Series A Preferred Stock not exceeding in the aggregate any payments made by Hollinger Inc. to FDTH pursuant to the provisions of the HTH/FDTH Share Exchange Agreement;

          (vii) loans, advances, dividends or distributions to the Company in amounts not to exceed $1 million per year to permit the Company to repurchase, redeem or otherwise acquire or retire any shares of its Capital Stock from employees, former employees or their estates upon disability, death, retirement or termination of employment;

          (viii) tax payments pursuant to a Tax Sharing Agreement to the extent that the aggregate amount of such payments do not exceed the aggregate amount of the tax payments that Publishing and the Restricted Subsidiaries would have been required to make if they alone constituted a single consolidated tax group;

          (ix) payments by Publishing or a Restricted Subsidiary in accordance with the Scheme of Arrangement; and

          (x) the issuance or redemption of or payment of distributions on Mirror Preferred, but only to the extent Argsub Preferred is simultaneously issued, redeemed or pays (or is deemed to pay) dividends, respectively, and only so long as no cash is transferred in any such transaction, except for cash payments in respect of certain Mirror Preferred made directly from FDTH to DTH at the direction of Argsub.

        For purposes of this "Limitation on Restricted Payments" covenant, if the Board of Directors designates a Restricted Subsidiary as an Unrestricted Subsidiary, or a Restricted Subsidiary is deemed to be so designated, a "Restricted Payment" shall be deemed to have been made in an amount equal to the fair value of the Investment of Publishing and its other Restricted Subsidiaries in such Restricted Subsidiary as determined by the Board of Directors with the concurrence of a majority of the Independent Directors (there being at least one Independent Director), whose good faith determination shall be conclusive. If a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be in an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Board of Directors, whose good faith determination shall be conclusive. (Section 10.09)

        Limitation on Transactions with Affiliates. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Publishing (other than Publishing or a Wholly Owned Restricted Subsidiary or, if both of the Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary) unless (a) such transaction or series of related transactions is on terms that are no less favorable to Publishing or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) with respect to any transaction or series of related transactions involving aggregate payments in excess of $5,000,000, Publishing delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by a majority of the Independent Directors of the Board of Directors; provided that any transaction or series of related transactions otherwise permitted under this paragraph (other than any transaction or series of related transactions with respect to the making of any Permitted Investment pursuant to clause (ix) of the definition of "Permitted Investment" or any Restricted Payment permitted pursuant to the "Limitation on Restricted Payments" covenant described above (other than those referred to in clause (vi) of paragraph (b) thereof) pursuant to which Publishing or any Restricted Subsidiary shall receive or render value exceeding $15,000,000 shall not be permitted unless, prior to the consummation of any such transaction or series of related transactions, Publishing shall have received an opinion, from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, that such transaction is fair to Publishing from a financial point of view; provided further, that this covenant shall not apply to (i) transactions or agreements as in effect or securities outstanding on the date of the Senior Indenture (provided that any amendment to any existing agreement (including the Services Agreement and the Business Opportunities Agreement), and any transaction pursuant to the Business Opportunities Agreement, shall require approval pursuant to this covenant; notwithstanding the foregoing, any amendment to the Services Agreement or the Business Opportunities Agreement shall require the approval of a majority of the Independent Directors); (ii) directors' fees approved by the Board of Directors;
(iii) any employee benefit plan or arrangement entered into or made available to officers or other employees of Publishing or the Restricted Subsidiaries in the ordinary course of business; (iv) sales by Publishing and its Restricted Subsidiaries of their products in the ordinary course of business on arm's-length terms; (v) tax payments pursuant to a Tax Sharing Agreement to the extent that the aggregate amount of such payments do not exceed the aggregate amount of the tax payments that Publishing and the Restricted Subsidiaries would have been required to make if they alone constituted a single consolidated tax group; (vi) loans, advances, dividends or distributions by FDTH, DTH or Publishing to the Company in amounts and for the purpose permitted by clauses
(v) and (vii) of paragraph (b) of the "Limitation on Restricted Payments" covenant described above; (vii) payments made to Hollinger Inc. pursuant to the Services Agreement that constitute the reimbursement for the fair value (as determined by a majority of the Independent Directors serving on an Independent Committee) of services received by Publishing or a Restricted Subsidiary consistent with past practices, and (viii) the issuance or redemption, retraction or transfer of or payment of dividends, distributions or other amounts on Mirror Preferred by DTH or FDTH to an Argsub, but only to the extent that such Argsub simultaneously, as the case may be, issues or redeems or pays dividends, distributions or other amounts (or is deemed to have taken any such action) to DTH or FDTH, in each case in equivalent amounts. (Section 10.10)

     Limitation on Liens. (a) Publishing will not, and will not permit any Restricted Subsidiary to Incur, affirm or suffer to exist any Lien of any kind securing any pari passu Public Debt or any Subordinated Indebtedness of Publishing (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of Publishing or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless (i) in the case of any Lien securing pari passu Public Debt, the Senior Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of Publishing, the Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, except for (x) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the Issuance of such pari passu Public Debt or the Incurrence of such Subordinated Indebtedness by Publishing or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of the "Limitation on Indebtedness" covenant described above (provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by Publishing or its Restricted Subsidiaries) and (y) any Lien securing Indebtedness owing to Publishing or a Wholly Owned Restricted Subsidiary by a Restricted Subsidiary.

     (b) Notwithstanding the foregoing, any security interest granted by Publishing or any Restricted Subsidiary to secure the Senior Securities created pursuant to paragraph (a) above shall provide by its terms that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of Publishing or any Restricted Subsidiary described in paragraph (a) above of their security interest (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no pari passu Public Debt or Subordinated Indebtedness of Publishing or any Restricted Subsidiary has been secured by such property or assets of Publishing or any such Restricted Subsidiary or (B) the holders of all such pari passu Public Debt and Subordinated Indebtedness which is secured by such property or assets of Publishing or any such Restricted Subsidiary also release their security interest in such property or assets (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 10.11)

     Limitation on Issuances of Guarantees of Indebtedness. (a) Publishing will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Publishing (other than pursuant to the New Bank Credit Facility) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Indenture providing for a senior guarantee of the Senior Securities and if such Indebtedness of Publishing is by its terms expressly subordinated to the Senior Securities, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's guarantee to the same extent as such Indebtedness is subordinated to the Senior Securities.

     (b) Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary of the Senior Securities that is provided pursuant to the foregoing paragraph or under the provisions of the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below may provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of Publishing, of all of Publishing's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is in compliance with the Indenture, (ii) if the Restricted Subsidiary issuing such guarantee ceases to be a Restricted Subsidiary or (iii) upon the release by the holders of the Indebtedness of Publishing described in paragraph (a) above of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no Indebtedness of Publishing or any Restricted Subsidiary has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 10.12)

     Limitation on Sale of Assets. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the proceeds from such Asset Sale are received in cash (provided that the amount of (A) any Pari Passu Indebtedness or Indebtedness of such Restricted Subsidiary that is pari passu with any guarantee of the Senior Securities (as shown on Publishing's or such Restricted Subsidiaries' most recent balance sheet or in the notes thereto) of Publishing or any such Restricted Subsidiary that is assumed by the transferee of any asset in connection with any Asset Sale and (B) any deferred payment obligations received by Publishing or any such Restricted Subsidiary as proceeds of an Asset Sale that are concurrently with the Asset Sale converted into cash without recourse to Publishing or any of its Restricted Subsidiaries shall be deemed to be cash for purposes of this provision; provided further that, for purposes of this clause (i), "cash" shall include any cash proceeds received from the sale of securities received in an Asset Sale as long as at the time of such Asset Sale, Publishing or its Restricted Subsidiary, as applicable, has entered into a legally binding agreement for the sale of such securities and such securities are sold within 90 days of such Asset Sale; and provided further that this clause (i) shall not apply to (x) Newspapers Businesses received by Publishing or a Restricted Subsidiary from the transferee as consideration for an Asset Sale (an "Asset Swap") so long as, immediately before and immediately after giving effect to such transaction on a pro forma basis, Publishing could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitation on Indebtedness," (y) a CST Real Estate Transaction or (z) a Permitted Real Estate Sale) and (ii) Publishing or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets sold (as determined by the Board of Directors of Publishing and evidenced by a board resolution). The value of any properties or assets (other than cash) received pursuant to an Asset Sale shall be determined by the Board of Directors of Publishing and evidenced by a Board Resolution; provided that if the value of the asset which is the subject of the Asset Sale is in excess of $25,000,000, the value of the properties or assets received shall be determined by an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of assets (provided that for purposes of this sentence, any CST Real Estate Transaction shall be deemed to involve an asset whose value exceeds $25,000,000).

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not applied to permanently repay or otherwise permanently retire any Pari Passu Indebtedness then outstanding as permitted or required by the terms thereof, or if no such Pari Passu Indebtedness is then outstanding, Publishing or a Restricted Subsidiary, as the case may be, may, within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of Publishing or its Restricted Subsidiaries existing on the date of the Senior Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Pari Passu Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $20,000,000, Publishing will apply the Excess Proceeds to the repayment of the Senior Securities and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (i) Publishing will make an offer to purchase (an "Offer") from all holders of the Senior Securities in accordance with the procedures set forth in the Senior Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Senior Securities that may be purchased out of an amount (the "Securities Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Senior Securities, and the denominator of which is the sum of the outstanding principal amount of the Senior Securities and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Securities tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, Publishing will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Securities Amount; provided that in no event will the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Senior Securities plus accrued and unpaid interest, if any, to the date (the "Purchase Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Senior Indenture. To the extent that the aggregate Offered Price of the Senior Securities tendered pursuant to the Offer is less than the Securities Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), Publishing may then (i)(a) to the extent required by the Senior Subordinated Securities Indenture, purchase Senior Subordinated Securities tendered pursuant to an offer by Publishing for the Senior Subordinated Securities (the "Senior Subordinated Securities Offer") at a purchase price of 100% of their principal amount plus accrued interest to the date of purchase in accordance with the procedures set forth in the Senior Subordinated Securities Indenture and (b) to the extent required by the terms of any other senior subordinated Indebtedness (other than the Senior Subordinated Securities) to permanently reduce the principal amount of such other senior subordinated Indebtedness, make an offer to purchase or otherwise repurchase or redeem such other senior subordinated Indebtedness, or (ii) use such Deficiency in the business of Publishing and its Restricted Subsidiaries. Upon completion of the purchase of all Securities tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) Whenever the aggregate amount of Excess Proceeds received by Publishing exceeds $20,000,000, such Excess Proceeds will, prior to the purchase of Senior Securities, Pari Passu Indebtedness or Senior Subordinated Securities or Indebtedness described in paragraph (c) above, be set aside by Publishing in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the Senior Securities or Pari Passu Indebtedness tendered in an offer or Pari Passu Offer, (ii) delivery by Publishing of the Offered Price to the holders of the Senior Securities or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of Publishing and its Restricted Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments; provided that the maturity date of any such investment made after the amount of Excess Proceeds equals or exceeds $20,000,000 shall not be later than the Purchase Date. Publishing shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; provided that Publishing will not be entitled to such interest and will not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

     (e) If Publishing becomes obligated to make an Offer pursuant to paragraph
(c) above, the Senior Securities will be purchased by Publishing, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for Publishing to comply with the requirements under the Exchange Act, subject to proration in the event the Securities Amount is less than the aggregate Offered Price of all Senior Securities tendered.

     (f) Publishing will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     (g) Publishing will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture as such Indebtedness may be refinanced form time to time or (ii) any Pari Passu Indebtedness existing on the date of the Senior Indenture or thereafter; provided, in each case, that such restrictions are no less favorable to the holders of Senior Securities than those existing on the date of the Indenture) that would expressly impair the ability of Publishing to make an Offer to purchase the Senior Securities or, if such Offer is made, to pay for the Senior Securities tendered for purchase. (Section 10.15)

     Purchase of Senior Securities upon a Change of Control. If a Change of Control occurs at any time, then each holder with respect to Senior Securities of any Series will have the right to require that Publishing purchase such holder's Senior Securities in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Senior Securities, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Senior Indenture.

     Within 30 days following any Change of Control, Publishing shall notify the Trustee thereof and give written notice of such Change of Control to each holder with respect to Senior Securities of any Series, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, (i) the purchase price, (ii) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act, (iii) that any Senior Security not tendered will continue to accrue interest, (iv) that, unless Publishing defaults in the payment of the purchase price, any Senior Securities accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date and (v) certain other procedures that a holder of Senior Securities must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that Publishing will have available funds sufficient to pay the Change of Control Purchase Price for any or all of the Senior Securities that might be delivered by holders of the Senior Securities seeking to accept the Change of Control Offer and, accordingly, none of the holders of the Senior Securities may receive the Change of Control Purchase Price for their Senior Securities in the event of a Change of Control. The failure of Publishing to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Senior Securities the rights described below under "Events of Default."

     The existence of a holder's right to require Publishing to repurchase such holder's Senior Securities upon a Change of Control may deter a third party from acquiring Publishing in a transaction which constitutes a Change of Control.

     The provisions of the Senior Indenture may not afford holders of Senior Securities the right to require Publishing to repurchase the Senior Securities in the event of a highly leveraged transaction or certain transactions with Publishing's management or its Affiliates or the management of the Company or Hollinger Inc. or their Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of Publishing by its management or affiliates) involving Publishing that may adversely affect holders of the Senior Securities, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control." A transaction involving Publishing's management or its Affiliates or the management of the Company or Hollinger Inc. or their Affiliates, or a transaction involving a recapitalization of Publishing, may result in a Change of Control if it is the type of transaction specified by such definition.

     Publishing will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

     Publishing shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Senior Indenture as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the Holders than those existing on the date of the Senior Indenture) that would expressly impair the ability of Publishing to make a Change of Control Offer to purchase the Senior Securities or, if such Change of Control Offer is made, to pay for the Senior Securities tendered for purchase. (Section 10.14)

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. (a) Until such time as both of The Telegraph and Southam are Restricted Subsidiaries, Publishing will not permit (i) any Restricted subsidiary to issue any Capital Stock (other than to Publishing or any Wholly Owned Restricted Subsidiary) or (ii) any Person (other than Publishing or a Wholly Owned Restricted Subsidiary) to acquire any Capital Stock of any Restricted Subsidiary form Publishing or any Restricted Subsidiary, except upon the sale of all of the outstanding Capital Stock of such Restricted Subsidiary owned by Publishing and the designation of such Subsidiary as an Unrestricted Subsidiary; provided, however, that Publishing or a Restricted Subsidiary may issue or sell common stock of a Restricted Subsidiary to a Person that is not an Affiliate of Publishing so long as, on or prior to the consummation of such issuance or sale, such Restricted Subsidiary issues and delivers a supplemental indenture to the Senior Indenture providing for the guarantee of the Senior Securities, which guarantee shall be senior to any Subordinated Indebtedness of such Restricted Subsidiary (and in the case of any Indebtedness of such Restricted Subsidiary that constitutes a guarantee of Subordinated Indebtedness of Publishing, the terms of such subordination shall be at least as favorable to the holders of the Senior Securities as the terms under which the related Subordinated Indebtedness of Publishing is subordinated to the Senior Securities); and

     (b) On or after the time that both Southam and The Telegraph are Restricted Subsidiaries, (i) without limiting the requirements of the "Limitation on Sale of Assets" covenant described above, in the event that (x) Publishing or a Restricted Subsidiary issues or sells (other than to a Restricted Subsidiary) Capital Stock of a Restricted Subsidiary (1) that was a Subsidiary on February 1, 1997 (which, for the purposes of this clause (1), is deemed to include Southam and Hollinger Eastern), (2) any substantial portion of the operating assets of which were held by a Subsidiary on February 1, 1997 and were generating material revenue and cash flows on such date, or (3) any substantial portion of the operating assets of which consist of assets that are acquired by Publishing or a Restricted Subsidiary pursuant to the Hollinger Inc. Transaction and (y) such issuance or sale involves less than 100% of the Capital Stock of such Restricted Subsidiary held by Publishing and the Restricted Subsidiaries at the time of such issuance or sale, then (1) the Net Cash Proceeds of such issuance or sale shall be applied to permanently repay or otherwise permanently retire any Senior Securities or

Pari Passu Indebtedness then outstanding, as permitted or required by the terms thereof, and (2) to the extent not so applied, may be applied to repay or retire other Indebtedness or otherwise used in the Company's business; provided that the foregoing clause (i) shall not apply to any new issuance of Capital Stock by Southam as long as (a) Southam is a Public Entity at the time of such issuance;
(b) neither Publishing nor any other Restricted Subsidiary has at any time after February 1, 1997 sold any assets and contributed, directly or indirectly, the proceeds therefrom to Southam; and (c) neither Publishing nor any other Restricted Subsidiary has at any time after February 1, 1997 contributed, directly or indirectly, any Newspaper Businesses to Southam other than those Newspaper Businesses acquired in the Hollinger Inc. Transaction; and (ii) if any issuance of Capital Stock by a Restricted Subsidiary or sale or disposition of Capital Stock of a Restricted Subsidiary results in a Restricted Subsidiary ceasing to qualify as a Subsidiary, such transaction would be deemed, for purposes of the "Limitation on Restricted Payments" covenant described above, to constitute the designation of such former Restricted Subsidiary as an Unrestricted Subsidiary. (Section 10.15)

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to Publishing or any other Restricted Subsidiary, (b) pay any Indebtedness owed to Publishing or any Restricted Subsidiary, (c) make any Investment in Publishing or (d) transfer any of its properties or assets to Publishing or any Restricted Subsidiary, except (i) any encumbrance or restriction pursuant to or in connection with the New Bank Credit Facility or the FDTH Credit Facility, each as in effect on the date such Subsidiary becomes a Restricted Subsidiary or any other agreement in effect on the date of the Senior Indenture (including the AP-91 Senior Notes), (ii) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Publishing on the date of the Senior Indenture, in existence at the time such Person becomes a Restricted Subsidiary of Publishing and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (iii) any encumbrance or restriction pursuant to or in connection with documents existing or securing any Foreign Subsidiary Indebtedness that is not materially more restrictive than the terms of any such restrictions existing on the date of the Senior Indenture or the date such Subsidiary becomes a Restricted Subsidiary, as determined in good faith by an officer of Publishing, (iv) encumbrances or restrictions entered into by Southam in connection with Indebtedness of Southam Incurred at a time when Southam is a Public Entity, (v) encumbrances or restrictions contained in the terms of any Mirror Preferred, provided that such Mirror Preferred continues to qualify as such under the definition thereof, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Publishing or any Restricted Subsidiary and (vii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses
(i), (ii) and (iii) (other than the covenants in the AP-91 Senior Notes), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Securities than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 10.16)

     Provision of Financial Statements. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, it will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents that it would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) of the Exchange Act, including any "summarized information" or other information relating to Publishing as may be required by Regulation S-X under the Exchange Act or by the Commission, if it were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which it would have been required so to file such documents if it were so subject. The Company will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Senior Securities, as their names and addresses appear in the security register, without cost to such holders of Senior Securities and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Senior Securities at Publishing's cost. (Section 10.17)

     Limitation on the Designation of Additional Restricted or Unrestricted Subsidiaries. (a) The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (i) such action is in compliance with the "Limitation on Restricted Payments" covenant described above and (ii) such action complies with the definition of "Unrestricted Subsidiaries."

     (b) The Board of Directors may designate any Unrestricted Subsidiary or any Person that is to become a Restricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Publishing could have incurred at least $1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant described above. (Section 10.20)

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; (vii) maintenance of insurance; and (viii) statement by officers as to default.

CERTAIN COVENANTS WITH RESPECT TO THE SENIOR SUBORDINATED SECURITIES

     Limitation on Indebtedness. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) except for (x) Indebtedness of Publishing or (y) Indebtedness of a Restricted Subsidiary constituting Acquired Indebtedness, Permitted Subsidiary Indebtedness or Foreign Subsidiary Indebtedness, provided that, in the case of the foregoing clauses (x) and (y), the Consolidated Cash Flow Ratio for Publishing and the Restricted Subsidiaries for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period is not greater than 6.0:1.0. In addition (and without limiting the foregoing requirement), unless both of The Telegraph and Southam are Restricted Subsidiaries, Publishing shall not permit any Restricted Subsidiary to Incur any Indebtedness other than Acquired Indebtedness or Permitted Subsidiary Indebtedness. For purposes of determining the Consolidated Cash Flow Ratio for any period, pro forma effect shall be given to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by Publishing and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period; (iii) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and (iv) any acquisition or disposition by Publishing and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of such four-quarter period (as if such acquisition or disposition had been consummated on the first day of such four-quarter period).

     (b) Prior to September 1, 1997, neither Publishing nor any Restricted Subsidiary will issue any Public Debt, unless the aggregate principal amount (or initial proceeds in the case of Public Debt sold with "original issue discount" (within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended)) of Public Debt so issued since the date of the Senior Subordinated Indenture that is Senior Indebtedness does not exceed the aggregate principal amount (or initial proceeds in the case of Public Debt sold with "original issue discount") of Public Debt so issued since the date of the Senior Subordinated Indenture that is pari passu with or subordinated to the 9 1/4% Notes and any Senior Subordinated Securities. (Section 10.08)

     Limitation on Restricted Payments. (a) Publishing will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution or payment on or in respect of Publishing's Capital Stock (including dividends or distributions of the Capital Stock of any Subsidiary), or make any other payment to the direct or indirect holders (in their capacities as such) of Publishing's

     Capital Stock (other than (x) dividends or distributions payable in shares of Publishing's Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock and (y) a dividend or distribution of up to $175 million payable to International; provided that, simultaneously or in connection with such dividend or distribution, International contributes or transfers, directly or indirectly, to Publishing all of the Capital Stock of Hollinger Eastern then held by International; and provided further that Hollinger Eastern then holds not less than 42% of the voting interest of Southam);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of Publishing or any Capital Stock of any Affiliate of Publishing (other than Capital Stock of any Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, Capital Stock of a Restricted Subsidiary) or Capital Stock of a Person that is, or immediately following such repurchase will become, a Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary)), or options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

          (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (x) dividends and distributions on Preferred Stock of Restricted Subsidiaries or Mirror Preferred or (y) dividends and distributions made to any Person (other than a controlling Affiliate of Publishing or an Affiliate of such Affiliate (other than Publishing and any Restricted Subsidiary)) on a pro rata basis consistent with the ownership interests in such Capital Stock to the owners of such Capital Stock, except that, in the case of the Capital Stock of a Restricted Subsidiary that is a Guarantor, (i) no Default or Event of Default shall have occurred and be continuing; and (ii) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right);

          (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate of Publishing (other than a Wholly Owned Restricted Subsidiary of Publishing (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary of Publishing) except as permitted by the "Limitation on Issuances of Guarantees of Indebtedness" covenant described below;

          (vi) make any Investment in any Person (other than any Permitted Investments); or

          (vii) designate any Restricted Subsidiary as an Unrestricted
     Subsidiary;

(any of the payments described in paragraphs (i) through (vii) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing; (2) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right; (3) immediately before and immediately after giving effect to such transaction on a pro forma basis, Publishing could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under the "Limitation on Indebtedness" covenant and (4) the aggregate amount of all such Restricted Payments declared or made after the date of the Senior Subordinated Indenture (provided that, in the case of a Restricted Payment by a Restricted Subsidiary, such Restricted Payment is calculated for the purposes of this paragraph (4) by multiplying the amount of the Restricted Payment by the percentage of Publishing's common equity interest in such Restricted Subsidiary at the time of such Restricted Payment but disregarding, in the case of Southam, common equity interests which are pledged to secure the Southam-Linked Debentures) does not exceed the sum of:

          (A) 50% of the sum of (i) the aggregate cumulative Consolidated Net Income of Publishing and its Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Senior Subordinated Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, 100% of such loss (treating a loss as a negative number)) and (ii) the aggregate cumulative Amortization Expense of Publishing and its Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment;

          (B) 50% of the aggregate cumulative cash dividends or distributions received by Publishing and its Consolidated Restricted Subsidiaries from any of Publishing's Unrestricted Subsidiaries during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Senior Subordinated Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment; provided, however, that for purposes of this clause (B), cash dividends and distributions shall not include, without duplication, (x), prior to the time that Southam shall be a Restricted Subsidiary, cash dividends received by Publishing from Publishing's Unrestricted Subsidiaries not in excess of the Southam Dividend Amount, (y) cash dividends or distributions received by Publishing or any Wholly Owned Restricted Subsidiary in accordance with clause (vii) of paragraph (b) of this "Limitation on Restricted Payments" covenant or
     (z) dividends or distributions on any Argsub Preferred received by FDTH or DTH;

          (C) the aggregate Net Cash Proceeds received after the date of the Senior Subordinated Indenture by Publishing from the issuance or sale (other than to any of its Restricted Subsidiaries) of its Qualified Capital Stock or any options, warrants or rights to purchase such Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock, Subordinated Indebtedness or Pari Passu Indebtedness as set forth below);

          (D) the aggregate Net Cash Proceeds received after the date of the Senior Subordinated Indenture by Publishing (other than from any of its Restricted Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of Publishing;

          (E) the aggregate Net Cash Proceeds received after the date of the Senior Subordinated Indenture by Publishing (other than from any of its Subsidiaries) from cash capital contributions made to Publishing (other than from the proceeds of the Common Stock Offering);

          (F) the aggregate amount by which any Indebtedness (other than Permitted Indebtedness) of Publishing or any Restricted Subsidiary is reduced after the date of the Senior Subordinated Indenture as a result of the conversion or exchange of debt securities or Redeemable Capital Stock of Publishing that has been converted into or exchanged for Qualified Capital Stock of Publishing to the extent such debt securities or Redeemable Capital Stock were originally sold for cash plus the aggregate Net Cash Proceeds received by Publishing at the time of any such conversion or exchange; and

          (G) $25,000,000.

     (b) Notwithstanding the foregoing, and, in the case of clauses (ii) through
(viii) below, so long as (1) there is no Default or Event of Default continuing and (2) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary have an Acceleration Right, the foregoing provisions will not prohibit the following actions (clauses (i) through (x) being referred to as "Permitted Payments"):

          (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this section and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this covenant;

          (ii) any repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of Publishing in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Restricted Subsidiary) of other Qualified Capital Stock of Publishing; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clauses 4(D) and (4)(E) of paragraph (a) of this covenant;

          (iii) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Restricted Subsidiary of Publishing) of any Qualified Capital Stock of Publishing; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clauses 4(D) and (4)(E) of paragraph (a) of this section; and

          (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) or Pari Passu Indebtedness (a "refinancing") through the issuance of new Subordinated Indebtedness of Publishing; provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if the Subordinated Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such refinanced Indebtedness and any reasonable out-of-pocket expenses of Publishing Incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Senior Subordinated Securities; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Senior Subordinated Securities; and (4) is expressly subordinated in right of payment to the Senior Subordinated Securities at least to the same extent as the Indebtedness to be refinanced;

          (v) dividends paid to the Company after the date of the Senior Subordinated Indenture to the extent not in excess of the Southam Dividend Amount;

          (vi) loans, advances, dividends or distributions by any Restricted Subsidiary to Publishing or any Wholly Owned Restricted Subsidiary and by FDTH or, to the extent it has received such funds directly or indirectly from FDTH, DTH or Publishing to the Company for the purpose of redeeming shares of Series A Preferred Stock not exceeding in the aggregate any payments made by Hollinger Inc. to FDTH pursuant to the provisions of the HTH/FDTH Share Exchange Agreement;

          (vii) loans, advances, dividends or distributions to the Company in amounts not to exceed $1 million per year to permit the Company to repurchase, redeem or otherwise acquire or retire any shares of its Capital Stock from employees, former employees or their estates upon disability, death, retirement or termination of employment;

          (viii) tax payments pursuant to a Tax Sharing Agreement to the extent that the aggregate amount of such payments do not exceed the aggregate amount of the tax payments that Publishing and the Restricted Subsidiaries would have been required to make if they alone constituted a single consolidated tax group;

          (ix) payments by Publishing or a Restricted Subsidiary in connection with the Scheme of Arrangement; and

          (x) the issuance or redemption of or payment of distributions on Mirror Preferred, but only to the extent Argsub Preferred is simultaneously issued, redeemed or pays (or is deemed to pay) dividends, respectively, and only so long as no cash is transferred in any such transaction, except for cash payments in respect of certain Mirror Preferred made directly from FDTH to DTH at the direction of Argsub.

     For purposes of this "Limitation on Restricted Payments" covenant, if the Board of Directors designates a Restricted Subsidiary as an Unrestricted Subsidiary, or a Restricted Subsidiary is deemed to be so designated, a "Restricted Payment" shall be deemed to have been made in an amount equal to the fair value of the Investment of Publishing and its other Restricted Subsidiaries in such Restricted Subsidiary as determined by the Board of Directors with the concurrence of a majority of the Independent Directors (there being at least one Independent Director), whose good faith determination shall be conclusive. If a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be in an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Board of Directors, whose good faith determination shall be conclusive. (Section 10.09)

     Limitation on Transactions with Affiliates. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Publishing (other than Publishing or a Wholly Owned Restricted Subsidiary, or, if both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary) unless (a) such transaction or series of related transactions is on terms that are no less favorable to Publishing or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) with respect to any transaction or series of related transactions involving aggregate payments in excess of $5,000,000, Publishing delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by a majority of the Independent Directors of the Board of Directors; provided that any transaction or series of related transactions otherwise permitted under this paragraph (other than any transaction or series of related transactions with respect to the making of any Permitted Investment pursuant to clause (ix) of the definition of "Permitted Investment" or any Restricted Payment permitted pursuant to the "Limitation on Restricted Payments" covenant described above (other than those referred to in clause (vi) of paragraph (b) thereof)) pursuant to which Publishing or any Restricted Subsidiary shall receive or render value exceeding $15,000,000 shall not be permitted unless, prior to the consummation of any such transaction or series of related transactions, Publishing shall have received an opinion, from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, that such transaction is fair to Publishing from a financial point of view; provided further, that this covenant shall not apply to
(i) transactions or agreements as in effect or securities outstanding on the date of the Senior Subordinated Indenture (provided that any amendment to any existing agreement (including the Services Agreement and the Business Opportunities Agreement), and any transaction pursuant to the Business Opportunities Agreement, shall require approval pursuant to this covenant; notwithstanding the foregoing, any amendment to the Services Agreement or the Business Opportunities Agreement shall require the approval of a majority of the Independent Directors); (ii) directors' fees approved by the Board of Directors;
(iii) any employee benefit plan or arrangement entered into or made available to officers or other employees of Publishing or the Restricted Subsidiaries in the ordinary course of business; (iv) sales by Publishing and its Restricted Subsidiaries of their products in the ordinary course of business on arm's-length terms; (v) tax payments pursuant to a Tax Sharing Agreement to the extent that the aggregate amount of such payments do not exceed the aggregate amount of the tax payments that Publishing and the Restricted Subsidiaries would have been required to make if they alone constituted a single consolidated tax group; (vi) loans, advances, dividends or distributions by FDTH, DTH or Publishing to the Company in amounts and for the purpose permitted by clauses
(v) and (vii) of paragraph (b) of the "Limitation on Restricted Payments" covenant described above; (vii) payments made to Hollinger Inc. pursuant to the Services Agreement that constitute the reimbursement for the fair value (as determined by a majority of the Independent Directors serving on an Independent Committee) of services received by Publishing or a Restricted Subsidiary consistent with past practices and (viii) the issuance or redemption, retraction or transfer of or payment of dividends, distributions or other amounts on Mirror Preferred by DTH or FDTH to an Argsub, but only to the extent that such Argsub simultaneously, as the case may be, issues or redeems or pays dividends, distributions or other amounts (or is deemed to have taken any such action) to DTH or FDTH, in each case in equivalent amounts. (Section 10.10)

     Limitation on Other Subordinated Indebtedness. Neither Publishing nor any Restricted Subsidiary Guarantor will Incur or permit to exist any Indebtedness (other than the Senior Subordinated Securities or a Guarantee thereof pursuant to the Senior Subordinated Indenture, as applicable) that is subordinate in right of payment to any Senior Indebtedness of Publishing (or such Guarantor) unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Senior Subordinated Securities or the Guarantee of such Guarantor, as the case may be. For purposes of such covenant, Indebtedness will be deemed to be pari passu with the Senior Subordinated Securities or such Guarantee if it is subordinate to Senior Indebtedness of Publishing or the relevant Guarantee pursuant to subordination provisions substantially similar to those described under "Ranking of Senior Subordinated Securities" above. (Section 10.11)

     Limitation on Liens. (a) Publishing will not, and will not permit any Restricted Subsidiary to Incur, affirm or suffer to exist any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness of Publishing (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of Publishing or any Restricted Subsidiary owned on the date of the Senior Subordinated Indenture or acquired after the date of the Senior Subordinated Indenture, or any income or profits therefrom, unless (i) in the case of any Lien securing Pari Passu Indebtedness, the Senior Subordinated Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of Publishing, the Senior Subordinated Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, except for (x) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness by Publishing or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of the "Limitation on Indebtedness" covenant described above (provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by Publishing or its Restricted Subsidiaries) and (y) any Lien securing Indebtedness owing to Publishing or a Wholly Owned Restricted Subsidiary by a Restricted Subsidiary.

     (b) Notwithstanding the foregoing, any security interest granted by Publishing or any Restricted Subsidiary to secure the Senior Subordinated Securities created pursuant to paragraph (a) above shall provide by its terms that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of Publishing or any Restricted Subsidiary described in paragraph (a) above of their security interest (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Pari Passu Indebtedness and Subordinated Indebtedness of Publishing or any Restricted Subsidiary has been secured by such property or assets of Publishing or any such Restricted Subsidiary or (B) the holders of all such other Pari Passu Indebtedness and Subordinated Indebtedness which is secured by such property or assets of Publishing or any such Restricted Subsidiary also release their security interest in such property or assets (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 10.12)

     Limitation on Issuances of Guarantees of Indebtedness. (a) Publishing will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of Publishing unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Subordinated Indenture providing for a guarantee of the Senior Subordinated Securities and (A) if the Senior Subordinated Securities are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the same extent as the Senior Subordinated Securities are subordinated to such Indebtedness under the Senior Subordinated Indenture and (B) if such Indebtedness of Publishing is by its terms expressly subordinated to the Senior Subordinated Securities, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's guarantee to the same extent as such Indebtedness is subordinated to the Senior Subordinated Securities.

     (b) Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary of the Senior Subordinated Securities that is provided pursuant to the foregoing paragraph or under the provisions of the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below may provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of Publishing, of all of Publishing's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is in compliance with the Senior Subordinated Indenture,
(ii) if the Restricted Subsidiary issuing such guarantee ceases to be a Restricted Subsidiary or (iii) upon the release by the holders of the Indebtedness of Publishing described in paragraph (a) above of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no Indebtedness of Publishing or any Restricted Subsidiary has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their Guarantee by such

Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 10.13)

     Limitation on Sale of Assets. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the proceeds from such Asset Sale are received in cash (provided that the amount of (A) any Senior Indebtedness (as shown on Publishing's or such Restricted Subsidiaries' most recent balance sheet or in the notes thereto) of Publishing or any such Restricted Subsidiary that is assumed by the transferee of any asset in connection with any Asset Sale and (B) any deferred payment obligations received by Publishing or any such Restricted Subsidiary as proceeds of an Asset Sale that are concurrently with the Asset Sale converted into cash without recourse to Publishing or any of its Restricted Subsidiaries shall be deemed to be cash for purposes of this provision; provided further that, for purposes of this clause (i), "cash" shall include any cash proceeds received from the sale of securities received in an Asset Sale as long as at the time of such Asset Sale, Publishing or its Restricted Subsidiary, as applicable, has entered into a legally binding agreement for the sale of such securities and such securities are sold within 90 days of such Asset Sale; and provided further that this clause (i) shall not apply to (x) Newspaper Businesses received by Publishing or a Restricted Subsidiary from the transferee as consideration for an Asset Sale (an "Asset Swap") so long as, immediately before and immediately after giving effect to such transaction on a pro forma basis, Publishing could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitation on Indebtedness," (y) a CST Real Estate Transaction or (z) a Permitted Real Estate Sale, and (ii) Publishing or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets sold (as determined by the Board of Directors of Publishing and evidenced by a board resolution). The value of any properties or assets (other than cash) received pursuant to an Asset Sale shall be determined by the Board of Directors of Publishing and evidenced by a Board Resolution; provided that if the value of the asset which is the subject of the Asset Sale is in excess of $25,000,000, the value of the properties or assets received shall be determined by an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of assets (provided that for purposes of this sentence, any CST Real Estate Transaction shall be deemed to involve an asset whose value exceeds $25,000,000).

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not applied to permanently repay or otherwise permanently retire any Senior Indebtedness then outstanding as permitted or required by the terms thereof, or if no such Senior Indebtedness is then outstanding, Publishing or a Restricted Subsidiary, as the case may be, may, within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of Publishing or its Restricted Subsidiaries existing on the date of the Senior Subordinated Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $20,000,000, Publishing will apply the Excess Proceeds to the repayment of the Senior Subordinated Securities and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (i) Publishing will make an offer to purchase (an "Offer") from all holders of the Senior Subordinated Securities in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Senior Subordinated Securities that may be purchased out of an amount (the "Securities Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Securities, and the denominator of which is the sum of the outstanding principal amount of the Senior Subordinated Securities and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Senior Subordinated Securities tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, Publishing will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Securities Amount; provided that in no event will the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Senior Subordinated Securities plus accrued and unpaid interest, if any, to the date (the "Purchase Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Senior Subordinated Indenture. To the extent that the aggregate Offered Price of the Senior Subordinated Securities tendered pursuant to the Offer is less than the Securities Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), Publishing shall use such Deficiency in the business of Publishing and its Restricted Subsidiaries. Upon completion of the purchase of all Senior Subordinated Securities tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) Whenever the aggregate amount of Excess Proceeds received by Publishing exceeds $20,000,000, such Excess Proceeds will, prior to the purchase of Senior Subordinated Securities or any Pari Passu Indebtedness described in paragraph
(c) above, be set aside by Publishing in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the Senior Subordinated Securities or Pari Passu Indebtedness tendered in an Offer or Pari Passu Offer, (ii) delivery by Publishing of the Offered Price to the holders of the Securities or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of Publishing and its Restricted Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments; provided that the maturity date of any such investment made after the amount of Excess Proceeds equals or exceeds $20,000,000 shall not be later than the Purchase Date. Publishing shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; provided that Publishing will not be entitled to such interest and will not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

     (e) If Publishing becomes obligated to make an Offer pursuant to paragraph
(c) above, the Senior Subordinated Securities will be purchased by Publishing, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for Publishing to comply with the requirements under the Exchange Act, subject to proration in the event the Securities Amount is less than the aggregate Offered Price of all Senior Subordinated Securities tendered.

     (f) Publishing will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     (g) Publishing will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the Issue Date as such Indebtedness may be refinanced from time to time or (ii) any Senior Indebtedness existing on the date of the Senior Subordinated Indenture or thereafter; provided, in each case, that such restrictions are no less favorable to the holders of Senior Subordinated Securities than those existing on the date of the Senior Subordinated Indenture) that would expressly impair the ability of Publishing to make an Offer to purchase the Senior Subordinated Securities or, if such Offer is made, to pay for the Senior Subordinated Securities tendered for purchase. (Section 10.14)

     Purchase of Securities upon a Change of Control. If a Change of Control occurs at any time, each holder with respect to Senior Subordinated Securities of any Series will have the right to require that Publishing purchase such holder's Securities in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Senior Subordinated Securities, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Senior Subordinated Indenture.

     Within 30 days following any Change of Control, Publishing shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Senior Subordinated Securities, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, (i) the purchase price, (ii) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act, (iii) that any Senior Subordinated Security not tendered will continue to accrue interest, (iv) that, unless Publishing defaults in the payment of the purchase price, any Senior Subordinated Securities accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date and (v) certain other procedures that a holder of Senior Subordinated Securities must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that Publishing will have available funds sufficient to pay the Change of Control Purchase Price for any or all of the Senior Subordinated Securities that might be delivered by holders of the Senior Subordinated Securities seeking to accept the Change of Control Offer and, accordingly, none of the holders of the Senior Subordinated Securities may receive the Change of Control Purchase Price for their Senior Subordinated Securities in the event of a Change of Control. The failure of Publishing to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Senior Subordinated Securities the rights described under "Events of Default."

     The existence of a holder's right to require Publishing to repurchase such holder's Senior Subordinated Securities upon a Change of Control may deter a third party from acquiring Publishing in a transaction which constitutes a Change of Control.

     The provisions of the Senior Subordinated Indenture may not afford holders of Senior Subordinated Securities the right to require Publishing to repurchase the Senior Subordinated Securities in the event of a highly leveraged transaction or certain transactions with Publishing's management or its Affiliates or the management of the Company or Hollinger Inc. or their Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of Publishing by its management or affiliates) involving Publishing that may adversely affect holders of the Senior Subordinated Securities, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control." A transaction involving Publishing's management or its Affiliates or the management of the Company or Hollinger Inc. or their Affiliates, or a transaction involving a recapitalization of Publishing, may result in a Change of Control if it is the type of transaction specified by such definition.

     Publishing will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

     Publishing shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Senior Subordinated Indenture as such Indebtedness may be refinanced from time to time or (ii) any Senior Indebtedness existing on the date of the Senior Subordinated Indenture or thereafter; provided, in each case, that such restrictions are no less favorable to the Holders than those existing on the date of the Senior Subordinated Indenture) that would expressly impair the ability of Publishing to make a Change of Control Offer to purchase the Senior Subordinated Securities or, if such Change of Control Offer is made, to pay for the Senior Subordinated Securities tendered for purchase. (Section 10.15)

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. (a) Until such time as both of The Telegraph and Southam are Restricted Subsidiaries, Publishing will not permit (i) any Restricted Subsidiary to issue any Capital Stock (other than to Publishing or any Wholly Owned Restricted Subsidiary) or (ii) any Person (other than Publishing or a Wholly Owned Restricted Subsidiary) to acquire any Capital Stock of any Restricted Subsidiary from Publishing or any Restricted Subsidiary, except upon the sale of all of the outstanding Capital Stock of such Restricted Subsidiary owned by Publishing and the designation of such Subsidiary as an Unrestricted Subsidiary; provided, however, that Publishing or a Restricted Subsidiary may issue or sell common stock of a Restricted Subsidiary to a Person that is not an Affiliate of Publishing so long as, on or prior to the consummation of such issuance or sale, such Restricted Subsidiary issues and delivers a supplemental indenture to the Indenture providing for the guarantee of the Securities, which guarantee shall be subordinated in right of payment to any Senior Indebtedness of such Restricted Subsidiary, on substantially the same terms as the Senior Subordinated Securities are subordinated to all Senior Indebtedness of Publishing; and

     (b) On or after the time that both Southam and The Telegraph are Restricted Subsidiaries, (i) without limiting the requirements of the "Limitation on Sale of Assets" covenant described above, in the event that (x) Publishing or a Restricted Subsidiary issues or sells (other than to a Restricted Subsidiary) Capital Stock of a Restricted Subsidiary (1) that was a Subsidiary on February 1, 1997 (which, for the purposes of this clause (1), is deemed to include Southam and Hollinger Eastern), (2) any substantial portion of the operating assets of which were held by a Subsidiary on February 1, 1997 and were generating material revenue and cash flows on such date, or (3) any substantial portion of the operating assets of which consist of assets that are acquired by Publishing or a Restricted Subsidiary pursuant to the Hollinger Inc. Transaction and (y) such issuance or sale involves less than 100% of the Capital Stock of such Restricted Subsidiary held by Publishing and the Restricted Subsidiaries at the time of such issuance or sale, then the Net Cash Proceeds of such issuance or sale (1) shall be applied to permanently repay or otherwise permanently retire any Senior Indebtedness then outstanding, as permitted or required by the terms thereof, or (2) if there is no Senior Indebtedness then outstanding, then the balance of such Net Cash Proceeds shall be deemed to constitute Excess Proceeds for purposes of paragraph (c) of the "Limitation on Sale of Assets" covenant described above; provided that the foregoing clause (i) shall not apply to any new issuance of Capital Stock by Southam as long as (a) Southam is a Public Entity at the time of such issuance; (b) neither Publishing nor any other Restricted Subsidiary has at any time after February 1, 1997 sold any assets and contributed, directly or indirectly, the proceeds therefrom to Southam; and (c) neither Publishing nor any other Restricted Subsidiary has at any time after February 1, 1997 contributed, directly or indirectly, any Newspaper Businesses to Southam other than those Newspaper Businesses acquired in the Hollinger Inc. Transaction; and (ii) if any issuance of Capital Stock by a Restricted Subsidiary or sale or disposition of Capital Stock of a Restricted Subsidiary results in a Restricted Subsidiary ceasing to qualify as a Subsidiary, such transaction would be deemed, for purposes of the "Limitation or Restricted Payments" covenant described above, to constitute the designation of such former Restricted Subsidiary as an Unrestricted Subsidiary. (Section 10.16)

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to Publishing or any other Restricted Subsidiary, (b) pay any Indebtedness owed to Publishing or any Restricted Subsidiary, (c) make any Investment in Publishing or (d) transfer any of its properties or assets to Publishing or any Restricted Subsidiary, except (i) any encumbrance or restriction pursuant to or in connection with the New Bank Credit Facility or the FDTH Credit Facility, each as in effect on the date such Subsidiary becomes a Restricted Subsidiary or any other agreement in effect on the date of the Senior Subordinated Indenture (including the AP-91 Senior Notes), (ii) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Publishing on the date of the Senior Subordinated Indenture, in existence at the time such Person becomes a Restricted Subsidiary of Publishing and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (iii) any encumbrance or restriction pursuant to or in connection with documents existing or securing any Foreign Subsidiary Indebtedness that is not materially more restrictive than the terms of any such restrictions existing on the date of the Senior Subordinated Indenture or the date such Subsidiary becomes a Restricted Subsidiary, as determined in good faith by an officer of Publishing, (iv) encumbrances or restrictions entered into by Southam in connection with Indebtedness of Southam Incurred at a time when Southam is a Public Entity, (v) encumbrances or restrictions contained in the terms of any Mirror Preferred, provided that such Mirror Preferred continues to qualify as such under the definition thereof, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Publishing or any Restricted Subsidiary and (vii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i), (ii) and (iii) (other than the covenants in the AP-91 Senior Notes); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Securities than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 10.17)

     Provision of Financial Statements. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, it will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents that it would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) of the Exchange Act, including any "summarized information" or other information relating to Publishing as may be required by Regulation S-X under the Exchange Act or by the Commission, if it were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which it would have been required so to file such documents if it were so subject. The Company will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Senior Subordinated Securities, as their names and addresses appear in the security register, without cost to such holders of Senior Subordinated Securities and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Senior Subordinated Securities at Publishing's cost. (Section 10.18)

     Limitation on the Designation of Additional Restricted or Unrestricted Subsidiaries. (a) The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (i) such action is in compliance with the "Limitation on Restricted Payments" covenant described above and (ii) such action complies with the definition of "Unrestricted Subsidiaries."

     (b) The Board of Directors may designate any Unrestricted Subsidiary or any Person that is to become a Restricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Publishing could have incurred at least $1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant described above. (Section 10.21)

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; (vii) maintenance of insurance; and (viii) statement by officers as to default.

CONSOLIDATION, MERGER, SALE OF ASSETS

     Each of the Indentures will provide that Publishing shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions (other than, in the case of a Restricted Subsidiary, such a consolidation, merger or transfer with or to one or more wholly owned Restricted Subsidiaries) if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Publishing and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (a) either (i) Publishing shall be the continuing corporation or (ii) the Person (if other than Publishing) formed by such consolidation or into which Publishing is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of Publishing and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes by a supplemental indenture in form and substance reasonably satisfactory to the Trustee, all the obligations of Publishing under the Securities and the relevant Indenture, and the relevant Indenture will remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to the transaction on a pro forma basis, the Consolidated Net Worth of the Surviving Entity is not less than the Consolidated Net Worth of Publishing and the Restricted Subsidiaries immediately prior to the transaction; (d) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), Publishing (or the Surviving Entity if Publishing is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the "Limitation on Indebtedness" covenant in the relevant Indenture (other than Permitted Indebtedness); (e) if any of the property or assets of Publishing or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the "Limitation on Liens" covenant in the relevant Indenture are complied with; and (f) Publishing or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with.

     Neither the Company nor any Restricted Subsidiary Guarantor shall, and Publishing will not permit a Restricted Subsidiary Guarantor to, in a single transaction or series of related transactions, consolidate with or merge with or into any other Person (other than Publishing, the Company or any other Restricted Subsidiary Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any Person (other than Publishing, the Company or any other Restricted Subsidiary Guarantor) if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such Guarantor to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (a) either (i) the Company or such Restricted Subsidiary Guarantor shall be the continuing corporation or (ii) the Person (if other than the Company or such Restricted Subsidiary Guarantor) formed by such consolidation or into which the Company or such Restricted Subsidiary Guarantor, as the case may be, is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company or such Restricted Subsidiary Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form and substance reasonably satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary Guarantor, as the case may be, under the Senior Securities, the Senior Subordinated Securities and the relevant Indenture; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (c) the Company or such Restricted Subsidiary Guarantor, as the case may be, shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the relevant Indenture.

     In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which Publishing, the Company or any Restricted Subsidiary Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Publishing, the Company or such Restricted Subsidiary Guarantor, as the case may be, and Publishing, the Company or such Restricted Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under the relevant Indenture, the Senior Securities, the Senior Subordinated Securities and such Guarantee; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Senior Securities, the Senior Subordinated Securities or such Guarantee, as the case may be.

EVENTS OF DEFAULT

     An Event of Default with respect to the Offered Securities of any Series will occur under the Indentures if:

          (i) there shall be a default in the payment of any interest on any Securities of that Series when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Securities of that Series when and as the same shall become due and payable at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of Publishing under the relevant Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in paragraphs (i) or (ii) or in clauses
     (b) and (c) of this paragraph (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to Publishing by the Trustee or (y) to Publishing and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described above under "Consolidation, Merger, Sale of Assets;" or (c) Publishing shall have failed to make or consummate a Change of Control Offer in accordance with the "Purchase of Securities upon a Change of Control" covenant in the relevant Indenture;

          (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which Publishing, the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

          (v) any Guarantee relating to any such Series shall for any reason cease to be, or be asserted in writing by any guarantor or Publishing not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the relevant Indenture and any such Guarantee;

          (vi) one or more final judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against Publishing, the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) enforcement proceedings shall have been commenced upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Publishing, any guarantor or any Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging Publishing, any guarantor or any Material Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Publishing, any guarantor or any Material Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Publishing, any guarantor or any Material Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

          (viii) (a) Publishing, any guarantor or any Material Restricted Subsidiary shall commence a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) Publishing, any guarantor or any Material Restricted Subsidiary consents to the entry of a decree or order for relief in respect of Publishing, such guarantor or such Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) Publishing, any guarantor or any Material Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) Publishing, any guarantor or any Material Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Publishing, such guarantor or such Material Restricted Subsidiary or of any substantial part of its property,
     (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) Publishing, any guarantor or any Material Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph
     (viii); or

          (ix) any outstanding Mirror Preferred shall cease to qualify as Mirror Preferred under the definition thereof.

     If an Event of Default (other than as specified in paragraphs (vii) and (viii) of the prior paragraph with respect to Publishing) occurs and is continuing with respect to Securities of any Series, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Securities hereunder (each such Series acting as a separate class) may, and the Trustee upon the request of the holders of not less than 25% in the aggregate principal amount of the outstanding Securities of such Series shall, declare the principal amount (or, if the Securities of such Series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that Series) of all the Securities of such Series to be due and payable immediately in an amount equal to the principal amount of the Securities of such Series, together with accrued and unpaid interest, if any, to the date the Securities of such Series shall have become due and payable, by a notice in writing to Publishing (and to the Trustee if given by the holders of the Securities of such Series) and, if the New Bank Credit Facility is in effect, to the agent under the New Bank Credit Facility, and upon any such declaration such amount shall become immediately due and payable; and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the Securities of such Series. If an Event of Default specified in clause (vii) or (viii) of the prior paragraph (if the Event of Default is with respect to all Series of Securities then outstanding) occurs with respect to Publishing and is continuing, then all the Securities of such Series shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Securities of a Series (or, if the Securities of such Series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof), together with accrued and unpaid interest, if any, to the date the Securities of such Series become due and payable, without any declaration or other action on the part of the Trustee or any holder.

     After a declaration of acceleration has been made with respect to the Securities of any or all Series, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Securities of such Series, by written notice to Publishing and the Trustee, may rescind and annul such declaration and its consequences if (a) Publishing has paid or irrevocably deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the relevant Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all outstanding Securities of such Series, (iii) the principal of and premium, if any, on any outstanding Securities of such Series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates presented therefor by the terms of the Securities of such Series and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates presented therefor by the terms of the Securities of such Series; and (b) all Events of Default with respect to such Series of Securities, other than the nonpayment of principal of the Securities of such Series which have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Securities of any Series may on behalf of the holders of all the Securities of such Series waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Security of such Series, or in respect of a covenant or provision which under the relevant Indenture cannot be modified or amended without the consent of the holder of each Security of such Series outstanding.

     Publishing is also required to notify the Trustee within five business days of the occurrence of any Default.

     The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of Publishing or any guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE

     Publishing may, at its option and at any time (provided, that Publishing obtains all legal opinions and complies with all other requirements under the Indenture), elect to have the obligations of Publishing and any Guarantor discharged with respect to the outstanding Offered Securities of any Series ("defeasance"). Such defeasance means that Publishing and any Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the defeased Securities of such Series, (which shall thereafter be deemed to be "Outstanding" only for purposes of the provisions of the relevant Indenture governing the money or U.S. Government Obligations deposited in trust pursuant to the provisions described in the following paragraph, and for purposes of the provisions governing the rights of holders of the defeased Securities of such Series and the obligations of Publishing described in the following clauses (i) and (ii)) and to have satisfied all its other obligations under such Securities of such Series and the Indenture, except for (i) the rights of holders of outstanding Securities of such Series to receive payments in respect of the principal of, premium, if any, and interest on such Securities of such Series when such payments are due, (ii) Publishing's obligations with respect to the Securities of such Series concerning issuing temporary Securities of such Series, registration of Securities of such Series, mutilated, destroyed, lost or stolen Securities of such Series, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the relevant Indenture. In addition, Publishing may, at its option and at any time, elect to have the obligations of Publishing released with respect to certain covenants (provided that Publishing's obligations to pay interest, premium, if any, and principal on the Securities of such Series under the relevant Indenture shall remain in full force and effect as long as the Securities of such Series are outstanding), that are described in the relevant Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Securities of such Series. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Securities of such Series. In the event of covenant defeasance, the defeased Securities of such Series will thereafter be deemed to be not "Outstanding" for purposes of any direction, waiver, consent or declaration or Acts of Holders in connection with the covenants from which Publishing has been released, but shall continue to be deemed "Outstanding" for all other purposes under the Indenture.

     In order to exercise either defeasance or covenant defeasance, (i) Publishing must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Securities of such Series, cash in United States dollars, U.S. Government Obligations (as defined in the relevant Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Securities of such Series on the Stated Maturity of such principal or installment of principal (or on any date selected by Publishing on which the Defeased Securities may be redeemed in whole at the option of Publishing (such date being referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, Publishing has delivered to the Trustee irrevocable notice to redeem all of the outstanding Securities of such Series on the Defeasance Redemption Date); (ii) in case of defeasance, Publishing shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) Publishing has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the relevant Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the outstanding Securities of such Series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, Publishing shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Securities of such Series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance bad not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause
(vii) or (viii) under the first paragraph under "Events of Default" above are concerned, at any time during the period ending on the 121st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Securities of such Series to have a conflicting interest with respect to any securities of Publishing; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the relevant Indenture or, in the case of the Senior Subordinated Indenture, a breach or violation of any provision of any agreement relating to any Senior Indebtedness; (vii) Publishing shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and, in the case of the Senior Subordinated Indenture the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Senior Subordinated Indenture; (viii) Publishing shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by Publishing with the intent of preferring the holders of the Securities of such Series over the other creditors of Publishing with the intent of defeating, hindering, delaying or defrauding creditors of Publishing; (ix) no event or condition shall exist that would prevent Publishing from making payments of the principal of, premium, if any, and interest on the Securities of such Series on the date of such deposit or at any time ending on the 121st day after the date of such deposit; and (x) Publishing shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 4.04)

SATISFACTION AND DISCHARGE

     The Indentures will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Securities of any Series, as expressly provided for in the Indentures) as to all outstanding Securities of any Series when (i) either (a) all the Securities of any Series theretofore authenticated and delivered (except lost, stolen or destroyed Securities of any Series which have been replaced or paid and Securities of any Series for whose payment funds have been deposited in trust by Publishing and thereafter repaid to Publishing or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Securities of any Series not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Publishing, and Publishing has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Securities of any Series not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on such Securities of any Series, at such Maturity, Stated Maturity or redemption date; (ii) Publishing has paid or caused to be paid all other sums payable under the relevant Indenture by Publishing; and (iii) Publishing has delivered to the Trustee an officers' certificate and an opinion of counsel in the United States each stating that all conditions precedent under the relevant Indenture relating to the satisfaction and discharge of such Indenture have been complied with, and that such satisfaction and discharge will not result in a breach or violation of, or constitute a Default under, such Indenture or, in the case of the Senior Subordinated Indenture, a breach or violation of any provision of any agreement relating to any Senior Indebtedness. (Section 13.01)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indentures with respect to any Series of Securities may be made by Publishing, the Company, any Restricted Subsidiary Guarantor and the Trustee with the consent of greater than 50% of the holders in aggregate outstanding principal amount of the Securities of any such Series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Securities of any Series affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Securities of any Series or waive a default in the payment of the principal or interest on any Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Securities of any Series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof; (ii) amend, change or modify the obligation of Publishing to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Debt Securities on Change of Control" covenant in the relevant Indenture including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Securities of any Series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Securities of any Series required for such actions or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each Security of any Series affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets" above, consent to the assignment or transfer by Publishing, the Company or any Restricted Subsidiary Guarantor of any of its respective rights and obligations under the Indentures; or (vi) amend or modify any of the provisions of the Senior Subordinated Indenture relating to the subordination of the Senior Subordinated Securities of any Series or any guarantee in any manner adverse to the holders of the Securities of any Series. No amendment or modification of the Senior Subordinated Indenture shall adversely affect the rights of any holders of Senior Indebtedness under the subordination provisions of the Senior Subordinated Indenture unless the requisite holders of each issue of Senior Indebtedness affected thereby shall have consented to such amendment or modification.

     The holders of greater than 50% in aggregate principal amount of the Securities of any Series outstanding may waive compliance with certain restrictive covenants and provisions of the relevant Indenture.

GUARANTEES

     Each of the Indentures provides that the Company will unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest on the Securities of any Series pursuant to the relevant Company Guarantee. The Securities of any Series may also be guaranteed by one or more Restricted Subsidiaries from time to time under certain circumstances.

     In addition, the Senior Subordinated Indenture provides that the Indebtedness to be evidenced by any Guarantee (including the payment of principal of, premium, if any, and interest on the Senior Subordinated Securities) will be subordinated to Senior Guarantor Indebtedness to the same extent as the Senior Subordinated Securities are subordinated to Senior Indebtedness. In particular, the Guarantee under the Senior Subordinated Indenture will rank subordinate to the guarantee issued by the Company in respect of the New Bank Credit Facility, the FDTH Credit Facility and the Senior Securities. Each Guarantee will provide that upon any voluntary or involuntary liquidation or dissolution of the Company or any Restricted Subsidiary Guarantor, as the case may be, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Restricted Subsidiary Guarantor or any of their respective property, all Senior Indebtedness guaranteed by it must be paid in full or provision made for such payment, before any payment or distribution is made upon principal of, premium, if any, or interest on, the Senior Subordinated Securities of such Series. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company or such Restricted Subsidiary Guarantor who are holders of guarantees of Senior Indebtedness by the Company or such Restricted Subsidiary Guarantor may recover more ratably than the holders of the Senior Subordinated Securities of such Series and the holders of the Senior Subordinated Securities of such Series may not recover any amounts in such event.

GOVERNING LAW

     The Indentures and the Securities of all Series will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

     Each of the Indentures contains the following certain definitions.

     "Acceleration Right" means a right, which at the time is immediately exercisable (without further notice or lapse of time), by the holders or a trustee to cause the acceleration of the maturity of Indebtedness of Publishing or a Restricted Subsidiary having an aggregate principal amount outstanding of at least $5,000,000; provided that this definition shall exclude the rights of the holders of the existing preference shares of DTH and FDTH to require that Restricted Subsidiaries or Affiliates of Publishing purchase those shares pursuant to the terms of the governing instruments or existing agreements relating to such preference shares existing on January 1, 1997;

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such Person's equity ownership or Voting Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

     "Agent" means The Toronto-Dominion Bank, the administrative agent under the New Bank Credit Facility, and its successors and assigns.

     "Amortization Expense" of any Person means, for any period, amounts recognized during such period as (i) amortization of goodwill or (ii) amortization of any other intangible assets with an original life of ten years or more, in each case in accordance with GAAP and to the extent reflected in the Consolidated Net Income of Publishing and the Restricted Subsidiaries; provided, however, that in determining the aggregate cumulative Amortization Expense of Publishing and its Restricted Subsidiaries for purposes of the "Limitation on Restricted Payments" covenant in the relevant Indenture following the date on which both of The Telegraph and Southam are Restricted Subsidiaries, the Amortization Expense of Restricted Subsidiaries that are not Wholly Owned Restricted Subsidiaries shall be determined in accordance with the actual percentage of Publishing's common equity in such Restricted Subsidiary on the date of the transaction necessitating the determination (thus, for example, in the case of a Restricted Subsidiary in which Publishing owns a 51% common equity interest on the date of the Restricted Payment, 51% of such Restricted Subsidiary's Amortization Expense would be included in the calculation of the aggregate cumulative Amortization Expense of Publishing and the Restricted Subsidiaries).

     "AP-91" means American Publishing (1991) Inc., a wholly owned, indirect Subsidiary.

     "AP-91 Senior Notes" means the $150 million original principal amount of senior secured notes issued by AP-91.

     "Argsub" means a wholly owned subsidiary of Argus.

     "Argsub Preferred" means Capital Stock of a wholly owned subsidiary of Argus issued to and held by DTH or FDTH.

     "Argus" means Argus Corporation Limited, a Canadian corporation, so long as such corporation is controlled by Hon. Conrad M. Black or his heirs, executors and legal representatives of his Affiliates.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction but not the grant of a pledge or security interest) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of Publishing or any of its Restricted Subsidiaries; or (iii) any other properties or assets (other than cash) of Publishing or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "Consolidation,

Merger, Sale of Assets," (B) from any Restricted Subsidiary to Publishing in accordance with the terms of the Indenture, (C) having a market value of less than $1,000,000 (it being understood that if the market value of the properties or assets being transferred exceeds $1,000,000, the entire value and not just the portion in excess of $1,000,000, shall be deemed to have been the subject of an Asset Sale), (D) which are obsolete (in the case of equipment) to Publishing's and its Restricted Subsidiaries' businesses, (E) to any Wholly Owned Restricted Subsidiary, (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary), (F) from any Wholly Owned Restricted Subsidiary to any other Wholly Owned Restricted Subsidiary, (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, from a Restricted Subsidiary to a Restricted Subsidiary), (G) consisting of any transfer of HTH common shares by FDTH or any Restricted Subsidiary which may acquire or hold such HTH common shares to Hollinger Inc. pursuant to the provisions of the HTH/FDTH Share Exchange Agreement, (H) by Southam, provided that (i) Southam is a Restricted Subsidiary, (ii) Southam is a Public Entity at the time of such sale of assets and (iii) the proceeds of such sale of assets are not paid as a dividend or distribution on Southam's equity capital; provided, however, that any issuance by Southam of its Capital Stock shall be subject to the requirements of clause (i) of paragraph (b) of the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant in the relevant Indenture, and (I) any issuance of Mirror Preferred so long as the conditions set forth in the definition of Mirror Preferred are satisfied.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Board of Directors" means the board of directors of Publishing or any duly authorized committee of such board.

     "Board Resolution" means a copy of a resolution certified by the Secretary as an Assistant Secretary of Publishing to have been duly adopted by the board of directors of Publishing or a duly authorized committee of such board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Opportunities Agreement" means the Business Opportunities Agreement dated as of February 7, 1996, between the Company and Hollinger Inc. and any amendment, modification or supplement thereto or restatement thereof and any similar agreements entered into after the date of the original issuance of the Notes in accordance with the terms of the Indenture.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Publishing organized under the laws of any state of the United States or the District of Columbia and rated A-1 (or higher) according to S&P or P-1 (or higher) according to Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000; and (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

     "Change of Control" means the occurrence of any of the following:

          (a) there is a report filed on Schedule 13D, 14D-1 or 14D-1F (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (for purposes of this definition, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing), other than any person consisting solely of Conrad M. Black (or his heirs, executors or legal representatives) and his Affiliates, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of Voting Stock representing 50% or more of the total voting power attached to all Voting Stock of Hollinger Inc., the Company or Publishing then outstanding; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to applicable law, and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

          (b) there is a report filed or required to be filed with any securities commission or securities regulatory authority in Canada, disclosing that any offeror (as the term "offeror" is defined in Section 89(l) of Securities Act (Ontario) for the purpose of Section 101 of such Securities Act or any successor provision of the foregoing) other than any person consisting solely of Conrad M. Black (or his heirs, executors or legal representatives) and his Affiliates, has acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, or securities convertible into, any voting or equity shares of Hollinger Inc., that together with such offeror's securities (as the term "offeror's securities" is defined in Section 89(l) of the Securities Act (Ontario) or any successor provision thereto in relation to the voting or equity shares of Hollinger Inc.) would constitute Voting Stock of Hollinger Inc. representing 50% or more of the total voting power attached to all Voting Stock of Hollinger Inc. then outstanding;

          (c) the Company shall cease to own, directly or indirectly, 100% of the Voting Stock of Publishing;

          (d) there is consummated a consolidation (involving a business combination) or merger of Publishing or the Company, as the case may be,
     (i) in which Publishing or the Company, as the case may be, is not the continuing or surviving corporation or (ii) pursuant to which any Voting Stock of Publishing or the Company, as the case may be, would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) a consolidation or merger of Publishing or the Company, as the case may be, in which the holders of the Voting Stock of Publishing or the Company, as the case may be, immediately prior to the consolidation or merger have, directly or indirectly, 50% or more of the Voting Stock of the continuing or surviving corporation immediately after such transaction; or

          (e) Conrad M. Black (or his heirs, executors and legal representatives) and his Affiliates cease to beneficially own and control the voting of, directly or indirectly, Voting Stock of Publishing or the Company representing a greater percentage of the total voting power attached to the Voting Stock of Publishing or the Company than the percentage beneficially owned and controlled, directly or indirectly, by any other single shareholder of Publishing or the Company together with its Affiliates (a "Designated Transaction") and there shall occur a Rating Decline.

     Under each Indenture a "Rating Decline" will be deemed to have occurred if, on any date within the period (the "Rating Period") beginning on the date (the "Reference Date") of the earlier to occur of (A) the first public announcement by Publishing or any other Person of an intention to effect any Designated

Transaction and (B) the occurrence of such Designated Transaction, and ending on the date 90 days thereafter, either of the following events has occurred: (1) the Securities of any Series (or any other securities of Publishing which are rated by a Rating Agency on the date which is 61 days prior to the Reference Date (the "Rating Date")) shall be rated by any Rating Agency at any time during the Rating Period at a rating which is lower than the rating of the Securities of any Series (or such other securities of Publishing, as the case may be) by such Rating Agency on the Rating Date by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) or (2) any Rating Agency shall have withdrawn its rating of the Securities of any Series (or such other securities of Publishing, as the case may be) during the Rating Period.

     Conrad M. Black has advised Publishing that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised Publishing that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it. Hollinger Inc. has pledged all shares of the Company's Common Stock and Series A Preferred Stock owned by it to a Canadian chartered bank as collateral for outstanding indebtedness of Hollinger Inc. A default under such indebtedness and foreclosure upon such shares may result in a Change of Control.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the relevant Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated Assets" means with respect to Publishing, the total assets shown on the balance sheet of Publishing and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, as of Publishing's latest full fiscal quarter.

     "Consolidated Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of Publishing and the Restricted Subsidiaries on a Consolidated basis outstanding as at such date to
(ii) the Operating Cash Flow of Publishing and the Restricted Subsidiaries (determined on a Consolidated basis) for the most recently completed period of four consecutive fiscal quarters of Publishing; provided (a) that once both of The Telegraph and Southam are Restricted Subsidiaries, for the purpose of determining the Consolidated Cash Flow Ratio, the Indebtedness and Operating Cash Flow of Restricted Subsidiaries that are not Wholly Owned Restricted Subsidiaries shall be determined in accordance with the actual percentage of Publishing's common equity interest in such Restricted Subsidiary on the date of determination of the Consolidated Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which Publishing owns a 51% common equity interest, 51% each of such Restricted Subsidiary's Indebtedness and Operating Cash Flow would be included in the calculation of Publishing's aggregate Indebtedness and Operating Cash Flow, respectively); and provided further that
(i) so long as Southam is a Restricted Subsidiary and (ii) until such time as Southam is not a Public Entity, the portion of Operating Cash Flow represented by Southam Operating Cash Flow shall not exceed thirty-three and one third percent (33 1/3%) and, to the extent Southam Cash Flow represents greater than thirty-three and one third percent (33 1/3%) of Operating Cash Flow, such excess shall be deducted from Operating Cash Flow and (b) that, so long as any Southam shares owned by Publishing or a Restricted Subsidiary are pledged, directly or indirectly, to secure Indebtedness other than Indebtedness of Publishing or a Restricted Subsidiary, the equity interest in Southam represented by such shares shall be excluded for purposes of calculating the percentage of Southam's Indebtedness and Operating Cash Flow to be included in determining Publishing's aggregate Indebtedness and Operating Cash Flow on a Consolidated basis.

     "Consolidated Net Income (Loss)" of Publishing and the Restricted Subsidiaries means, for any period, the Consolidated net income (or loss (and treating a loss as a negative number)) of Publishing and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by
(a) excluding, without duplication, to the extent included in calculating such Consolidated Net Income (or Loss), (i) all extraordinary gains and losses, (ii) the portion of Consolidated net income (or loss) of Publishing and its Restricted Subsidiaries allocable to Investments in unconsolidated Persons (other than Unrestricted Subsidi-aries) to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries, (iii) the portion of Consolidated net income (or loss) of Publishing and its Restricted Subsidiaries allocable to Publishing's Unrestricted Subsidiaries (or to payments received therefrom), (iv) net income (or loss) of a Person combined with Publishing or any of its subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (vi) aggregate net gains and losses (less all fees and expenses relating thereto) in respect of dispositions of assets (including without limitation sales of shares of Unrestricted Subsidiaries or unconsolidated Persons and non-cash writeoffs of assets (provided that there are no continuing cash expenses related to such writeoffs)) other than in the ordinary course of business, (vii) any income, gain or loss resulting from the issuance, sale or redemption of Mirror Preferred or Argsub Preferred, (viii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided, however, that the foregoing shall not apply to the net income of AP-91 relating to the business of AP-91, as conducted as of the date of the Indenture, on account of restrictions on AP-91 in agreements as in effect on the date of the Indenture, restrictions permitted under in clauses (iii) and
(iv) of the "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant in the relevant Indenture (to the extent such clauses are applicable at the time of determination), (ix) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued at any time following the date of the Indenture, (x) any net gain from the collection of proceeds of life insurance policies, (xi) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of Publishing or one of its Restricted Subsidiaries, (xii) aggregate net gains or losses relating to foreign currency transactions or translations and (xiii) redundancy costs relating to the permanent elimination of jobs, provided that the amount of such expenses are certified by Publishing's independent accountants, and (b) subtracting, without duplication, the aggregate amount of dividends on Preferred Stock of Restricted Subsidiaries to the extent that such Preferred Stock is included as Indebtedness in the calculation of Publishing's Consolidated Cash Flow Ratio. In calculating the Operating Cash Flow of Publishing and its Restricted Subsidiaries, the Consolidated Net Income of Restricted Subsidiaries that are not Wholly Owned Restricted Subsidiaries will be included only to the extent of Publishing's common equity interest in such Restricted Subsidiaries, as provided in the definition of Operating Cash Flow.

     "Consolidated Net Worth" means the common and preferred stockholders' equity of Publishing and its Restricted Subsidiaries (exclusive of any redeemable capital stock), as determined on a Consolidated basis and in accordance with GAAP.

     "Consolidated Tangible Assets" means the total assets appearing on a Consolidated balance sheet of Publishing and its Restricted Subsidiaries less, without duplication, each of the following: (i) all applicable depreciation, amortization and other valuation reserves; (iii) all other intangible assets and deferred charges; (iv) deferred income tax assets (to the extent recorded as an asset); and (v) all investments in unconsolidated subsidiaries (including all Unrestricted Subsidiaries).

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP; provided, however, that the accounts of any Unrestricted Subsidiary shall not be consolidated with Publishing but instead the interest of Publishing or any Restricted Subsidiary therein will be accounted for as an investment. The term "Consolidated" shall have a correlative meaning.

     "CST Real Estate" means the real estate, including land, building and fixtures, located at 401 North Wabash Avenue, Chicago, Illinois, where Publishing currently maintains its headquarters, and all improvements thereon.

     "CST Real Estate Transactions" means the sale or other disposition (other than to an Affiliate) of all or any portion of the interest of Publishing or a Restricted Subsidiary in the CST Real Estate.

     "Currency Agreements" means one or more of the following agreements which shall be entered into with one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "DTH" means DT Holdings Limited, a corporation under the laws of England and its successors and assigns.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Extraordinary Cash Dividend" means in respect of the Southam Interests:

          (i) a cash dividend in respect of a particular calendar year representing the excess, if any, of (A) the aggregate of all cash dividends declared and paid on such securities during the calendar year over (B) the greatest of (x) 200% of the aggregate of all cash dividends declared and paid on such securities during the immediately preceding calendar year, (y) 300% of the average of the aggregate of all cash dividends declared and paid on such securities during the immediately preceding three calendar years; and (z) 100% of the aggregate consolidated net income of the issuer of such securities, before extraordinary items, for its immediately preceding fiscal year; and

          (ii) any cash dividend declared by Southern on its common shares which the directors of Southam by resolution determine to be extraordinary, taking into account the amount of the dividend, the effect of the dividend on the market value of such securities after payment thereof, the form of payment, the financial position of Southam, economic conditions, business practices and such other factors as the directors of Southam consider to be relevant.

     "FDTH" means First DT Holdings Limited, a corporation under the laws of England and its successors and assigns.

     "FDTH Credit Facility" means the credit agreement dated as of May 30, 1996, among FDTH, the financial institutions party thereto and The Toronto-Dominion Bank, as issuing bank and Agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder).

     "Foreign Subsidiary Indebtedness" means Indebtedness Incurred by a non-U.S. domiciled Restricted Subsidiary that has no material U.S. operations.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the relevant Indenture.

     "Guarantee" means the guarantee by the Company and, if the context requires, by any Restricted Subsidiary Guarantor of the Indenture Obligations.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness (or to indemnify another Person for the costs thereof), (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or
(v) otherwise to assure a creditor against loss, provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Hollinger Inc. Transaction" means the transaction, in all material respects as announced publicly on January 7, 1997, by which Hollinger Inc. is to transfer, directly or indirectly, to Hollinger Eastern certain of its owned Canadian publishing interests for an aggregate consideration not to exceed $382 million, subject to working capital adjustments and currency exchange adjustments.

     "Hollinger Eastern" means Hollinger Eastern Publishing Inc., a Canadian corporation, and its successors and assigns.

     "Hollinger International/Hollinger Eastern Interests" means Preferred Stock of any Person (or other Capital Stock convertible or exchangeable into Preferred Stock of such Person) which holds the voting interests of Hollinger Eastern which are owned by the Company and its Subsidiaries as of the date that Hollinger Eastern is designated as a Restricted Subsidiary.

     "Hollinger International Guarantee" means (i) in the case of the Senior Indenture, the unsecured, senior guarantee of the Senior Securities provided by the Company and (ii) in the case of the Senior Subordinated Indenture, the unsecured senior subordinated guarantee of the Securities.

     "HTH" means Hollinger-Telegraph Holdings Inc., a corporation continued under the laws of Alberta, and its successors and assigns.

     "HTH/FDTH Share Exchange Agreement" means the share exchange agreement dated as of July 19, 1995, between Hollinger Inc. and FDTH, as amended, supplemented or otherwise modified from time to time.

     "Incur" means create, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (or other obligations to former owners of acquired businesses), excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements and Currency Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock and (without duplication) all Preferred Stock of Restricted Subsidiaries other than (a) Mirror Preferred, provided that such Mirror Preferred continues to qualify as such under the definition thereof, (b) the Hollinger International/ Hollinger Eastern Interests, provided that the Company grants a security interest in such Hollinger International/Hollinger Eastern Interests as security for its guarantee of the Senior Securities or the Senior Subordinated Securities, as the case may be, which security interest, in either case, shall be subordinate to any security interest in the Hollinger International/Hollinger Eastern Interests that may be granted under the New Bank Credit Facility, and (c) Preferred Stock held by Restricted Subsidiaries or Publishing, in each case valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses (i) through (viii) above; provided, however, that this definition shall not apply to Indebtedness represented by the Southam-Linked Debentures which are secured, directly or indirectly, by shares of Southam which are owned directly or indirectly by Publishing. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock or Preferred Stock as if such Redeemable Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock or Preferred Stock, such fair market value to be determined in good faith by the Board of Directors of such Person.

     "Indenture Obligations" means the obligations of Publishing under the relevant Indenture or under the Securities to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the relevant Indenture and, the Securities and the performance of all other obligations to the Trustee, the Paying Agent and the holders under the relevant Indenture and the Securities, according to the terms thereof.

     "Independent Committee" means a committee of the board of directors of Publishing whose membership meets the requirements of the New York Stock Exchange applicable to audit committees as in effect on the date of original issuance of the Notes or a committee of the board of directors of Publishing whose membership satisfies any more restrictive requirements of independence of any securities exchange or market on which Publishing's or the Company's equity securities are traded or listed.

     "Independent Director" means a member of the board of directors of a Person that is not an officer, employee or former officer or employee of such Person or one of its Affiliates and, with respect to any transaction or series of related transactions, a member of the board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions (including for such purpose the interest of any other Person with respect to whom such director is also a director, officer or employee).

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into from time to time with one or more financial institution: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Material Restricted Subsidiary" means each Restricted Subsidiary of Publishing which (i) for the most recent fiscal year of Publishing accounted for more than 5% of the Consolidated revenues of Publishing and its Restricted Subsidiaries or (ii) at the end of such fiscal year was the owner (beneficial or otherwise) of more than 5% of the Consolidated Assets of Publishing and its Restricted Subsidiaries, all as shown on Publishing's Consolidated financial statements for such fiscal year.

     "Maturity" when used with respect to any Security means the date on which the principal of such Security becomes due and payable as therein provided or as provided in the relevant Indenture, whether at Stated Maturity, the Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

     "Media Business" means the business of the broadcast of radio or television broadcasting, cable and satellite programs (including national, regional or local radio, television, cable and satellite programs).

     "Mirror Preferred" means Preferred Stock of DTH or FDTH currently held by or hereafter issued to an Argsub (i) having terms (including, without limitation, terms with respect to liquidation, redemption and dividends) identical to those contained in Argsub Preferred issued or transferred simultaneously with such

Argsub's acquisition of such DTH or FDTH Preferred Stock in equivalent amounts to DTH or FDTH, as the case may be, and (ii) in respect of which no cash payments are or have been made by the issuer thereof, except for cash payments in respect of certain Mirror Preferred directly from FDTH to DTH at the direction of Argsub; provided that, at such time as (x) the foregoing clauses
(i) and (ii) are no longer satisfied, (y) the issuer of any Argsub Preferred Incurs any Indebtedness or other liability other than tax liabilities or pursuant to such Argsub Preferred or acquires any other assets other than the Mirror Preferred, or (z) the holder of any Mirror Preferred transfers such stock other than to a Wholly Owned Restricted Subsidiary, then (1) an Event of Default will occur under the Indenture, (2) such Preferred Stock of FDTH held by Argsub, will be deemed to be Redeemable Capital Stock that is Incurred on such date; and provided further that in the event that the Mirror Preferred have not been redeemed, retracted, transferred to DTH or otherwise cancelled without the payment of cash (except for cash payments in respect of certain Mirror Preferred directly to DTH) on or before July 1, 1997, then such Preferred Stock shall be treated as Indebtedness for the purposes of the "Limitation on Indebtedness" covenant in the relevant Indenture.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or cash equivalents including payments of principal and interest in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to Publishing or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire indebtedness where payment of such indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than Publishing or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by Publishing or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Publishing or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined and reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to in the "Limitation on Restricted Payments" covenant in the relevant Indenture, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to Publishing or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Bank Credit Facility" means the credit agreement dated as of May 30, 1996 among Publishing, the financial institutions party thereto and The Toronto-Dominion Bank, as issuing bank and agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder).

     "Newspaper Business" means the business of publishing and distributing (including distributing by electronic means) newspapers, magazines and other paid or free publications having national, regional, local or targeted markets, including publications having limited or no news or editorial content such as shoppers or other "total market coverage" publications and similar publications.

     "Operating Cash Flow" means, for any period, an amount equal to the Consolidated Net Income of Publishing and the Restricted Subsidiaries for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (a) interest expense and other financing costs and expenses, (b) dividends paid on any Preferred Stock of Restricted Subsidiaries to the extent such Preferred Stock is included as Indebtedness in the calculation of Publishing's Consolidated Cash Flow Ratio, (c) depreciation and amortization and (d) all taxes, whether or not deferred, applicable to such period.

     For purposes of calculating Operating Cash Flow for the four fiscal quarters most recently completed prior to any date on which an action is taken that requires a calculation of the Consolidated Cash Flow Ratio, (a) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) shall be deemed to have been a Restricted Subsidiary at all times during such period, (b) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) shall be deemed not to have been a Restricted Subsidiary at any time during such period, (c) if Publishing or any Restricted Subsidiary shall have in any manner acquired or disposed of any operating business (including without limitation acquisitions accounted for on a "pooling of interests" or "as if pooling of interests" basis) during or subsequent to such period, such calculation shall be made on a pro forma basis on the assumption that such acquisition or disposition has been completed on the first day of such period and (d) in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of Publishing's Consolidated Cash Flow Ratio shall be made on a pro forma basis on the assumption that the percentage of Publishing's common equity interest in such Restricted Subsidiary on the first day of such period was equivalent to its common equity interest on the date of the determination (it being understood, in the case of foregoing clause
(c), that if such pro forma calculations have been made in accordance with Regulation S-X under the Exchange Act, such method of calculation (but not necessarily the adjustments) shall be presumed to be acceptable) (it being further understood that the foregoing clause (d) shall not be operative until such time as both of The Telegraph and Southam shall be Restricted Subsidiaries).

     "Opinion of Counsel" means a written opinion of counsel, in form and substance reasonably satisfactory to the Trustee, who may be counsel for Publishing or the Trustee, and who shall be reasonably acceptable to the Trustee, including but not limited to an Opinion of Independent Counsel.

     "Opinion of Independent Counsel" means a written opinion, in form and substance reasonably satisfactory to the Trustee, by someone who is not an employee or former employee of Publishing and who shall be reasonably acceptable to the Trustee.

     "Original Issue Discount Security" means (i) any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, and (ii) any other Security which is issued with "original issue discount" within the meaning of
Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Outstanding" when used with respect to Securities means, as of the date of determination, all Securities theretofore authenticated and delivered under the relevant Indenture, except:

          (a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (b) Securities, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore irrevocably deposited with the Trustee or any Paying Agent (other than Publishing) in trust or set aside and segregated in trust by Publishing (if Publishing shall act as its own Paying Agent) for the Holders of such Securities; provided, that if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to the relevant Indenture or provision therefor reasonably satisfactory to the Trustee has been made;

          (c) Securities, except to the extent provided in the provisions described above under "Defeasance or Covenant Defeasance"; and

          (d) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to the relevant Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee and Publishing proof reasonably satisfactory to each of them that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of Publishing; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Securities owned by Publishing or any other obligor upon the Securities or any Affiliate of Publishing or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Trustee actually knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not Publishing or any other obligor upon the Securities or any Affiliate of Publishing or such other obligor.

     "Pari Passu Indebtedness" means (i) in the case of the Senior Indenture, any Indebtedness of Publishing that is pari passu in right of payment with the Senior Securities and (ii) in the case of the Senior Subordinated Indenture, Indebtedness of Publishing that is pari passu with the Senior Subordinated Securities.

     "Permitted Indebtedness" means the following:

          (i) Indebtedness of Publishing or Foreign Subsidiary Indebtedness under the New Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $150 million, and once both of The Telegraph and Southam are Restricted Subsidiaries, $250 million and, once the Hollinger Inc. Transaction closes, $475 million; provided, however, that Indebtedness under the New Bank Credit Facility may not be Incurred under this paragraph for purposes of purchasing or otherwise acquiring the Capital Stock or a substantial portion of the assets of another Person (including the minority interest in Southam but excluding acquisitions of inventory, equipment and similar assets in the ordinary course of business) unless, immediately after giving effect to such transaction on a pro forma basis, Publishing could Incur $1.00 additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant in the relevant Indenture;

          (ii) Once Southam is a Restricted Subsidiary and until such time as Southam is not a Public Entity, Indebtedness of Southam; provided that the Southam Cash Flow Ratio for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period is not greater than 4.0:1.0 (for purposes of determining the Southam Cash Flow Ratio for any period, pro forma effect shall be given to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by Southam or any of its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period; (iii) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and (iv) any acquisition or disposition by Southam or any of its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, as if such acquisition or disposition had been consummated on the first day of such four-quarter period); provided, however, that Southam may not Incur Indebtedness under this paragraph for purposes of purchasing or otherwise acquiring the Capital Stock or a substantial portion of the assets of another Person (including the minority interest in Southam but excluding acquisitions of inventory, equipment and similar assets in the ordinary course of business) unless, immediately after giving effect to such transaction on a pro forma basis, Publishing could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant in the relevant Indenture;

          (iii) guarantees by, and Liens on the property of, any Restricted Subsidiary guaranteeing or securing Indebtedness of Publishing or Foreign Subsidiary Indebtedness under the New Bank Credit Facility and, provided that both of The Telegraph and Southam are Restricted Subsidiaries, guarantees of and Liens securing the FDTH Credit Facility, which guarantees or Liens are in existence on the Issue Date or the date upon which they became Restricted Subsidiaries or guarantees that are otherwise permitted under the "Limitation on Issuances of Guarantees of Indebtedness" covenant in the relevant Indenture;

          (iv) Indebtedness of Publishing pursuant to the Senior Securities or the Senior Subordinated Securities issued on the date of the relevant Indenture and Indebtedness of any Restricted Subsidiary constituting a Guarantee of any such Securities;

          (v) Indebtedness of Publishing or any Restricted Subsidiary outstanding on the date of the relevant Indenture and listed on a schedule to the relevant Indenture;

          (vi) Indebtedness (a) of Publishing owing to a Wholly Owned Restricted Subsidiary or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary, or (b) of a Wholly Owned Restricted Subsidiary owing to Publishing or another Wholly Owned Restricted Subsidiary or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary owing to another Restricted Subsidiary or Publishing; provided that any such Indebtedness is made pursuant to an intercompany note setting forth the principal amount, interest rate and payment dates, the maturity or similar terms and, in the case of Indebtedness of Publishing owing to a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary, as the case may be, is subordinated in right of payment from and after such time as the Securities shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of Publishing's obligations under the Notes; provided further that (x) any disposition, pledge or transfer of any such Indebtedness to a Person (other than (A) to Publishing or a Wholly Owned Restricted Subsidiary or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary or (B) a pledge of such Indebtedness to secure Indebtedness existing at such time under, and pursuant to the terms of, the New Bank Credit Facility or the AP-91 Senior Notes and, provided that both of The Telegraph and Southam are Restricted Subsidiaries, the FDTH Credit Facility and the Southam credit facilities existing on January 1, 1997, as amended) will be deemed to be an Incurrence of such Indebtedness by the obligor not permitted by this clause (vi) and
     (y) any transaction pursuant to which any Wholly Owned Restricted Subsidiary or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary, that has Indebtedness owing to Publishing or any other Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, any other Restricted Subsidiary), ceases to be a Wholly Owned Restricted Subsidiary or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary, will be deemed to be the Incurrence of Indebtedness by Publishing or such other Restricted Subsidiary that is not permitted by this clause (vi);

          (vii) obligations of Publishing or any Restricted Subsidiary pursuant to Interest Rate Agreements or Currency Agreements designed to protect Publishing or any Restricted Subsidiary against fluctuations in interest rates or currency exchange rates in respect of Indebtedness of Publishing or any of its Restricted Subsidiaries or changes in dividend rates in respect of preference shares of DTH, the notional amount of which (in the case of Interest Rate Agreements) and the notional or exchange amount of which (in the case of Currency Agreements) do not exceed the aggregate principal amount of such Indebtedness or of such preference shares of DTH, as the case may be;

          (viii) guarantees by Restricted Subsidiaries of Senior Indebtedness (in the case of the Senior Subordinated Indenture) or Pari Passu Indebtedness (in the case of the Senior Indenture) of Publishing otherwise permitted to be Incurred in accordance with the "Limitation on Indebtedness" covenant in the relevant Indenture;

          (ix) Indebtedness of Publishing or a Restricted Subsidiary Incurred to finance a new printing plant for the Chicago Sun-Times and the liabilities directly associated therewith (collectively, the "CST Printing Plant") in an aggregate amount not in excess of the lesser of (x) $75,000,000 and (y) the aggregate amount needed to finance the CST Printing Plant and associated financing costs;

          (x) letter of credit reimbursement obligations Incurred by Publishing or a Restricted Subsidiary in the ordinary course of business to support workers' compensation insurance obligations to the extent that such obligations are recorded on the balance sheet of the issuer;

          (xi) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness Incurred pursuant to the ratio test set forth in paragraph (a) of the

     "Limitation on Indebtedness" covenant or described in paragraphs (ii),
     (iii), (iv), (v), (viii), (ix) and (xii) of this definition of "Permitted Indebtedness" by Publishing or by the obligor of such Permitted Indebtedness, including any successive refinancings, so long as (x) such refinancing does not increase the aggregate principal amount of Indebtedness represented thereby and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness and (y) any such refinancing Indebtedness shall not be senior in right at payment to the Indebtedness so refinanced;

          (xii) provided that both of The Telegraph and Southam are Restricted Subsidiaries, Indebtedness of Publishing or any Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed $25 million in respect of purchase money obligations, provided such Indebtedness (a) is Incurred within 180 days of the purchase of the relevant assets, (b) does not exceed the actual purchase price of such assets and (c) any related Liens do not extend to any assets other than those being purchased; and

          (xiii) provided that both of The Telegraph and Southam are Restricted Subsidiaries, Indebtedness of Publishing or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $10 million.

     "Permitted Investment" means any of the following provided that, in the case of clauses (vii), (viii),(ix), (x), (xi) and (xii), (a) no Default or Event of Default shall have occurred and be continuing, (b) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right and (c) immediately before and immediately after giving effect to such Investment, on a pro forma basis, Publishing could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant in the relevant Indenture:

          (i) Investments in any Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary) or Publishing or Investments in a Person, if as a result of such Investment (A) such Person becomes a Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary), or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Publishing or any Wholly Owned Restricted Subsidiary (or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary);

          (ii) Investments in the Securities;

          (iii) Indebtedness owing to a Wholly Owned Restricted Subsidiary or, provided that both of The Telegraph and Southam are Restricted Subsidiaries, a Restricted Subsidiary, in each case as described under clause (vi) of the definition of "Permitted Indebtedness";

          (iv) Temporary Cash Investments;

          (v) Investments acquired by Publishing or any Subsidiary in connection with an Asset Sale permitted under the "Limitation on Sale of Assets" covenant in the relevant Indenture to the extent such Investments are non-cash consideration as permitted under such covenant;

          (vi) Investments in existence on the date of the relevant Indenture;

          (vii) Investments in or in Persons owning Newspaper Business or Media Business assets (including investments in Unrestricted Subsidiaries but excluding Investments in Affiliates that control Publishing) in an aggregate amount following the date of the relevant Indenture not in excess of the greater of (i) $40,000,000 or (ii) 25% of the aggregate cumulative cash dividends or distributions received by Publishing and its Restricted Subsidiaries from any of Publishing's Unrestricted Subsidiaries received during the period (treated as a single accounting period) after the date of the relevant Indenture and prior to the date of the Permitted Investment; provided, however, that for purposes of this clause, cash dividends or distributions shall not include the Southam Dividend Amount or any cash dividends or distributions received by Publishing or any Wholly Owned Restricted Subsidiary in accordance with clause (vii) of paragraph (b) of the "Limitation on Restricted Payments" covenant in the relevant Indenture;

          (viii) provided that The Telegraph is a Restricted Subsidiary, Investments in West Ferry Printers and Trafford Park Printers to cover The Telegraph's share of operating losses associated with the printing of newspapers and to finance capital expenditures related to the printing business; provided that, at the time of any such Investment, neither West Ferry Printers nor Trafford Park Printers shall be engaged in any business other than the business of printing newspapers, periodicals and similar media;

          (ix) Investments by Southam in Newspaper Businesses and Media Businesses in Canada; provided that (i) Southam is at the time a Restricted Subsidiary, (ii) Southam is at the time a Public Entity, and (iii) the Investment is not made in an Affiliate of Southam (other than a Subsidiary of Southam); and provided further that, unless such Investment by Southam otherwise qualifies as a Permitted Investment under this definition (other than pursuant to this clause (x)), such Investment will constitute a Restricted Payment under the "Limitation on Restricted Payments" covenant in the relevant Indenture;

          (x) Investments by DTH or FDTH in Argsub Preferred, provided that (x) the issuer of such Argsub Preferred simultaneously makes an Investment in Mirror Preferred of DTH or FDTH, as the case may be, in an equivalent amount and (y) such Mirror Preferred continues to qualify as such under the definition thereof; and

          (xi) in addition to the Investments described in clauses (i) through
     (xi) of this definition of "Permitted Investments," Investments in any Restricted Subsidiary, Unrestricted Subsidiary or in any joint venture or other entity in an amount not to exceed $10,000,000 in the aggregate since the date of the relevant Indenture; provided that so long as The Telegraph is a Restricted Subsidiary, the loan of $6,000,000 from Publishing to FDTH prior to the time The Telegraph became a Restricted Subsidiary shall not count against the $10,000,000 amount provided for in this clause (xii).

     "Permitted Real Estate Sale" means any Asset Sale not involving an Affiliate of Publishing consisting of the sale of any printing or distribution facility (including the associated real property and the improvements and fixtures forming a part thereof) (other than the CST Real Estate) formerly used by Publishing or a Restricted Subsidiary in the production of newspapers and related publications (or acquired by one of them as part of the acquisition of a Newspaper Business whether or not used by Publishing) and that after such Asset Sale will not be used for the production of any newspaper or related publication of Publishing or a Restricted Subsidiary, provided that the aggregate value (as determined by the Board of Directors of Publishing) of all such Asset Sales completed within any twelve-month period shall not exceed $5,000,000 (it being understood that this definition does not include, among other things, any Asset Sale consisting of the sale of any printing or distribution facility in connection with the sale by Publishing or any Restricted Subsidiary of any Newspaper Business).

     "Permitted Subsidiary Indebtedness" means Indebtedness of the Restricted Subsidiaries, taken as a whole, with an aggregate principal amount outstanding (calculated exclusive of the AP-91 Senior Notes) not in excess of the greater of
(x) $40,000,000 and (y) 10% of Consolidated Tangible Assets measured as of the most recent fiscal quarter.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person; provided that this definition shall not include Mirror Preferred provided that such Mirror Preferred continues to qualify as such under the definition thereof.

     "Public Debt" means any notes, bonds or debentures or other evidence of Indebtedness issued in the public markets or the market for securities sold pursuant to Rule 144A under the Securities Act of 1933.

     "Public Entity" means an entity (x) in which the equity interest of the Company and its Affiliates does not exceed 80%, (y) in which the market value of the Capital Stock held by non-affiliates exceeds $100,000,000, and (z) the Capital Stock of which is traded on a recognized national securities exchange in the United States or a prescribed securities exchange in Canada.

     "Publishing" means Hollinger International Publishing Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the provisions described above under "Consolidation, Merger, Sale of Assets" and thereafter "Publishing" shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317 as they are applicable to Publishing, the term "Publishing" shall include any other obligor with respect to the Securities for purposes of complying with such provisions, including any Guarantor.

     "Publishing Request" or "Publishing Order" means a written request or order signed in the name of Publishing by any one of its Chairman of the Board, its Vice Chairman, its President or a Vice President (regardless of Vice Presidential designation), and by any one of its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and in form and substance reasonably satisfactory to the Trustee and delivered to the Trustee.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Rating Agency" means Standard & Poor's Corporation and its successors ("S&P"), and Moody's Investors Service, Inc. and its successors ("Moody's"), or if S&P and Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized United States statistical rating agency or agencies, substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" is defined in the Indenture as each major rating category symbolized by (a) in the case of S&P, AAA, AA, A, BBB, BB, B, CCC, CC and C and each such Rating Category shall include pluses or minuses ("gradations") modifying such capital letters; and (b) in the case of Moody's, Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C and each such Rating Category shall include added numerals such as 1, 2 or 3 ("gradations") modifying such letters.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof; provided that this definition shall not include Mirror Preferred provided that such Mirror Preferred continues to qualify as such under the definition thereof.

     "Restricted Subsidiary" means, initially, each Subsidiary of Publishing existing on the date of the Indenture, other than DTH and its Subsidiaries, and any other Subsidiary designated from time to time by the Board of Directors of Publishing as a "Restricted Subsidiary" in accordance with the "Restricted Subsidiaries" covenant of the Indenture.

     "Restricted Subsidiary Guarantor" means each Subsidiary of Publishing that is required to issue a Guarantee of the Securities under the terms of the Indenture.

     "Scheme of Arrangement" means the acquisition by FDTH of the publicly held shares in The Telegraph not owned by FDTH or any of its Affiliates effected by way of a "Scheme of Arrangement" under Section 425 of the Companies Act 1985 of England.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series" means any series of debentures, notes, bonds or other evidence of Indebtedness issued pursuant to either of the Indentures.

     "Series A Preferred Shares" means the Series A Redeemable Convertible Preferred Stock of the Company, as in effect on the date of the relevant Indenture.

     "Services Agreement" means the Services Agreement dated as of February 7, 1996, as amended in connection with the 9 1/4% Notes offering, among the Company, Publishing and Hollinger Inc., and as the same may be further amended in accordance with the terms of the relevant Indenture.

     "Southam Cash Flow" means, for any period, an amount equal to the Southam Net Income for such period, plus, to the extent deducted in calculating such Southam Net Income, (a) interest expense and other financing costs and expenses,
(b) dividends paid on any Preferred Stock of Restricted Subsidiaries of Southam to the extent such Preferred Stock is included as Indebtedness in the calculation of the Southam

Cash Flow Ratio, (c) depreciation and amortization, and (d) all taxes, whether or not deferred, applicable to such period.

     For purposes of calculating Southam Cash Flow for the four fiscal quarters most recently completed prior to any date on which an action is taken that requires a calculation of the Southam Cash Flow Ratio, (a) any Person that is a Restricted Subsidiary of Southam on such date (or would become a Restricted Subsidiary of Southam in connection with the transaction that requires the determination of such ratio) shall be deemed to have been a Restricted Subsidiary of Southam at all times during such period, (b) any Person that is not a Restricted Subsidiary of Southam on such date (or would cease to be a Restricted Subsidiary of Southam in connection with the transaction that requires the determination of such ratio) shall be deemed not to have been a Restricted Subsidiary of Southam at any time during such period;(c)if Southam or any of its Restricted Subsidiaries shall have in any manner acquired or disposed of any operating business during or subsequent to such period, such calculation shall be made on a pro forma basis on the assumption that such acquisition or disposition has been completed on the first day of such period; and (d) in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of Publishing's Consolidated Cash Flow Ratio shall be made on a pro forma basis on the assumption that the percentage of Publishing's common equity interest in such Restricted Subsidiary on the first day of such period was equivalent to its common equity interest on the date of the determination (it being understood, in the case of the foregoing clause (c), that if such pro forma calculations have been made in accordance with Regulation S-X under the Exchange Act, such method of calculation (but not necessarily the adjustments) shall be presumed to be acceptable).

     "Southam Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of Southam and its Restricted Subsidiaries outstanding as at such date to (ii) the Southam Cash Flow (determined on a Consolidated basis for Southam and its Restricted Subsidiaries) for the most recently completed period of four consecutive fiscal quarters of Southam, provided that once Southam is a Restricted Subsidiary, for the purpose of determining the Southam Cash Flow Ratio, the Indebtedness and Southam Cash Flow of Restricted Subsidiaries of Southam that are not Wholly Owned Restricted Subsidiaries of Southam shall be determined in accordance with the actual percentage of Southam's common equity interest in such Restricted Subsidiary on the date of determination of the Southam Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary of Southam in which Southam owns a 51% common equity interest, 51% each of such Restricted Subsidiary's Indebtedness and Southam Cash Flow would be included in the calculation of Southam's aggregate Indebtedness and the aggregate Southam Cash Flow, respectively).

     "Southam Dividend Amount" means the lesser of (x) the aggregate amount paid or payable by the Guarantor since the date of original issuance of the Notes in respect of regularly scheduled periodic dividends on the Series A Preferred and
(y) the aggregate amount of the Southam Interests Dividends received by Publishing since the date of original issuance of the Notes on account of its ownership interest (whether direct or indirect) in Southam.

     "Southam Interests" means 7,395,000 Southam common shares held by the Company or its subsidiaries; provided, however, that if Southam shall pay a dividend, or make a distribution, on its common shares in the form of capital stock of the same or another corporation, or subdivide its outstanding common shares into a greater number of common shares, or combine its outstanding common shares into a smaller number of common shares, or effect a reorganization or reclassification of its Capital Stock, or amalgamate, enter into an arrangement or consolidation or merge with or into another entity (other than an amalgamation, arrangement, consolidation or merger which does not result in a reclassification or change of the outstanding common shares of Southam), the "Southam Interests" shall thereafter include any securities distributed with respect to any such shares or into which any such shares shall be converted, changed or reclassified or for which any such shares shall be exchanged.

     "Southam Interests Dividend" means a dividend or other distribution paid on or with respect to the Southam Interests on or prior to the earlier of (i) the redemption date for the redemption of all the Series A Preferred Shares outstanding as of such redemption date or (ii) the date of final distribution to the holders of the Series A Preferred Shares of the full preferential amount provided under the terms thereof; provided, however, that the term "Southam Interests Dividend" does not mean or include (x) any part of any dividend or distribution that is payable otherwise than in cash or that constitutes an Extraordinary Cash Dividend as applied to the Southam Interests, or (y) any dividend or distribution on or with respect to the 7,395,000 Southam common shares held by the Company or its subsidiaries.

     "Southam-Linked Debentures" means the debentures of Hollinger Inc. in the original principal amount of Cdn.$125,000,000 due November 1, 1998.

     "Southam Net Income (or Loss)" means, for any period, the Consolidated net income (or loss (and treating a loss as a negative number)) of Southam and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by (a) excluding, without duplication, to the extent included in calculating such Consolidated net income (or loss), (i) all extraordinary gains and losses, (ii) the portion of consolidated net income (or loss) of Southam and its Restricted Subsidiaries allocable to Investments in unconsolidated Persons (other than Unrestricted Subsidiaries) to the extent that cash dividends or distributions have not actually been received by Southam or one of its Restricted Subsidiaries, (iii) the portion of Consolidated net income (or loss) of Southam and its Restricted Subsidiaries allocable to Southam's Unrestricted Subsidiaries (or to payments received therefrom), (iv) net income (or loss) of a Person combined with Southam or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (vi) aggregate net gains and losses (less all fees and expenses relating thereto) in respect of dispositions of assets (including without limitation sales of shares of Unrestricted Subsidiaries or unconsolidated Persons and non-cash writeoffs of assets (provided that there are no continuing cash expenses related to such writeoffs)) other than in the ordinary course of business, (vii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided, however, that the foregoing shall not apply to the restrictions permitted under clause
(iv) of the "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant in the relevant Indenture (to the extent such provision is applicable at the time of determination), (viii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued at any time following the date of the Indenture, (ix) any net gain from the collection of proceeds of life insurance policies, (x) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of Southam or one of its Restricted Subsidiaries, (xi) aggregate net gains or losses relating to foreign currency transactions or translations, (xii) redundancy costs relating to the permanent elimination of jobs, provided that the amount of such expenses are certified by Southam's independent accountants, and (b) subtracting, without duplication, the aggregate amount of dividends on Preferred Stock of Restricted Subsidiaries of Southam (i) to the extent such Preferred Stock is not equivalent to common stock for purposes of the payment of dividends and (ii) to the extent that such Preferred Stock is included as Indebtedness in the calculation of the Southam Cash Flow Ratio.

     "Stated Maturity," when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Subordinated Indebtedness" means (i) in the case of any person other than Publishing, Indebtedness of such person that is expressly subordinate in right of payment to any other Indebtedness of such Person pursuant to a written agreement, and (ii) in the case of Publishing, Indebtedness of Publishing that is expressly subordinate in right of payment to the Senior Securities, in the case of the Senior Indenture, or the Senior Subordinated Securities, in the case of the Senior Subordinated Indenture.

     "Subsidiary" means any Person a majority of the equity ownership of the Voting Stock of which is at the time owned, directly or indirectly, by Publishing or by one or more Subsidiaries, or by Publishing and one or more other Subsidiaries; provided that, notwithstanding the foregoing, (i) Southam will be a Subsidiary so long as a majority of the Voting Stock of Southam is held by a Person in which, directly or indirectly, (x) 50% of the Voting Stock is held by Publishing and the remainder is held by Hollinger Inc. and (y) 100% of the non-voting Capital Stock is held by Publishing, and
(ii) Hollinger Eastern will be a Subsidiary so long as 50% of its Voting Stock is held, directly or indirectly, by Publishing and the remainder is held, directly or indirectly, by Hollinger Inc.

     "Tax Sharing Agreement" means an agreement providing for the payment of amounts in lieu of income taxes among Publishing and other companies with which it forms a single consolidated tax group.

     "The Telegraph" means Telegraph Group Limited (formerly The Telegraph plc), a corporation under the laws of England.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, the Trustee or a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Restricted Subsidiary of Publishing) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts issued or offered by the Trustee or a domestic commercial bank having capital and surplus in excess of $500,000,000.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary, including any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the "Restricted Subsidiaries" covenant of the Indenture; provided, however, that a Person may not be designated as an Unrestricted Subsidiary unless (i) the creditors of such Person have no direct or indirect recourse (including, but not limited to, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to Publishing or a Restricted Subsidiary and (ii) a default by such Person on any of its Indebtedness will not result in, or permit any holder of Indebtedness of Publishing or a Restricted Subsidiary to declare, a default on such Indebtedness of Publishing or a Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the relevant Indenture.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares) of which are owned by Publishing or another Wholly Owned Restricted Subsidiary or, in the case of a Restricted Subsidiary of Southam, all the outstanding Capital Stock (other than directors' qualifying shares) of which are owned by Southam or another Wholly Owned Restricted Subsidiary of Southam.

     In addition, the Senior Subordinated Indenture contains the following definition.

     "Permitted Junior Securities" means, so long as the effect of any exclusion employing this definition is not to cause the Securities to be treated in (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Publishing or to its assets, or (b) any liquidation, dissolution or other winding up of Publishing, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of Publishing as part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to, the Senior Indebtedness, for any payment or distribution, debt or equity securities of Publishing or any successor corporation provided for by a plan of reorganization or readjustment that are subordinated at least to the same extent that the Securities are subordinated to the payment of all Senior Indebtedness then outstanding; provided that (1) if a new corporation results from such reorganization or readjustment, such corporation assumes any Senior Indebtedness not paid in full in cash or Cash Equivalents in connection with such reorganization or readjustment and (2) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement. Securities offered pursuant to a particular Prospectus Supplement are referred to herein as "Offered Securities."

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the Securities offered hereby will be passed upon for any underwriter, dealer or agent by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended) have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended);

     2. the Company's Proxy Statement for the Annual Meeting of Stockholders held May 28, 1996;

     3. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (as amended);

     4. the Company's Current Reports on Form 8-K dated February 7, 1996, April 24, 1996, August 7, 1996, December 11, 1996 (as amended on February 24, 1997), January 7, 1997 and February 28, 1997; and

     5. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and any Prospectus Supplement and prior to the termination of the offering made by this Prospectus and any Prospectus Supplement shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus and any Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus and any Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary, telephone number (312) 321-2299.

                      [This Page Intentionally Left Blank]

             ======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
              PROSPECTUS SUPPLEMENT
The Company..................................  S-1
The Offering................................. S-10
Use of Proceeds.............................. S-12
Capitalization............................... S-13
Unaudited Results of Operations for the
  Fourth Quarter and the Year 1996........... S-14
Unaudited Pro Forma Consolidated Financial
  Information................................ S-15
Summary Financial Information................ S-20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................. S-24
Certain Information Concerning Southam....... S-36
Certain Information Concerning Canadian
  Newspapers to be Acquired from Hollinger
  Inc. ...................................... S-38
Description of Offered Notes................. S-40
Underwriting................................. S-43
                    PROSPECTUS
The Company..................................    3
Risk Factors.................................    5
Use of Proceeds..............................   12
Ratio of Earnings to Fixed Charges...........   12
Description of Debt Securities...............   13
Plan of Distribution.........................   64
Legal Matters................................   64
Experts......................................   65
Available Information........................   65
Incorporation of Certain Documents by
  Reference..................................   65

             ======================================================
             ======================================================

                                  $550,000,000

                       HOLLINGER INTERNATIONAL INC. LOGO

                                  $260,000,000
                              8 5/8% SENIOR NOTES
                                    DUE 2005

                                  $290,000,000
                        9 1/4% SENIOR SUBORDINATED NOTES
                                    DUE 2007

                      ------------------------------------

                             PROSPECTUS SUPPLEMENT

                      ------------------------------------
                       Underwriters for the Senior Notes

                              MERRILL LYNCH & CO.
                        CIBC WOOD GUNDY SECURITIES CORP.
                             SCOTIA CAPITAL MARKETS
                                 TD SECURITIES

                          Underwriters for the Senior
                               Subordinated Notes

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                 TD SECURITIES
                            BEAR, STEARNS & CO. INC.
                        CIBC WOOD GUNDY SECURITIES CORP.

                                 MARCH 12, 1997

             ======================================================